PROSPECTUS                                      Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-138977

                  [GRAPHIC OMITTED] ELECTRONIC SENSOR TECHNOLOGY

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                        19,906,669 SHARES OF COMMON STOCK

     This prospectus is part of a registration statement on Form SB-2 that we filed with the Securities and Exchange Commission. Under this registration statement, the holders of the warrants and the debentures described below may upon exercise of such warrants and upon conversion of such debentures, offer for resale up to a total of 19,906,669 shares of common stock at any time at market prices prevailing at the time of the sale or at privately negotiated prices. The selling security holders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

     The 19,906,669 shares of common stock that may be sold by selling security holders pursuant to this registration statement consist of:

     o 4,137,260 shares of common stock of Electronic Sensor Technology, Inc. (formerly Bluestone Ventures Inc.), par value $.001 per share, which include 20% of shares underlying 8% unsecured convertible debentures due December 7, 2009, which were issued in a private offering on December 7, 2005 and shares that, at our option, may be used to pay interest on the debentures; and

     o 15,769,409 shares of common stock , which include 130% of shares underlying five-year warrants issued in a private offering on December 7, 2005.

     We have agreed to register the foregoing shares of common stock in order to facilitate secondary trading by the holders of the aforementioned debentures and warrants.

     Our common stock is quoted on the OTC bulletin board under the symbol "ESNR.OB".

     INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    This prospectus is dated November 9, 2007

     In making your investment decision, you should rely only on the information contained in this prospectus and in each prospectus supplement, if any. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                TABLE OF CONTENTS
                                                                            Page


     Prospectus Summary........................................................1
     Risk Factors..............................................................2
     Use of Proceeds...........................................................8
     Determination of Offering Price...........................................8
     Selling Security Holders..................................................8
     Plan of Distribution.....................................................10
     Legal Proceedings........................................................11
     Directors, Executive Officers and Control Persons........................12
     Security Ownership of Certain Beneficial Owners and Management...........14
     Description of Securities................................................17
     Interest of Named Experts and Counsel....................................18
     Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities..............................................18
     Description of Business..................................................18
     Management's Discussion and Analysis of Financial Condition
      and Results of Operations...............................................26
     Description of Property..................................................33
     Certain Relationships and Related Transactions...........................33
     Market for Common Equity and Related Stockholder Matters.................35
     Executive Compensation...................................................37
     Financial Statements.....................................................44
     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure................................................45
     Where You Can Find More Information......................................45
     Special Note of Caution Regarding Forward-Looking Statements.............46
     Legal Matters............................................................46
     Experts..................................................................46


                                       (i)

                               PROSPECTUS SUMMARY

     This summary highlights information described more fully elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our audited and unaudited financial statements and the notes to those financial statements, which are included in this prospectus.

OVERVIEW OF THE COMPANY

     Electronic Sensor Technology is engaged in the development, manufacture, and sale of a patented product called zNose(R), a device designed to detect and analyze chemical odors and vapors, or, in other words, an electronic "nose." The zNose(R) identifies the chemical makeup of any fragrance, vapor or odor. The zNose(R) does this by creating a visual image of the fragrance, vapor or odor that it detects, so that the user of the zNose(R) may easily identify the fragrance, vapor or odor. We are involved in ongoing product research and development efforts in the homeland security and laboratory instrumentation markets.

     Electronic Sensor Technology was originally incorporated under the name "Bluestone Ventures Inc.", on July 12, 2000. From inception until February 1, 2005, we were engaged in the business of acquiring, exploring and developing certain mining properties in Canada. On January 26, 2005, a transaction closed whereby:

     (i) Amerasia Acquisition Corp., a wholly-owned subsidiary of Bluestone, merged with and into Amerasia Technology, Inc., holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P. (the predecessor business of Electronic Sensor Technology, Inc.), such that Amerasia Technology became a wholly-owned subsidiary of Bluestone;

     (ii) L&G Acquisition Corp., a wholly owned subsidiary of Bluestone, merged with and into L&G Sensor Technology, L.P., holder of approximately 45% of the partnership interests of Electronic Sensor Technology, L.P., such that L&G Sensor Technology became a wholly-owned subsidiary of Bluestone;

     (iii) as a result of the merger of (i) and (ii), Bluestone indirectly acquired all of the partnership interests of Electronic Sensor Technology, L.P.; and

     (iv) Bluestone issued 20,000,000 shares of its common stock to the shareholders of Amerasia Technology and L&G Sensor Technology.

     Upon the acquisition of Electronic Sensor Technology, L.P., we abandoned our mining business and adopted Electronic Sensor Technology, L.P.'s business of developing, manufacturing and selling the vapor analysis device. Prior to the closing of the aforementioned mergers, we changed our name to "Electronic Sensor Technology, Inc."

     Electronic Sensor Technology's executive offices are located at 1077 Business Center Circle, Newbury Park, California 91320, telephone: (805) 480-1994.

THE OFFERING

Issuer....................   Electronic Sensor Technology, Inc.

Securities Offered........   19,906,669 shares of common stock, par value $.001.

Use of Proceeds...........   We will not receive any proceeds from the resale by
                             the selling security holders of the common stock registered pursuant to this registration statement.

SUMMARY FINANCIAL DATA

     The financial data set forth below under the captions "Results of Operations Data" and "Balance Sheet Data" for the years ended December 31, 2006 and December 31, 2005 and as of December 31, 2006, respectively, are derived from our financial statements, included elsewhere in this prospectus, audited by Sherb & Co., LLP, independent public accountants. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All statistical data set forth herein is unaudited.

                           RESULTS OF OPERATIONS DATA


                                                                                                     Nine Months Ended
                                                             Year Ended December 31,                   September 30,
                                                       ----------------------------------    ----------------------------------
                                                             2006              2005               2007                2006
                                                       ---------------    ---------------    ---------------    ---------------
                                                                                               (unaudited)        (unaudited)
Revenues............................................   $     2,180,208    $     2,122,349    $     1,691,715    $     1,549,757
Cost of sales.......................................         1,085,056          1,302,602            891,798            731,466
Gross profit........................................         1,095,152            819,747            799,917            818,291
Operating expenses..................................         3,512,590          2,902,089          2,525,885          2,677,495
Net operating loss..................................        (2,417,438)        (2,082,342)        (1,725,968)        (1,859,204)
Other income and (expense)..........................          (394,552)         4,861,318         (1,645,809)          (693,559)
Net income (loss)...................................        (2,811,990)         2,778,976         (3,371,777)        (2,552,763)
Earning (loss) per common share, basic..............             (0.05)              0.05              (0.06)             (0.05)
Weighted average number of common shares, basic.....        54,166,872         53,636,560         54,307,255         54,164,569
Loss per common share, diluted......................             (0.10)             (0.04)             (0.06)             (0.07)
Weighted average number of common shares, diluted...        54,166,872         53,636,560         54,307,255         54,164,569


                               BALANCE SHEET DATA


                                    December 31, 2006        September 30, 2007
                                   -------------------    -----------------------
                                                              (unaudited)
Working capital (deficit) ......   $          (140,962)    $           (3,787,055)
Total assets ...................             4,451,216                  2,745,947
Total liabilities ..............             6,379,835                  7,812,303
Stockholders' equity (deficit)..            (1,928,619)                (5,066,356)


                                  RISK FACTORS

     You should carefully consider each of the following risk factors, as well as the other information contained elsewhere in this prospectus before deciding to purchase any of our common stock. We face risks other than those listed here, but at present consider such risks immaterial. We may also face additional risks which are unknown to us at this time. Because of the following factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

RISKS RELATED TO OUR COMPANY


OUR CASH FLOW MAY NOT BE SUFFICIENT TO FUND OPERATIONS AND, AS A RESULT, WE COULD BE DEPENDENT ON FUTURE FINANCING, WHICH MAY NOT BE AVAILABLE.

     Our current cash balance is not expected to be adequate to fund operations beyond the first quarter of 2008. As such, we are actively seeking additional funding to provide necessary working capital for our operations and implementation of our business strategy of creating a sales and marketing staff and increasing distribution channels for the marketing, advertising and selling of the zNose(R) family of chemical detection products, introducing new products, improving existing product lines and developing a strong corporate infrastructure. There can be no assurance that any financing will be available through any bank borrowings, debt or equity offerings, or otherwise, on acceptable terms, or at all. If we are unable to obtain future financing, on terms acceptable to us, this may pose a significant risk to our liquidity and ability to meet operational and other cash requirements.

WE HAVE A SIGNIFICANT ACCUMULATED DEFICIT AND WE MAY NEVER ACHIEVE
PROFITABILITY.

     We have incurred significant net losses nearly every year since our inception, including net losses in 2006. These losses have resulted principally from expenses incurred in our research and development programs and general and administrative expenses. We have also incurred non-cash expenses related to the recognition of derivative liabilities. To date, we have not generated significant recurring revenues. Our limited revenues that derive from sales of the zNose(R) product have not been and may not be sufficient to sustain our operations. We anticipate that we will continue to incur substantial operating losses based on projected sales revenues less manufacturing, general and administrative and other operating costs for the next twelve months. We expect that our revenues will not be sufficient to sustain our operations for the near term, notwithstanding any anticipated revenues we may receive when our vapor detection products obtain increased visibility in our markets, due to the significant costs associated with the development and marketing of our products. No assurances can be given when we will ever be profitable.

     We expect to continue to experience losses until the time, if ever, when we are able to sell products sufficient to generate revenues adequate to support our operations. If we fail to become profitable, we may be forced to cease operations.

OUR LIMITED MANUFACTURING EXPERIENCE AND CAPACITY MAY LIMIT OUR ABILITY TO GROW OUR REVENUES.

     To be successful, we must manufacture our products in compliance with industry standards and on a timely basis, while maintaining product quality and acceptable manufacturing costs. We also currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our vapor detection and analysis technology. We do not have agreements with our suppliers. Our manufacturing strategy presents the following risks:

     o delays in the quantities needed for product development could delay commercialization of our products in development;

     o if market demand for our products increases suddenly, our current suppliers might not be able to fulfill our commercial needs, which would require us to seek new supply arrangements and may result in substantial delays in meeting market demand; and

     o we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

     Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to effectively sell our products.

WE FACE SIGNIFICANT COMPETITION AND OUR BUSINESS AND FINANCIAL RESULTS COULD SUFFER FROM COMPETITION.

     While we are unaware of any competitor that has created a vapor analysis device similar to the zNose(R), there are companies that offer products and services that compete with the zNose(R) in our markets. We believe that manufacturers of x-rays, ion mobility spectrometers, and other electronic noses compete with us in the security-related markets. In the markets for instruments that analyze chemicals, we compete with many manufacturers including Perkin-Elmer (NYSE: PKI), Agilent Technologies (NYSE: A) and Varian, Inc. (NASDAQ: VARI). Many of our existing and potential competitors have longer operating histories, greater experience, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Because of their greater resources, our competitors are able to undertake more extensive marketing campaigns for their products and services, and make more attractive offers to potential employees, strategic partners, and others. We may not be able to compete successfully against our current or future competitors and our business and financial results could suffer from such competition.

IF OUR PRODUCTS DO NOT ACHIEVE A SIGNIFICANT LEVEL OF MARKET ACCEPTANCE, IT IS HIGHLY UNLIKELY THAT WE EVER WILL BECOME PROFITABLE.

     To our knowledge, electronic nose technology, and our zNose(R) product, has yet to receive widespread market acceptance in the markets we are focused on. The commercial success of our current and future products will depend upon the adoption of our zNose(R) technology by our customers. In order to be successful, our future products must meet the technical and cost requirements for the markets we intend to penetrate. Market acceptance will depend on many factors, including:

     o    our ability to convince potential customers to adopt our products;

     o the willingness and ability of potential customers to adopt our products;

     o    our ability to sell and service sufficient quantities of our products;
          and

     o new, advanced technology offered by other companies which compete with our products.

     Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve a significant level of market acceptance, demand for our future products will not develop as expected and it is highly unlikely that we ever will become profitable.

OTHER COMPANIES COULD CREATE A TECHNOLOGY WHICH COMPETES EFFECTIVELY WITH OUR ZNOSE(R) TECHNOLOGY, AND WE MAY BE UNABLE TO MAINTAIN OUR EXISTING, OR CAPTURE ADDITIONAL, MARKET SHARE IN OUR MARKETS.

     Based upon our review of the industry, we are unaware of any company today that markets a technology which is similar to our zNose(R) technology. Nonetheless, our intended markets generally are dominated by very large corporations (or their subsidiaries), which have greater access to capital, manpower, technical expertise, distribution channels and other elements which would give them a competitive advantage over us were they to begin to compete directly against us. It is possible that these and other competitors may implement new, advanced technologies before we are able to, allowing them to provide more effective products at more competitive prices. Any number of future technological developments could:

     o    adversely impact our competitive position;

     o    require write-downs of obsolete technology;

     o require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or

     o require significant capital expenditures beyond those currently contemplated.

     We cannot assure investors that we will be able to achieve the technological advances to remain competitive and profitable, that new products and services will be developed and manufactured on schedule or on a cost-effective basis, that anticipated markets will exist or develop for new products or services, or that any marketed product will not become technologically obsolete.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES, AND FAILURE TO RETAIN AND ATTRACT QUALIFIED PERSONNEL COULD SUBSTANTIALLY HARM OUR BUSINESS.

     We believe that our future success will depend in large part on our ability to attract and retain highly skilled engineering, sales and marketing and management personnel. If we are unable to hire the necessary personnel, the development of our business will likely be delayed or prevented. Competition for these highly skilled employees is intense. As a result, we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.

WE ARE DEPENDENT UPON A MAJOR CUSTOMER FOR A LARGE PERCENTAGE OF OUR SALES AND ANY CHANGES TO THAT CUSTOMER'S BUSINESS OR OUR RELATIONSHIP WITH THAT CUSTOMER COULD HAVE A SUBSTANTIAL EFFECT ON OUR SALES AND REVENUE.

     Our largest customer is Beijing R&D Technology Co., Ltd., which is our exclusive distributor in China. During the fiscal year ending December 31, 2006, purchases by Beijing R&D Technology accounted for $918,166, or approximately 42% of our total sales. We expect that in the upcoming fiscal year, Beijing R&D Technology will continue to account for a large percentage of our total sales. If Beijing R&D Technology experiences any changes in its business that affect its level of purchases from Electronic Sensor Technology, or if there is any change in the business relationship between Beijing R&D Technology and Electronic Sensor Technology leading to a decrease in its level of purchases from Electronic Sensor Technology, our sales and revenues could substantially decrease.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     The protection of our intellectual property, including our patents and other proprietary rights, is important to our success and our competitive position. Accordingly, we devote substantial resources to the maintenance and protection of intellectual property through various methods such as patents and patent applications, trademarks, copyrights, confidentiality and non-disclosure agreements. We also rely on trade secrets, proprietary methodologies and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees. However, it is possible that these agreements may be breached and that the available remedies for any breach will not be sufficient to compensate us for damages incurred.

     We currently have four patents in the United States and patents in various foreign countries. There can be no assurance that the patents that we hold will protect us from competition from third parties with similar technologies or products, as it is possible that third parties may be able to develop similar technologies or products without necessarily infringing on the patents that we currently hold. Moreover, we cannot assure you that others will not assert rights in, or ownership of, patents and other proprietary rights we may establish or acquire or that we will be able to successfully resolve such conflicts. We do not have reason to believe that our current patents are at great risk of being challenged, however, due to the nature and complexity of our technology, we cannot assure you that any patents issued to us will not be challenged, invalidated or circumvented or that the rights granted under these patents will provide a competitive advantage to us. Moreover, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and we could experience various obstacles and high costs in protecting our intellectual property rights in foreign countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our intellectual property.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

OUR STOCK PRICE IS SUBJECT TO EXTREME VOLATILITY.

     The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in our quarterly operating results, announcements of technological innovations, announcements of significant new orders or cancellation of significant orders, or new products by Electronic Sensor Technology or its competitors, changes in financial estimates by securities analysts, conditions or trends in the analytic instrumentation markets, changes in the market valuations of other security-detection oriented companies, announcements by Electronic Sensor Technology or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of common stock or other securities of Electronic Sensor Technology in the open market and other events or factors, many of which are beyond our control.

THERE IS NO ESTABLISHED TRADING MARKET FOR OUR SHARES OF COMMON STOCK. THE LIQUIDITY OF OUR COMMON STOCK WILL BE AFFECTED BY ITS LIMITED TRADING MARKET.

     Bid and ask prices for our common stock are quoted on the Over-the-Counter Bulletin Board under the symbol "ESNR.OB." There is currently no broadly followed, established trading market for our common stock. An established trading market for our shares may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our shares. Prior to the consummation of the merger in February 2005, we had no reported trading volume in our common stock. Since then, we have had sporadic reported trading in our shares. As a result of this sporadic trading activity, the quoted price for our common stock on the Over-the-Counter Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

IF AND WHEN A TRADING MARKET FOR OUR COMMON STOCK DEVELOPS, BECAUSE WE ARE A TECHNOLOGY COMPANY, WE EXPECT THAT THE TRADING PRICES WILL BE EXTREMELY VOLATILE.

     The trading prices of technology company stocks in general tend to experience extreme price fluctuations. The valuations of many technology companies without consistent product revenues or earnings, if any, are not based on conventional valuation standards such as price to earnings and price to sales ratios. Any negative change in the public's perception of the prospects of technology companies could depress our stock price regardless of our results of operations if a trading market for our stock develops. In addition, our stock price could be subject to wide fluctuations in response to factors including, but not limited to, the following:

     o announcements of new technological innovations or new products by us or our competitors;

     o    conditions or trends in the sensor technology industry;

     o    changes in the market valuations of other technology companies;

     o developments in domestic and international governmental policy or regulations that affect the technology utilized in our products;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o developments in patent or other proprietary rights held by us or by others; or

     o    loss or expiration of our intellectual property rights.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE THE OWNERSHIP INTERESTS OF OUR SHAREHOLDERS.


     We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, and investors may experience significant dilution in the net book value per share of our common stock.


     In addition, under our articles of incorporation, our Board of Directors is authorized to issue, without obtaining shareholder approval, shares of preferred stock having the rights, privileges and designations as determined by the Board of Directors. Therefore, the Board of Directors could issue shares of preferred stock that would have preferential liquidation, distribution, voting, dividend or other rights, which would be superior to the rights of common stockholders.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE, AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     Sales of a significant number of shares of our common stock in the open market could harm the market price of our common stock. A reduced market price for our shares could make it more difficult to raise funds through future offerings of common stock. Approximately 36.2 million shares are presently eligible for trading in the open market (including those eligible for sale into the open market pursuant to Rule 144 under the Securities Act, as described below). As additional shares become available for resale in the open market, including new shares issued upon conversion of our debentures issued on December 7, 2005, the exercise of our outstanding options, warrants, and contractual obligations to issue shares, the number of our publicly tradable shares will increase, which could decrease their trading price. Some of our shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares. In general, a person who has held restricted shares for a period of one year may, upon satisfying certain conditions to the application of Rule 144, sell into the market shares up to an amount equal to 1% of the outstanding shares (and potentially more) of our common stock. These sales may be repeated once each three months. In addition, restricted shares may be sold by a non-affiliate after they have been held for two years pursuant to Rule 144(k) without volume limitations.

WE ARE SUBJECT TO THE SEC'S PENNY STOCK RULES.

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. Our securities are subject to the penny stock rules. As such, holders of our shares of common stock may find it more difficult to sell their securities.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO POTENTIAL FUTURE APPRECIATION IN THE VALUE OF OUR STOCK.

     We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of dividends on our shares, if ever, will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the Board of Directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent that our stock price appreciates, and if the price of our stock does not appreciate, then there will be no return on investment.

OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRERS AND DEPRESS OUR STOCK PRICE.

     Certain provisions of our articles of incorporation, bylaws and Nevada law could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following:

     o we may issue preferred stock with rights senior to those of our common stock; and

     o the Board of Directors may fill casual vacancies occurring in the Board of Directors and may appoint one or more additional directors between annual meetings of shareholders to hold office until the next annual meeting of shareholders.

     These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our shareholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price.

SOME OF OUR EXISTING SHAREHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL SHAREHOLDERS.


     Our officers and directors currently own or control approximately 15.37% of our outstanding common stock, and may acquire an additional 3.34% of our outstanding common stock upon the exercise of warrants and options. Land & General Berhad through its wholly owned subsidiary, L&G Resources (1994), Inc., owns approximately 17.78% of our outstanding common stock, and may acquire an additional 0.48% of our outstanding common stock upon the exercise of warrants and options. As a result, these shareholders may exert a significant degree of influence over our management and affairs and/or over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of Electronic Sensor Technology and might affect the market price of our shares, even when a change may be in the best interests of all shareholders. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other shareholders, and, accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.


PAST ACTIVITIES OF THE COMPANY AND ITS AFFILIATES MAY LEAD TO FUTURE LIABILITY FOR US.

     Prior to the acquisition of Electronic Sensor Technology, L.P., we engaged in the exploitation of mining claims, a business unrelated to Electronic Sensor Technology's current operations. Although we are unaware of any at this time, liabilities, if any, of the prior business may have a material adverse effect on us. These liabilities potentially may include liabilities relating to Bluestone's operations of its mining business, individuals that Bluestone employed, contracts to which Bluestone was a party, any personal injury claims against Bluestone and any other liabilities that may arise as a result of operating a publicly-traded mining business.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale by the selling security holders of the common stock registered pursuant to this registration statement.

                         DETERMINATION OF OFFERING PRICE

     There is currently no broadly followed, established trading market for our common stock. Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on through the OTC Bulletin Board or any stock exchange, market or trading facility on which the shares are traded (if we ever become eligible for trading on any stock exchange, market or trading facility and seek a listing or quotation thereon) or in private transactions. These sales may be at fixed prices or negotiated prices, as determined by the selling security holder.

                            SELLING SECURITY HOLDERS

     Each of the selling security holders obtained beneficial ownership of the common stock being registered for resale pursuant to this registration statement in one of the following transactions, as set forth below.

          o In a private offering on December 7, 2005, we issued to Islandia, L.P. and Midsummer Investment Ltd. an aggregate principal amount of $7,000,000 of 8% unsecured convertible debentures due December 7, 2009 that were convertible into 15,404,930 shares of our common stock. At issuance, the debentures were convertible into common stock at a conversion price of $0.4544 per share. This price was calculated based upon 105% of the volume weighted average price over the 20 trading days preceding the date of issuance of the debentures. Such conversion price was subsequently reduced to $0.4000, pursuant to the Forbearance and Amendment Agreement entered into among Electronic Sensor Technology, Midsummer and Islandia on September 7, 2006, which consequently increased the shares of common stock issuable upon conversion of the debentures to 17,500,000. Under certain circumstances, we have the right, at our option to pay interest on the debentures with shares of common stock. In connection with the private offering, we agreed to register 130% of the common stock into which the debentures are convertible plus 130% of the common stock that we may use to pay interest on the debentures. On this registration statement, we are registering 20% of such shares, or 4,137,260 shares, to facilitate secondary trading by the holders of the debentures.

          o In a private offering on December 7, 2005, we issued to Islandia and Midsummer five-year warrants to purchase 12,130,314 shares of common stock at an exercise price of $0.4761 per share. This price was calculated based upon 110% of the volume weighted average price over the 20 trading days preceding the date of issuance of the warrants. Such exercise price was subsequently reduced to $0.4300, pursuant to the Forbearance and Amendment Agreement entered into among Electronic Sensor Technology, Midsummer and Islandia on

               September 7, 2006. In connection with the private offering, we agreed to register 130% of the common stock underlying the warrants, totaling 15,769,409 shares, which we are registering on this registration statement to facilitate secondary trading by the holders of the debentures.

     The table below sets forth the following information, as of the date that we received such information from the selling security holder (this information was received by Electronic Sensor Technology between December 7, 2005 and the date of this prospectus):

          o the name of each beneficial owner of the common stock registered pursuant to this registration statement;

          o the number of shares of common stock that each selling security holder beneficially owns as of such date;

          o the number of shares of common stock that may, assuming the exercise in full of all of the warrants described above and the conversion in full of all of the debentures described above, be offered for sale by each selling security holder from time to time pursuant to this prospectus;

          o the number of shares of common stock to be beneficially owned by each selling security holder assuming the exercise in full of all of the warrants described above and the conversion in full of all of the debentures described above, and the sale of all of the shares of common stock offered hereby;


          o the percentage of common stock to be beneficially owned by each selling security holder after completion of the offering, based upon the number of shares of common stock to be beneficially owned by such selling security holder (taking into account the assumptions set forth above), divided by 56,756,098, which represents the total number of shares of common stock issued and outstanding as of the date of this prospectus, plus, for such selling security holder, the number of shares of common stock to be beneficially owned by such selling security holder; and


          o by footnote, any position or office held or other material relationship with Electronic Sensor Technology or any of its predecessors or affiliates within the past three years, other than that of being a shareholder, and details regarding the transaction in which each selling security holder acquired beneficial ownership of its common stock.

     To our knowledge, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer.


                                                           NUMBER OF SHARES
                                          SHARES OF        OF COMMON STOCK       SHARES OF COMMON STOCK
                                        COMMON STOCK      TO BE OFFERED FOR      BENEFICIALLY OWNED AFTER
                                        BENEFICIALLY         THE SELLING        COMPLETION OF THE OFFERING
                                         OWNED PRIOR          SECURITY        -----------------------------
NAME OF SELLING SECURITY HOLDER        TO THE OFFERING     HOLDER'S ACCOUNT      NUMBER        PERCENTAGE
-----------------------------------   -----------------   -----------------   ------------   --------------
Islandia, L.P. (1)                           11,504,524           7,109,525      4,394,999             7.30
Midsummer Investment Ltd. (2)                20,708,143          12,797,144      7,901,999            12.55

(1) Islandia, L.P.'s shares include 20% of 6,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus and shares of common stock that may be used to pay interest on such debenture and 130% of 4,332,255 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus. The general partner of Islandia is John Lang, Inc., a New York Sub-S corporation formed to manage investments. John Lang, Inc. has sole dispositive power and sole voting power over all matters not related to director elections. The individuals that exercise shared dispositive and voting power for John Lang, Inc. are Richard Berner, President of John Lang, Inc. and Edgar Berner and Thomas Berner, both Vice-Presidents of John Lang, Inc. By virtue of these relationships John Lang, Inc., Richard Berner, Edgar Berner and Thomas Berner may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Islandia; however, John Lang, Inc. Richard Berner, Edgar Berner and Thomas Berner disclaim beneficial ownership of the shares of common stock beneficially owned by Islandia.

(2) Midsummer Investment Ltd.'s shares include 20% of 11,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus and shares of common stock that may be used to pay interest on such debenture and 130% of 7,798,059 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus. Midsummer Capital, LLC, a New York limited liability company, serves as investment advisor to Midsummer Investment Ltd., a Bermuda company. By reason of such relationships, Midsummer Capital may be deemed to share dispositive power over the shares of common stock beneficially owned by Midsummer Investment. Midsummer Capital disclaims beneficial ownership of such shares of common stock. Michel A. Amsalem and Scott D. Kaufman are members of Midsummer Capital. By reason of such relationships, Mr. Amsalem and Mr. Kaufman may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Midsummer Investment. Mr. Amsalem and Mr. Kaufman disclaim beneficial ownership of such shares of common stock.


                              PLAN OF DISTRIBUTION

     Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

          o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale;

          o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

          o    any other method permitted pursuant to applicable law.

     The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     Electronic Sensor Technology is required to pay certain fees and expenses incurred by Electronic Sensor Technology incident to the registration of the shares. Electronic Sensor Technology has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

     We will not receive any part of the proceeds from the resale by the selling security holders of any common stock under this prospectus. We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling security holders in connection with the registration of the shares being reoffered by the selling security holders.

                                LEGAL PROCEEDINGS

     We are not a party to any pending legal proceeding, other than routine litigation that is incidental to our business, and are not aware of any proceeding contemplated by a governmental authority against us.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

BARRY S. HOWE

     Barry S. Howe, age 51, currently serves as President and Chief Executive Officer of Electronic Sensor Technology. Mr. Howe has served as President and Chief Executive Officer of Electronic Sensor Technology since July 16, 2007. From April 11, 2007 to July 16, 2007, Mr. Howe served as Chief Operating Officer of Electronic Sensor Technology. Prior to joining the Registrant, Mr. Howe held various executive positions at Thermo Electron Corporation (now Thermo Fisher Scientific), including President and Chief Executive Officer of Thermo Electron subsidiaries. Thermo Fisher Scientific is a leading supplier of analytical instruments, equipment, and supplies to laboratories and process industries. From 2002 to 2004, Mr. Howe served as Corporate Vice President and President of the Measurement and Control Sector. Mr. Howe also serves on the Board of Directors and as Chairman of the Audit Committee of Glenrose Instruments Inc., positions he has held since 2006. Mr. Howe received a B.S. in Business Administration from Boston University.

PHILIP YEE

     Philip Yee, age 57, currently serves as Secretary, Treasurer and Chief Financial Officer of Electronic Sensor Technology. Mr. Yee has served as Secretary, Treasurer and Chief Financial Officer of Electronic Sensor Technology since November 1, 2006. From April 2006 through November 1, 2006, Mr. Yee served as Controller of Electronic Sensor Technology. From February 2005 through April 2006, Mr. Yee was Corporate Controller of Sleepwell Laboratories, Inc., a regional healthcare provider, and its related companies. From 2001 through February 2005, Mr. Yee was Corporate Controller of BLT Enterprises, Inc., a regional recycling company and real estate developer, and its related companies. Mr. Yee received a B.A. and an M.B.A. from the University of Michigan.

GARY WATSON

     Gary Watson, age 57, currently serves as Vice President of Engineering and interim Chief Scientist of Electronic Sensor Technology. Mr. Watson has served as Vice President of Engineering since September 8, 2005. Mr. Watson is the co-inventor of the zNose(R). Mr. Watson has over twenty years experience in gas chromatography. Mr. Watson joined Amerasia Technology in 1988 and directed Amerasia Technology's research in adapting gas chromatographic techniques with surface acoustic wave (SAW) detectors. He received his B.S. degree from the University of Southern California in 1972.

JAMES H. FREY

     James H. Frey, age 69, currently serves as Chairman of the Board of Directors of Electronic Sensor Technology. Mr. Frey has served as Chairman since February 21, 2005. From June 1999 to March 2003, Mr. Frey served as Chief Executive Officer of TASC Inc., a subsidiary of Litton/Northrup Grumman. He also served as the Vice President of Information Technology at Litton from March 2001 to March 2002. Mr. Frey is currently a director of SSG Precision Optronics, a privately-held optical component manufacturing company. Mr. Frey received a B.S. in Electrical Engineering from Duke University in 1960. Mr. Frey does not serve as a director of any other publicly reporting company.

TEONG C. LIM

     Teong C. Lim, age 67, currently serves as a director of Electronic Sensor Technology. Dr. Lim has served as a director of Electronic Sensor Technology since January 31, 2005, served as President and Chief Executive Officer from January 26, 2006 through July 15, 2007, and served as Vice President of Corporate Development from February 1, 2005 through January 25, 2006. Dr. Lim was the Director of Corporate Development of Electronic Sensor Technology, L.P. from March 1995 through August 2000 and was the Manager of Corporate Development of Electronic Sensor Technology, L.P. from August 2000 through February 2005. Dr. Lim has been the President of Amerasia Technology, Inc., a subsidiary of Electronic Sensor Technology, since 1984. Since 1997, Dr. Lim has been a director of Crystal Clear Technology, Sdn. Bhd., a privately-owned Malaysian company that manufactures and markets a high-contrast liquid crystal display
(LCD) product line. Dr. Lim received a Ph.D. in Electrical Engineering from McGill University in 1968 and an M.B.A. from Pepperdine University in 1982. Dr. Lim does not serve as a director of any other publicly reporting company.

FRANCIS H. CHANG

     Francis H. Chang, age 72, currently serves as a director of Electronic Sensor Technology. Mr. Chang has served as a director of Electronic Sensor Technology since January 31, 2005 and served as Secretary and Vice President of Finance and Administration from February 1, 2005 through November 1, 2006. Mr. Chang serves on our audit committee and compensation committee. Mr. Chang was the Vice President of Finance and Operations of Electronic Sensor Technology, L.P. from March 1995 through February 2005. Mr. Chang received a B.A. in Economics from National Taiwan University in Taiwan in 1956 and an M.B.A. from Pepperdine University in 1978. Mr. Chang does not serve as a director of any other publicly reporting company.

JAMES WILBURN

     James Wilburn, age 74, currently serves as a director of Electronic Sensor Technology. Dr. Wilburn has served as a director of Electronic Sensor Technology since September 8, 2005. Dr. Wilburn serves as the chairman of both our audit committee and compensation committee. Dr. Wilburn has served as dean of Pepperdine University's School of Public Policy since September 1996. Dr. Wilburn has also served Pepperdine as Vice President of University Affairs, and as provost and Chief Operating Officer. He is also a member of the European Parliament Industrial Council. Dr. Wilburn has served as a director of several companies in the United States and Europe, including Signet Scientific, George Fisher (Switzerland), The Olsen Company, Flowline, Brentwood Square Savings Bank and First Fidelity Thrift and Loan. Dr. Wilburn received his Ph.D. in economic history from the University of California at Los Angeles, a masters degree from Midwestern State University and an MBA from Pepperdine's Presidential/Key Executive program. He received his bachelors degree from Abilene Christian University. Dr. Wilburn currently serves as a director of Virco Manufacturing, which is a publicly reporting company.

MICHEL A. AMSALEM

     Michel A. Amsalem, age 59, currently serves as a director of Electronic Sensor Technology. Mr. Amsalem has served as a director of Electronic Sensor Technology since September 7, 2006. Mr. Amsalem is the founder and, since July 2001, President of Midsummer Capital, the investment manager of the Midsummer Group of Funds, as well as a director of Midsummer Investment Ltd. Prior to his involvement with hedge funds and the creation of Midsummer Capital, Mr. Amsalem, from May 1999 through June 2001, was a Principal and Managing Partner of Omicron Capital, an investment advisor to a group of funds with a strategy similar to that of Midsummer. Mr. Amsalem was also founder and head of the Structured Finance Department of Citibank, and of similar activities for Banque Indosuez' Investment Bank for Latin America and Eastern Europe and Patricof & Co. Mr. Amsalem holds a Doctoral degree in Business Administration from Harvard University, an MBA from Columbia University and is a graduate of Ecole des Hautes Etudes Commerciales in France. He is a professor of Business and Investment Strategy at Columbia University Graduate School of Business. Mr. Amsalem currently serves as a director of Hartville Group, Inc., which is a publicly reporting company.

LEWIS E. LARSON

     Lewis E. Larson, age 60, currently serves as a director of Electronic Sensor Technology. Mr. Larson has served as a director of Electronic Sensor Technology since September 7, 2006. Mr. Larson is the founder and President of The Lion Group which has provided consulting and system engineering services to the Federal Government and supporting industries since 1994. He has 15 years of Federal service with the National Security Agency (NSA) and the Central Intelligence Agency (CIA). Mr. Larson holds professional certifications from NSA and the Department of Defense in Collection Management; Traffic Analysis and Special Research; Education and Training; and Arabic language. After leaving the Federal Government as a senior executive in 1984, Mr. Larson co-founded Analytical Decisions Inc. which was acquired by the Ball Corporation. Mr. Larson received his BSEE from the University of Minnesota and has conducted post-graduate studies at the University of Maryland; New Mexico; California; Georgetown; Naval Post Graduate School; and John Hopkins. He also completed the Senior Executive Education business program at Stanford University and also the John F. Kennedy School of Government at Harvard University. Mr. Larson currently serves as a director of Digital Media Broadcasting Corporation, Global Wireless Networks, Fortress Technologies and Universal Scientific Technologies Ltd in England.


RITA BENOY BUSHON

     Rita Benoy Bushon, age 45, currently serves as a director of Electronic Sensor Technology. Ms. Bushon has served as a director of Electronic Sensor Technology since October 26, 2007. Ms. Bushon has served as President of L&G Resources (1994)

Inc. since September 2007. Ms. Bushon has served as Executive Director and as a member of the Executive Committee of Land & General Berhad since December 2006. Previously, she was a Director of Land & General Berhad, a position she was appointed to in March 2002. From December 1984 to her retirement in October 2007, Ms. Bushon held various senior executive positions with Employees Provident Fund (Malaysia) including Head of Private Equity and Head of Public Equity Research. Ms. Bushon was a Director and a founding member of the Minority Shareholder Watchdog Group, a Malaysian public company, from December 2001 to February 2007. Ms. Bushon does not serve as a director of any other publicly reporting company in the United States. Since 2003, Ms. Bushon has served on the Board of Directors of Kentucky Fried Chicken Ltd. (Malaysia). Ms. Bushon received a Masters in Business Administration from Henley/Brunel University, West London in 1993, and earned an honours degree in Economic Statistics from Universiti Kebangsaan Malaysia in 1984.


FAMILY RELATIONSHIPS AND INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     Each of our directors holds office until the next annual meeting of our shareholders, or until his prior death, resignation or removal. There are no family relationships among our directors or executive officers. Within the past five years, there has not been any bankruptcy petition filed by or against any business of which any of our officers, directors or control persons were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time. None of our officers, directors or control persons has been convicted in a criminal proceeding in the past five years or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses). None of our officers, directors or control persons is subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. None of our officers, directors or control persons has been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, where the judgment has not been reversed, suspended, or vacated.

DIRECTOR INDEPENDENCE


     Although we are not required to have independent directors on our Board of Directors because our securities are not listed on a national securities exchange or an inter-dealer quotation system which has director independence requirements, four of the seven directors on our Board are independent using the definition of "independent director" contained in Rule 4200(15) of the NASDAQ Marketplace Rules. Our independent directors are James Frey, James Wilburn, Lewis Larson and Rita Benoy Bushon. Under Rule 4200(a)(15) of the NASDAQ Marketplace Rules, an "independent director" is generally defined as a person other than an executive officer or employee of the company or another individual having a relationship which, in the opinion of the company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

     The members of our audit committee and compensation committee include James Wilburn, who is also the chairman of both committees and Francis Chang. In addition to being an independent director under Rule 4200(a)(15), the NASDAQ audit committee independence standards (which are also not applicable to us) contain NASDAQ Marketplace Rule 4350(d), which requires that audit committee members meet certain additional independence requirements. James Wilburn is independent under the NASDAQ audit committee independence standards. Francis Chang, however, is not independent under either Rule 4200(a)(15) or the audit committee standards.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information, as of the date of this prospectus, concerning our issued and outstanding stock beneficially owned (i) by each director and each named executive officer of Electronic Sensor Technology, (ii) by all directors and executive officers of Electronic Sensor Technology as a group and (iii) by each shareholder known by Electronic Sensor Technology to be the beneficial owner of more than 5% of the outstanding common stock. The information regarding beneficial owners of 5% or more of our common stock was gathered by us from the filings made by such owners with the SEC or from other sources. Shares that may be acquired within 60 days are treated as outstanding for purposes of determining the amount and percentage beneficially owned.

                                                     AMOUNT AND NATURE OF
                        NAME AND ADDRESS (1)         BENEFICIAL OWNERSHIP        PERCENTAGE
TITLE OF CLASS          OF BENEFICIAL OWNER           (SHARES OF STOCK)         OF CLASS (2)
--------------   ---------------------------------   --------------------       ------------
Common stock     Barry Howe+*                                     100,000(3)            0.18%
Common stock     Philip Yee+                                       30,000(4)            0.05%
Common stock     Gary Watson+                                     262,500(5)            0.46%
Common stock     James Frey*                                      375,000(6)            0.66%
Common stock     Teong Lim*++                                   5,287,908(7)            9.23%
Common stock     Francis Chang*++                               3,998,160(8)            6.99%
Common stock     Rita Benoy Bushon*                                     0(9)            0.00%
Common stock     James Wilburn*                                   100,000(10)           0.18%
Common stock     Michel Amsalem*                                        0(11)           0.00%
Common stock     Lewis Larson*                                     50,000(12)           0.09%
Common stock     Land & General Berhad++                        9,948,801(13)          17.43%
Common stock     L&G Resources (1994), Inc.++                   9,948,801(13)          17.43%
Common stock     3 Springs, LLC++                               3,853,160               6.79%
Common stock     TC Lim, LLC++                                  5,167,908               9.11%
Common stock     Midsummer Investment Ltd.++                   20,708,143(14)          27.32%
Common stock     Islandia L.P.++                               11,504,524(15)          17.08%
Common stock     All directors and named executive
                 officers as a group                           10,303,568(16)          17.36%


* Director

+ Named executive officer

++5% or more beneficial owner

(1) The address of each director, named executive officer, 3 Springs, LLC and TC Lim, LLC is c/o Electronic Sensor Technology, Inc., 1077 Business Center Circle, Newbury Park, California 91320. The address of Midsummer Investment Ltd. and Islandia L.P. is 295 Madison Avenue, 38th Floor, New York, New York 10017. The address of each of L&G Resources (1994), Inc. and Land & General Berhad is 7 Persiaran Dagang, Bandar Sri Damansara, Kuala Lumpur, Malaysia 52200. The address of Edward Staples is 739 Parmenter Court, Thousand Oaks, California 91362.


(2) These percentages are calculated based upon the total amount of outstanding shares of common stock beneficially owned by each person or group, including shares of common stock that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, divided by 56,756,098, which represents the total number of shares of common stock issued and outstanding as of the date of this prospectus, plus, for each person or group, any shares of common stock that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.


(3) Includes 100,000 shares of common stock underlying an option exercisable within 60 days of the date of this prospectus.

(4) Includes 30,000 shares of common stock underlying an option exercisable within 60 days of the date of this prospectus.

(5) Includes 262,500 shares of common stock underlying options exercisable within 60 days of the date of this prospectus.

(6) Includes 375,000 shares of common stock underlying options exercisable within 60 days of the date of this prospectus.

(7) Includes 120,000 shares of common stock underlying options exercisable within 60 days of the date of this prospectus, and 438,796 shares of common stock underlying warrants exercisable within 60 days of the date of this prospectus and 4,729,112 shares of common stock held by TC Lim, LLC and beneficially owned by Dr. Lim by virtue of his position as sole member of TC Lim, LLC.

(8) Includes 145,000 shares of common stock underlying options exercisable within 60 days of the date of this prospectus, and 257,247 shares of common stock underlying warrants exercisable within 60 days of the date of this prospectus and 3,595,913 shares of common stock held by 3 Springs, LLC and beneficially owned by Mr. Chang by virtue of his position as sole member of 3 Springs, LLC.


(9) Ms. Bushon is the Executive Director of Land & General Berhad and President of L&G Resources (1994), Inc., a wholly owned subsidiary of Land & General Berhad. By virtue of her position, Ms. Bushon may be deemed to share dispositive power over the 9,948,801 shares of common stock beneficially owned by Land & General Berhad and L&G Resources (1994), Inc. Ms. Bushon is one of six directors on the Board of Directors of Land & General Berhad and the Board of Directors of Land & General Berhad makes the ultimate voting and investment decisions with respect to the 9,948,801 shares of common stock. Ms. Bushon disclaims beneficial ownership of such shares of common stock.


(10) Includes 100,000 shares of common stock underlying an option exercisable within 60 days of the date of this prospectus.


(11) Mr. Amsalem is a member of Midsummer Capital, LLC, a New York limited liability company, which serves as investment advisor to Midsummer Investment Ltd., a Bermuda company. By virtue of his position, Mr. Amsalem may be deemed to share dispositive power over the common stock beneficially owned by Midsummer Investment Ltd. Midsummer Capital disclaims beneficial ownership of such shares of common stock and Mr. Amsalem disclaims beneficial ownership of such shares of common stock.


(12) Includes 50,000 shares of common stock underlying an option exercisable within 60 days of the date of this prospectus.


(13) Includes 9,632,534 shares of common stock and 316,267 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus held by L&G Resources (1994), Inc., a wholly-owned subsidiary of Land & General Berhad, of which Land & General Berhad is a beneficial owner. Rita Benoy Bushon is President of L&G Resources (1994), Inc. and Executive Director of Land & General Berhad. By reason of such relationships, Ms. Bushon may be deemed to share dispositive power over the shares of common stock beneficially owned by L&G Resources (1994), Inc. Ms. Bushon expressly disclaims beneficial ownership as Ms. Bushon is one of six directors on the Board of Directors of Land & General Berhad and the Board of Directors of Land & General Berhad makes the ultimate voting and investment decisions with respect to the 9,948,801 shares of common stock.



(14) Includes 11,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus, 7,798,059 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus and 1,660,084 shares of common stock issued as interest on the debenture. The conversion of the debenture and exercise of the warrant is contractually capped such that such conversion or exercise, as applicable, shall not cause Midsummer's beneficial ownership to exceed 4.99%, unless waived by Midsummer, and in no event to exceed 9.99% (without giving effect to shares of common stock underlying any unconverted portion of the debenture or unexercised portion of the warrant). Midsummer Capital, LLC, a New York limited liability company, serves as investment advisor to Midsummer Investment Ltd., a Bermuda company. By reason of such relationships, Midsummer Capital may be deemed to share dispositive power over the shares of common stock beneficially owned by Midsummer Investment. Midsummer Capital disclaims beneficial ownership of such shares of common stock. Michel A. Amsalem and Scott D. Kaufman are members of Midsummer Capital. By reason of such relationships, Mr. Amsalem and Mr. Kaufman may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Midsummer Investment. Mr. Amsalem and Mr. Kaufman disclaim beneficial ownership of such shares of common stock.


(15) Includes 6,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus, 4,332,255 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus and 992,269 shares of common stock issued as interest on the debenture. The conversion of the debenture and exercise of the warrant is contractually capped such that such conversion or exercise, as applicable, shall not cause Islandia's beneficial ownership to exceed 4.99%, unless waived by Islandia, and in no event to exceed 9.99% (without giving effect to shares of common stock underlying any unconverted portion of the debenture or unexercised portion of the warrant). The general partner of Islandia is John Lang, Inc., a New York Sub-S corporation formed to manage investments. John Lang, Inc. has sole dispositive power and sole voting power over all matters not related to director elections. The individuals that exercise shared dispositive and voting power for John Lang, Inc. are Richard Berner, President of John Lang, Inc. and Edgar Berner and Thomas Berner, both Vice-Presidents of John Lang, Inc. By virtue of these relationships John Lang, Inc., Richard Berner, Edgar Berner and Thomas Berner may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Islandia; however, John Lang, Inc. Richard Berner, Edgar Berner and Thomas Berner disclaim beneficial ownership of the shares of common stock beneficially owned by Islandia.



(16) Includes 1,182,500 shares of common stock underlying options exercisable within 60 days of the date of this prospectus and 696,043 shares of common stock underlying warrants exercisable within 60 days of the date of this prospectus, as well as 3,595,913 shares of common stock held by 3 Springs, LLC and 4,729,112 shares of common stock held by TC Lim, LLC.


                            DESCRIPTION OF SECURITIES


     As of the date of this prospectus, Electronic Sensor Technology has 56,756,098 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Electronic Sensor Technology is authorized to issue 200,000,000 shares of common stock in the aggregate and 50,000,000 shares of preferred stock in the aggregate. Each of our shareholders is entitled to one vote for each share of common stock on all matters submitted to a shareholder vote. Holders of our common stock do not have cumulative voting rights. Directors must be elected by a plurality of the votes cast in an election of directors. Those candidates for directors receiving the highest number of votes, up to the number of directors to be elected are elected directors. A quorum is required for any annual or special meeting of our shareholders in order to transact any business at the meeting. The presence of the holders of a majority of the issued and outstanding shares of each class of stock entitled to vote at a meeting constitutes a quorum.


     Dividends on our common stock may be declared and paid at such times as the Board of Directors may determine. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. However, we have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

     In the event of a liquidation, dissolution or winding up, each outstanding share of common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

     Certain provisions of our articles of incorporation, bylaws and Nevada law, as well as certain agreements we have with our executives, could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following:

     o we may issue preferred stock with rights senior to those of our common stock; and

     o the Board may fill casual vacancies occurring in the Board and may appoint one or more additional directors between annual meetings of shareholders to hold office until the next annual meeting of shareholders.

     These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our shareholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     No expert preparing or certifying all or part of this registration statement or a report or valuation for use in connection with the registration statement or counsel named in this prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities was hired on a contingent basis, will receive a direct or indirect interest in Electronic Sensor Technology, or was a promoter, underwriter, voting trustee, director, officer, or employee of Electronic Sensor Technology.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Under our bylaws, directors and officers are generally indemnified to the fullest extent permitted by law. Nevada Revised Statute 78.7502 provides that Electronic Sensor Technology may indemnify directors, officers, employees and agents of Electronic Sensor Technology for expenses reasonably incurred in connection with and to the extent that such director, officer, employee or agent of Electronic Sensor Technology has been successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter wherein such person "acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful," subject to certain limitations.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Electronic Sensor Technology pursuant to the foregoing provisions, or otherwise, Electronic Sensor Technology has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

     We are engaged in the development, manufacture, and sale of a patented product we call zNose(R), a device designed to detect and analyze chemical odors and vapors, or, in another words, an electronic "nose". We believe the zNose(R) is superior to other electronic "noses" because of its speed, specificity and sensitivity. The zNose(R) identifies the chemical makeup of any fragrance, vapor or odor. The zNose(R) does this by creating a visual image of the fragrance, vapor or odor that it detects, so that the user of the zNose(R) may easily identify the fragrance, vapor or odor.

     We believe that our products have broad applications in the homeland security, environmental monitoring and detection and laboratory instrument markets. We are involved in ongoing product research and development efforts in that regard. We have also concentrated our efforts on further product development, testing and proving, and continuing to expand our sales and support organization.

     Our executive offices are located at 1077 Business Center Circle, Newbury Park, California 91320 and our telephone number is (805) 480-1994.

HISTORY AND BACKGROUND

     Electronic Sensor Technology, Inc. was originally incorporated under the laws of the state of Nevada as Bluestone Ventures Inc. on July 12, 2000. From the date of its incorporation until February 1, 2005, Bluestone Ventures was in the business of acquiring and exploring potential mineral properties in Ontario, Canada. The company's name was changed to "Electronic Sensor Technology, Inc." on January 26, 2005 in connection with the acquisition of two corporations that had together owned Electronic Sensor Technology, L.P. Since the acquisition of Electronic Sensor Technology, L.P., our business has been the development, manufacture and sale of instruments that detect and analyze vapors and odors. The company has abandoned its mining exploration business.

OVERVIEW OF PAST OPERATIONS OF ELECTRONIC SENSOR TECHNOLOGY, L.P.

     Electronic Sensor Technology, L.P. was formed in 1995 to develop and manufacture, the zNose(R), an advanced technology in chemical vapor detection and analysis. In 1999, Electronic Sensor Technology, L.P. completed beta testing of its products and commenced commercial sales to the analytical instrumentation/quality control market as well as the homeland security market.

ELECTRONIC SENSOR TECHNOLOGY, L.P. ACQUISITION

     On February 1, 2005, pursuant to the terms of an Agreement and Plan of Merger by and among Electronic Sensor Technology, Inc., Amerasia Technology, Inc., holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P., L&G Sensor Technology, Inc., holder of approximately 45% of the partnership interests of Electronic Sensor Technology, L.P., Amerasia Acquisition, a wholly-owned subsidiary of Electronic Sensor Technology, Inc., and L&G Acquisition, a wholly-owned subsidiary of Electronic Sensor Technology, Inc., Electronic Sensor Technology, Inc., acquired 100% of the outstanding equity partnership interest of Electronic Sensor Technology, L.P. Under the Agreement and Plan of Merger:

          (i) Amerasia Technology merged with and into Amerasia Acquisition such that Amerasia Technology became a wholly-owned subsidiary of Electronic Sensor Technology, Inc.;

          (ii) L&G Sensor Technology merged with and into L&G Acquisition such that L&G Sensor Technology became a wholly-owned subsidiary of Electronic Sensor Technology, Inc.;

          (iii) as a result of the mergers of (i) and (ii), Electronic Sensor Technology, Inc. indirectly acquired the partnership interests of Electronic Sensor Technology, L.P.; and

          (iv) Electronic Sensor Technology, Inc. issued 20,000,000 shares of its common stock to the shareholders of Amerasia Technology and L&G Sensor Technology.

     In November 2004, Electronic Sensor Technology, L.P. sold $200,000 in limited partnership interests to certain bridge investors. Concurrent with the mergers, these limited partnership interests were directly exchanged into 200,000 shares of common stock of Electronic Sensor Technology, Inc. and warrants to purchase 200,000 shares of common stock of Electronic Sensor Technology, Inc. at $1.00 per share.

     In connection with the mergers, Electronic Sensor Technology, Inc. entered into Subscription Agreements with certain investors on January 31, 2005. Under these Subscription Agreements, Electronic Sensor Technology issued and sold in a private placement 3,985,000 shares of its common stock and warrants to purchase 3,985,000 shares of common stock at $1.00 per share to certain investors for gross proceeds of $3,985,000, which were received on February 1, 2005. Electronic Sensor Technology received net proceeds of approximately $3,821,000 less fees, including counsel fees for the investors and Electronic Sensor Technology, L.P. of approximately $164,000.

     Immediately following the mergers and the private placement, on February 1, 2005 there were 53,968,471 shares of Electronic Sensor Technology common stock outstanding, of which (i) shareholders of Bluestone Ventures prior to the mergers and the private placement held 26,988,279 shares (approximately 50.0% of our common stock), (ii) the shareholders of Amerasia Technology and L&G Sensor Technology prior to the mergers and the private placement held 22,783,471 shares (approximately 42.2% of our common stock) and (iii) investors in the private placement occurring on February 1, 2005 and the bridge investors as a group held 4,185,000 shares (approximately 7.8% of our common stock). The total outstanding interests of Electronic Sensor Technology, L.P. were exchanged for 20,000,000 shares of Electronic Sensor Technology, Inc. In addition, 2,783,279 shares of Electronic Sensor Technology, Inc. were distributed to pre-merger shareholders of Amerasia Technology and L&G Sensor Technology in exchange for the cancellation of debt owed to such shareholders, at a conversion rate of $1.00 per share. The conversion rate of $1.00 per share was established immediately preceding the merger through the private placement of 3,985,000 shares of common stock at $1.00 per share and the conversion of a $200,000 equity advance to Electronic Sensor Technology, L.P. for 200,000 shares of Electronic Sensor Technology common stock. The transaction price of $1.00 per share was established by arms length negotiation between the former management of Bluestone Ventures and Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) in December 2004. As a condition to the merger transactions, Bluestone Ventures agreed to raise not less than $3,000,000 of new equity capital in a private placement offering. In determining to proceed with the merger transactions, management of Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) weighed the expected cash balance of Bluestone Ventures after giving effect to the private placement offering discussed above and the mergers against the overall equity ownership of Electronic Sensor Technology, Inc. post-merger that would be held by the former owners of Electronic Sensor Technology, L.P. (i.e., the former owners of Electronic Sensor Technology, L.P. were willing to give up 57.8% of Electronic Sensor Technology, L.P. for not less than $3,000,000 in cash). While management of Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) was not privy to the valuation methodology used by management of Bluestone Ventures in establishing a transaction price of $1.00 per share, management of Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) assumes that management of Bluestone Ventures and its advisors used one or more traditional valuation methodologies.

     Following the mergers we assumed as our principal operations the operations of Electronic Sensor Technology, L.P. and the prior operations of Bluestone Ventures were terminated.

INDUSTRY OVERVIEW

     Although there are a vast number of applications for the zNose(R) product, we believe that the most significant demands for our product will be in three general market categories - homeland security, analytical instrumentation/quality control and environmental monitoring and detection.

     Homeland Security. According to published sources, the overall homeland security market is projected to amount to more than $240 billion over the next five years. We believe that detection and analysis of chemical compounds will aid greatly in various homeland security efforts including:

     o Cargo Containers. Over 22.5 million cargo containers arrive in the U.S. every year and only a fraction of them are being inspected by the U.S. Customs Department. We believe cargo container security will become a top priority with the U.S. government.

     o Airports. Our zNose(R) products may be used to complement existing x-ray and bomb detection technologies.

     o Drug Interdiction. The zNose(R)has been used to detect contraband, including illicit controlled substances along U.S. borders.

     o Building Security. zNose(R) technology can be applied for continuous and real-time chemical detection and to monitor the air in buildings and in confined spaces. Detecting hazardous gases and poisonous chemical agents such as sarin, VX explosives, and contrabands for security and environmental safety purposes are the main concerns for various government and commercial buildings, as well as military facilities.

     Analytical Instrumentation/Quality Control. The zNose(R) has been serving the chemical vapor analysis needs in various manufacturing industries. We estimate that the market for products such as zNose(R) will exceed $50 million during the next few years. The zNose(R) has been used for a host of applications relating to analysis and quality control such as:

     o    screening incoming raw materials;

     o    checking ingredients in processed food and pharmaceutical products;

     o    inspecting packaging materials and finished goods; and

     o    detecting hazardous gas leaks in chemical plants.

     Environmental Monitoring and Detection. The zNose(R) has been serving rapid on-location needs in detection and monitoring of toxic chemicals in the water for environmental protection purposes. In a recent toxic chemical spill caused by a chemical plant explosion in northeastern China which contaminated major water sources, the zNose(R) was deployed by local authorities to detect and monitor toxic flows in a river and to determine the safety of the water on a near real-time basis.

CONVENTIONAL ELECTRONIC NOSE TECHNOLOGY

     Conventional electronic noses are unable to meet the needs of the market because of their fundamental construction. They are not able to identify fragrances, vapors and odors with an acceptable degree of specificity and preciseness. In addition, conventional electronic noses require sophisticated computer software in order for its chemical analyses to be recognized. This type of electronic nose is therefore not acceptable for use in scientific measurement.

THE ZNOSE(R) SOLUTION

     Speed, precision and versatility are the key characteristics of the zNose(R) product. The zNose(R) has been developed to replace the conventional electronic nose. The zNose(R) operates as quickly as a conventional electronic nose while delivering the precision and accuracy of a much more expensive instrument. The zNose(R) has advanced chemical analysis technology by performing vapor analysis within 10 seconds. Early models of the zNose(R) have been tested by the U.S. Environmental Protection Agency under Environmental Technology Verification program and by the Office of National Drug Control Policy for drug interdiction. Tests have also been performed at the Midwest Research Institute's Surety Laboratory in Kansas City and at the U.S. Army Dugway Proving Ground in Utah with respect to the effectiveness of the zNose(R) in detecting chemical agents such as sarin gases. The zNose(R) is currently approved for purchase through the General Services Administration pre-approved procurement program.

     Our VaporPrint(R) imaging ability is another major advantage of the zNose(R) product. VaporPrint(R) allows the user of the zNose(R) to see a visual image of the makeup of a particular fragrance, vapor or odor within 10 seconds. In addition, VaporPrint(R) can produce high-resolution visual images of odor intensity. VaporPrint(R) images are displayed on a laptop computer screen and are recorded on the hard drive of the laptop computer.

OUR PRODUCTS

ZNOSE(R)

     The zNose(R) is essentially a vapor detector that uses a sensor based on Surface Acoustic Wave technology. Basically, the zNose(R) "inhales" a particular fragrance, vapor or odor. The fragrance, vapor or odor is carried up through a column and the chemicals making up the fragrance, vapor or odor condense on the crystal surface of the sensor in the zNose(R). This condensation on the sensor causes a change in what is called the "fundamental acoustic frequency" of the crystal surface. It is this change in fundamental acoustic frequency that allows the zNose(R) to determine the chemical makeup of the fragrance, vapor or odor. This change is measured by a microprocessor that calculates the change in frequency which is related to the amount of fragrance, vapor or odor sampled by the zNose(R). The microprocessor also measures the arrival time (called the retention time) of the change in the fundamental frequency. Different chemicals arrive at different times and so, once the microprocessor has determined the retention time of the unidentified fragrance, vapor or odor, it compares it to retention times that are stored in a computer library. This allows the zNose(R) to identify the particular fragrance, vapor or odor.

     The zNose(R) analyzes and identifies vapor specimens in a two-step process. In the first step, typically lasting 10 seconds, the instrument collects a small sample of the vapor to be analyzed. The sample is then injected in to the gas chromatography column where the individual chemicals present are separated and measured. The chemical analysis requires as little as 10 seconds to produce the vapor's chemical signature, or chromatogram. The vapor's chemical signature can also be visually displayed in a graphic form called a "VaporPrint". This chemical signature is then compared against the reference database of chemical odor profiles. If the chemical compound of the specimen is not in the reference database, it will not be identified by name; however, the makeup of the unidentified specimen can be stored in the reference database for future identification. The reference database of chemical odor profiles that is stored on the hard drive of the laptop computer is composed of standards of various chemicals that are available through the National Institute of Standards and Technology (NIST). The database can be updated when standards of new chemicals are encountered and input by way of simple software selection, or by way of sampling unknown chemical compounds and storing the measurements of such chemical compounds in the database. If the zNose(R) samples a non-specimen vapor, such as clear ambient air, no signal is generated on the laptop computer screen and no VaporPrint(R) is created. If the zNose(R) samples a complex mixture of chemical compounds, each compound and the concentration of such compound is measured independently of the other compounds contained in the mixture. Due to the independent measurement of each compound in a complex mixture, each measurement is free from the influence of the other compounds, and the accuracy of the zNose(R) is therefore not affected by complex mixtures.

     We currently manufacture and sell three zNose(R) models designated as Model 4200 (Handheld Unit), Model 4300 (Portable Unit) and Model 7100 (Bench Top
Unit). Model 4200 is designed for portability and for applications requiring quick and accurate vapor screening in the field. Model 4300 is also designed for portability and can operate outdoors with the same capabilities of Model 4200 without the need for an external power source. Model 7100 is designed for laboratory testing and is ideal for testing water and product quality control samples. Both Model 4200 and Model 7100 weigh approximately 27 pounds, not including a laptop computer that must be used with each zNose(R). Model 4300 also weighs approximately 27 pounds, not including the laptop computer, but also includes a battery charger that weighs approximately 8 pounds. The Model 4200 has two housings (the case and the detector head) and a laptop computer. The case of the Model 4200 is 10" x 12" x 6" and weighs 20 pounds and the detector head of the Model 4200 is 4.25" x 12" x 7" and weighs 7 pounds. The components and dimensions of the Model 4300 are similar to the Model 4200, but the battery charger of the Model 4300 is 5.5" x 13.5" x 5.5. The Model 7100 is packaged in a single housing and also requires a laptop computer. The dimensions of the Model 7100 packaging are 14.3" x 14.3" x 7.5". Both the Model 4200 and Model 7100 are powered by a standard AC electrical outlet, and both models adapt to standard outlets in North America, Asia and Europe (i.e., the zNose(R) may be operated by a 110 volt or 220 volt power source). In addition, both the Model 4200 and 7100 may be powered by connecting the unit to a car battery with an appropriate adaptor. All three models can be produced in one of two basic vapor sensing configurations: volatile and semi-volatile. The volatile configuration can detect volatile organic compounds, such as benzene. The semi-volatile configuration can detect heavier vapors such as those found in explosives and drugs.

     We are also developing Models 7200 and 7400. Model 7200 is designed as a fixed installation unit for both indoor and outdoor ambient air monitoring instrument. It can be used for building security as well as outdoor environmental monitoring applications. It is designed to be operated remotely from a central control station via a radio frequency (RF) control link. Model 7400 is designed to be used for shipping containers and truck monitoring for both commercial and homeland security applications. It is designed to be used with a remote sampling kit which enables multiple samples to be collected then taken to the zNose(R) to be analyzed.


     We have completed development of our Model 8100 Air Guardian. The Air Guardian provides detection using gas chromatography to sense explosives, narcotic, and toxic chemicals as low as parts-per-billion concentrations and refreshes the air using micron filters and negative ion generation. The resulting air has less bacteria, viruses, dust, and pollutants as well as greatly reduced odors. The Air Guardian operates by drawing in air from the floor level. The detector samples the air and reports air quality. Then the air flows through the micron filters, over the negative ion generator and returns to the room. Information output uses Bluetooth(R) technology to connect to a computer for user notification and control.


     We have designs to produce a hand-held zNose(R) that is smaller than the Model 4300 for commercial market. This model is designed to meet the needs of law enforcement, manufacturing process monitoring, and environmental monitoring. We plan to develop a separate version of the mini-zNose(R) to be used as a personal nerve agent detector for the military and security markets.

ACCESSORIES

     We offer several lines of accessory products such as calibration devices, sample desorbers, MicroSense Software(C), and GPS receivers. An example is our Model 3100 which provides a calibrated vapor source as well as a tool for extracting vapors from solid and liquid samples.

TECHNICAL SUPPORT

     All zNose(R) instruments sold are equipped with a software package called PCAnywhere. PCAnywhere allows a technical support person at the company to operate an instrument anywhere in the world through the internet. This better enables our technicians to be available to address any customer problem.

SALES AND DISTRIBUTION

     We sell our zNose(R) product through distribution channels including equipment distributors and sales representatives both in the U.S. and in over 20 foreign countries, e-commerce and customer referrals. We entered into an agreement with TechMondial, Ltd. to be a distributor in the countries of the European Community, Romania, Bulgaria, Turkey, Croatia and Switzerland on October 21, 2005. In 2005, we selected Beijing R&D Technology Co., Ltd. to be our exclusive distributor in China. We entered into an agreement with Microchem JSC to be a distributor in the countries of Germany, Russia, and Ukraine on March 27, 2006. We entered into an agreement with Analytical Solutions and Product B.V. to be a distributor in the Benelux countries on January 15, 2007. We entered into an agreement with B Ayers & Co. to be a distributor in the countries of the European Union and Switzerland on April 24, 2007. We entered into an agreement with eScreen Sensor Solutions to be a distributor in Israel, the Caribbean, the State of Florida, and Central and South America on October 16, 2003. As part of the latter agreement, eScreen paid us an up-front fee of $250,000 in 2004.

     All sales representatives and distributors are required to attend a three-day training course conducted at our headquarters in Newbury Park, California. We advertise in selected industry trade journals and trade conventions. We are working to build a dedicated marketing and sales team. We historically generated sales from both domestic and international customers, each of which accounted for approximately 50% of our sales in the past. However, for the fiscal years ending December 31, 2005 and December 31, 2006, international customers accounted for approximately two-thirds of our total sales. We expect a similar split among domestic and international sales to continue. All of our customers pay us in U.S. dollars. Major domestic customers include the U.S. Armed Forces, Life Safety Systems, Inc. and the National Aeronautics and Space Administration (NASA). Major international customers include Beijing R&D Technology Company Ltd. in China, Beehive International Trading Co., Ltd. in Japan, Kosmo Scientific Co. in Korea, Microchem Corp. in Ukraine, Max Planck Institute in Germany, and Arnott Drake S.R.L. in Argentina.

COMPETITION

     We are unaware of any direct competitor to the zNose(R) product on the market today. In the homeland security markets, we face competition from manufacturers of x-ray machines, ion-mobility spectrometers and chemical coated sensors. X-ray machines have been widely used for security purposes in detecting metal objects but not for chemical compounds. Ion-mobility spectrometer equipment is a vapor detector and is designed to detect certain compounds but is blind to other compounds. Hence, it can only see a small dot in a space but cannot see the total picture. It employs a different sample collection technique by wiping the surfaces of the object placed for screening. The ion-mobility spectrometer also uses materials in its construction which may be offensive to users in certain countries.

     Chemical coated sensors are the conventional electronic noses. They use an array of chemical sensors each reacting to certain specific compounds. As mentioned earlier, electronic noses cannot be calibrated with chemical standards and therefore cannot be used effectively for scientific measurement.

     We have another set of competitors manufacturing portable vapor and odor analysis products for the instrumentation market from major corporations such as Agilent Technologies, Inc. (NYSE: A), Perkin-Elmer, Inc. (NYSE: PKI) and Varian, Inc. (NASDAQ: VARI). We believe that our zNose(R)product is competitive with these companies' products based on speed and cost.

     Many of our current and potential competitors, including the aforementioned competitors, have larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing, advertising and promotional campaigns and devote substantially more resources to research and development than we do. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us.

     We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures faced by us could harm our business, operating results and financial condition. We do not currently represent a significant competitive presence in the homeland security or analytic instrumentation markets.

MANUFACTURING AND RAW MATERIALS

     We design, prototype and manufacture our products at our headquarters. Our manufacturing facilities adhere to ISO9000 manufacturing methods (quality standards developed by the International Organization for Standardization, which have been adopted by many countries around the world). We contract out the manufacturing and assembling of certain components to subcontractors. Our current annual manufacturing capacity is approximately 1,000 zNose(R)units. The principal components to our products are computer chips, circuit boards, transformers and sensory devices. The prices for these components are subject to market forces largely beyond our control, including energy costs, market demand, and freight costs. The prices for these components have varied significantly in the past and may vary significantly in the future. Our principal suppliers of components and raw materials include: Sigma Co. of Bellefonte, Pennsylvania, Ventura Fluid System Technologies of Camarillo, California, Valco Instruments Co., Inc. of Houston, Texas, Inspired Energy, Inc. of Newbury, Florida, and Vicor Corporation of Andover, Massachusetts.

CUSTOMERS

     In 2006, we had approximately 62 customers. Our largest customer in 2006, Beijing R&D Technology Company Ltd. (which is our exclusive distributor in China), purchased 27 of the total 58 zNose(R) units sold by us in 2006, constituting approximately 47% of the zNose(R) units sold in 2006. Our largest customers are (1) Beijing R&D Technology Company Ltd. of China, (2) Arnott Drake S.R.L. and (3) Applied Systems International, Inc.

PATENTS, TRADEMARKS AND OTHER PROPRIETARY RIGHTS

     We regard our patents, trademarks, trade names and similar intellectual property as critical to our success. We rely on patent and trademark laws, trade secret protection and confidentiality agreements with employees, distributors, customers, partners and others to protect our proprietary rights.

     We own four United States patents covering our zNose(R) product, including:

     o No. 5,289,715, "Vapor Detection Apparatus and Method Using an Acoustic Interferometer" issued March 1, 1994;

     o No. 5,970,803, "Method and Apparatus for Identifying and Analyzing Vapor Elements", issued October 26, 1999;

     o No. 6,212,938, "Method of Detecting Smell of a Vapor and Producing a Unique Visual Representation thereof," issued April 10, 2001;

     o No. 6,354,160, "Method and Apparatus for Identifying and Analyzing Vapor Elements," issued December 3, 2002.

     We may not be able to obtain patent protection for any derivative uses of zNose(R), or for any other products we may later acquire or develop. We also cannot assure you that we will be able to obtain other foreign patents to protect our products.

     We have copyrighted our MicroSense Windows software and Xilinx gate array firmware, which controls the operation of the zNose(R) and produces visual images. These images, trademarked as VaporPrint(R) images, make it possible to display vapor analysis data from any vapor analysis system, as unique visual images and facilitate pattern recognition of complex odors and fragrances.

     We currently hold registered trademarks for zNose(R) and VaporPrint(R). We intend to evaluate the possible application for new patents and trademarks as needed to cover current and future applications of our technology and product developments. We intend to undertake all steps necessary to preserve and protect our patents, trademarks and intellectual property generally.

     We are not aware that our products, trademarks or other proprietary rights infringe the rights of third parties, nor are we aware of any infringements of our proprietary rights. We continually evaluate potential infringements of our proprietary rights and intend to take such legal and other actions as may be necessary to protect those rights. However, there can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation.

GOVERNMENT REGULATION

     Government agencies, in particular, the Department of Defense, are principal customers for our products. As a result, we are required to comply with the Federal Acquisition Regulations, a comprehensive set of regulations governing how vendors do business with the U.S. federal government, to the extent we contract with departments or agencies of the U.S. government, as well as similar regulations to the extent we contract with state or local governments. Sales to or grants from foreign governments or organizations generally have their own regulatory framework, which may or may not be similar to present U.S. standards or requirements.

RESEARCH AND DEVELOPMENT

     Our research and development program consists of developing technologies related to enhancing our electronic nose product and making it more portable. Fees related to research and development include consulting fees, technical fees, and research, development and testing of our zNose(R) product. We spent approximately $600,000 in 2005 and $834,000 in 2006 on research and development activities, none of which was borne directly by customers.

EMPLOYEES

     As of December 31, 2006 we had a total of 20 full-time employees and 1 consultant. In addition to management, we employ sales people, administrative staff, and development and technical personnel. From time to time, we may employ independent consultants or contractors to support our research and development, marketing, sales and support, and administrative organizations. No collective bargaining units represent our employees and Electronic Sensor Technology is not party to any labor contracts.

REPORTS TO SECURITY HOLDERS

     Electronic Sensor Technology is subject to the reporting requirements under the Securities and Exchange Act of 1934. Consequently, we file reports and information with the Securities and Exchange Commission, including annual reports, periodic reports, current reports and proxy materials.

     The public may read and copy any materials that Electronic Sensor Technology files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. More information regarding Electronic Sensor Technology is available at our website: http://www.znose.com. The information on or that can be accessed through our website is not part of this prospectus.

CAPITALIZATION


     The following table sets forth our capitalization as of September 30, 2007. The figures in the table are derived from our unaudited financial statements and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                               September 30, 2007
                                   (unaudited)

Long-term debt, net of current portion of $2,333,333 .......   $  1,944,444
Stockholders' deficit:
  Common stock; $0.001 par value; 200,000,000
   Shares authorized; 54,955,687 shares issued
    and outstanding ........................................   $     54,956
  Additional paid-in capital ...............................   $  8,749,612
  Accumulated deficit ......................................    (13,870,924)
                                                               ------------
Total Stockholders' deficit ................................   $ (5,066,356)
                                                               ------------
Total capitalization .......................................   $ (3,121,912)
                                                               ============


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with the financial statements and the related notes appearing in this prospectus.

CRITICAL ACCOUNTING POLICIES

     The company records revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and the company has no significant further obligations to the customer. Costs of remaining insignificant company obligations, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product shipment or service revenue are recorded as deferred revenue.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     The company reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. At September 30, 2007 no assets were impaired.


     The company accounts for its liquidated damages pursuant to Emerging Issue Task Force ("EITF") 05-04, View C, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a company's Own Stock". In December 2006, FASB issued FASB Staff Position No. EITF 00-19-2 "Accounting for Registration Payment Arrangements" ("FSP 00-19-2"), which superseded EITF 05-04. FSP 00-19-2 provides that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, should be separately recognized and measured in accordance with FASB Statement No.5, "Accounting for Contingencies". The registration statement payment arrangement should be recognized and measured as a separate unit of account from the financial instrument(s) subject to that arrangement. If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, such contingent liability is included in the allocation of proceeds from the related financing instrument. Pursuant to EITF 05-04, View C, the liquidated damages paid in cash or stock are accounted for as a separate derivative, which requires a periodical valuation of its fair value and a corresponding recognition of liabilities associated with such derivative. FSP00-19-2 did not have an impact on the company's accounting of the liquidated damages.

     The company has registered all shares underlying the convertible debentures as well as all shares underlying the warrants related to the convertible debentures.

     The company accounts for its embedded conversion features and freestanding warrants pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires a periodic valuation of their fair value and a corresponding recognition of liabilities associated with such derivatives. The recognition of derivative liabilities related to the issuance of shares of common stock is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. The recognition of derivative liabilities related to the issuance of convertible debt is applied first to the proceeds of such issuance as a debt discount, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. Any subsequent increase or decrease in the fair value of the derivative liabilities, which are measured at the balance sheet date, are recognized as other expense or other income, respectively.

     Accounts receivable are reported at net realizable value. We have established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible.

     Inventories are stated at the lower of cost or market, cost determined by the first-in, first-out (FIFO) method. The company writes down its inventory for estimated obsolescence or unmarketable inventory using the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

     We are required to estimate our income taxes in each of the jurisdictions in which we operate as part of the process of preparing our consolidated financial statements. SFAS No. 109, "Accounting for Income Taxes", requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Management reviews deferred tax assets periodically for recoverability and makes estimates and judgments regarding the expected geographic sources of taxable income, gains from investments, as well as tax planning strategies in assessing the need for a valuation allowance. We determined that a valuation allowance of approximately $2,000,000 relating to net operating loss carryovers was necessary to reduce our deferred tax assets to the amount that will more likely than not be realized. As a result, at December 31, 2006, the company has no net deferred tax assets. If the estimates and assumptions used in our determination change in the future, we could be required to revise our estimates of the valuation allowances against our deferred tax assets and adjust our provisions for additional income taxes. In the ordinary course of global business, there are transactions for which the ultimate tax outcome is uncertain, thus judgment is required in determining the worldwide provision for income taxes. We provide for income taxes on transactions based on our estimate of the probable liability. We adjust our provision as appropriate for changes that impact our underlying judgments. Changes that impact provision estimates include such items as jurisdictional interpretations on tax filing positions based on the results of tax audits and general tax authority rulings.

PLAN OF OPERATIONS

     Over the course of the next 12 months, we intend to execute our business plan and focus our business development efforts in the following key areas:

     o By diversifying our product offerings to enhance the usefulness of our solutions for customers who will have already adopted one or more products;

     o By enhancing our product lines and developing new products to attract new customers; and

     o By developing partnering relationships with wide-ranging sales and distribution channel leaders already serving our vertical market space in a way that assists them in developing new revenue streams and opportunities through improved technical and sales support and customer services.

RESULTS OF OPERATIONS


NINE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2006


     The following table sets forth, as a percentage of revenues, certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:


                                              NINE MONTHS ENDED SEPTEMBER 30
                                             ---------------------------------
     STATEMENT OF OPERATIONS DATA:                2007               2006
     -------------------------------------   --------------     --------------
     Revenues.............................              100%               100%
     Cost of Sales........................               53%                47%
     Gross Profit.........................               47%                53%
     Operating Expenses...................              149%               173%
     (Loss) From Operations...............             (102%)             (120%)
     Other Income (Expense)...............              (97%)              (45%)
     Net Income (Loss)....................             (199%)             (165%)

     Revenues are derived from product sales and product support services. For the nine months ending September 30, 2007, revenues were $1,691,700, compared to $1,549,800 for the same period in 2006. Product revenues were 15% greater than in 2006. The increase in product revenues results from a greater number of zNose(R) instruments shipped during the period, 52 instruments versus 39 instruments in 2006. Through September 30, 2007, product support revenues are 49% below last year due primarily to a decrease in training and after-sales support. A majority of our shipments for the nine month period were to overseas customers whose training and after-sale needs are performed by the respective sales representative or distributor servicing their accounts. Training and after-sale support functions for domestic customers are performed by the Company.

     Cost of Sales consist of product costs and expenses associated with product support services. For the nine months ending September 30, 2007, cost of sales was $891,800, compared to $731,500 for the same period 2006. For the period, cost of sales, as a percentage of revenues, were 58% versus 35% in 2006. Cost of sales for the period was negatively impacted by overhead spending variances of approximately $93,000 resulting from a shut down of production to work-off on-hand inventory. Excluding the impact of the variances, cost of sales for third quarter 2007 would be 41% of revenues. Production will be limited for the remainder of the year as the Company continues its effort to reduce on-hand inventory.

     Gross profit was $799,900 for the nine months ending September 30, 2007, compared to $818,300 for the same period in 2006. Despite the increase in revenues, the decrease in gross profit is attributed to write-off of overhead production variances to cost of sales as noted above, and to a lesser extent, to sales mix in which a proportionately larger number of lower margin instruments were sold in 2007 than in 2006.

     Research and Development costs for the nine months ending September 30, 2007 were $566,700 versus $616,600 for the same period in 2006. The $49,900 decrease in R&D expenses is attributed a reduction of personnel expenses due to a reduction of census ($48,000), reduction of overhead expenses ($17,700), offset by an increase in patent attorney fees incurred to register the company's new technologies ($15,800).

     Selling, General and Administrative expenses for the nine months ending September 30, 2007 were $1,959,200, compared to $2,060,900 for the same period in 2006. The $101,700 decrease in S, G & A expenses resulted from savings through reduction of outside services of approximately $166,500, selective attendance at industry conferences and trade shows of approximately $90,900; offset by increases in personnel costs of approximately $78,200 for additional personnel, and operating expenses of approximately $77,500 to support the company's infrastructure.

     Interest expense for the nine months ending September 30, 2007 was $2,160,100, as compared to $2,105,500 for the same period in 2006. Interest expense results primarily from the amortization of debt discount and stated interest associated with our convertible debentures, which were issued in December 2005. The increase in interest expense for 2007 is due primarily to a reduction of offsetting interest income earned from short-term investment of the company's excess funds.

     Other income-derivatives primarily consist of the decrease in the fair value of derivative liabilities between the measurement dates. The decrease in other income for the nine month period ending September 30, 2007, as compared to the prior period, is primarily attributable to a decrease in the quoted price of our common stock. Please refer to Note 5 of our accompanying financial statements for further explanation of the origin and nature of such income. We are unable to determine whether we will record further decreases in the fair value of derivative liabilities in the foreseeable future, which would be recorded as other income-derivatives. Such decreases would be generally triggered by a decrease in the fair value of our stock price, or, possibly, upon satisfaction of our convertible debentures.


FISCAL YEAR ENDED DECEMBER 31, 2006 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2005

     The following table sets forth certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:


                                                              Year Ended
                                                             December 31,             Variation $       Variation %
                                                  --------------------------------       2006 vs           2006 vs
                                                        2006             2005             2005              2005
                                                  ---------------   --------------   --------------   ----------------
                                                                                  In $
REVENUES                                          $     2,180,208    $   2,122,349           57,859                2.7%
COST OF SALES                                           1,085,056        1,302,602         (217,546)             (16.7%)
                                                  ---------------   --------------   --------------
  GROSS PROFIT                                          1,095,152          819,747          275,405               33.6%
OPERATING EXPENSES:
  Research and development                                833,791          260,125          573,666              220.5%
  Selling                                                 822,954          653,092          169,862               26.0%
  Compensation                                            655,045          466,421          188,624               40.4%
  General and administrative                            1,200,800        1,522,451         (321,651)             (21.1%)
                                                  ---------------   --------------   --------------
    TOTAL OPERATING EXPENSES                            3,512,590        2,902,089          610,501               21.0%
                                                  ---------------   --------------   --------------
LOSS FROM OPERATIONS                                   (2,417,438)      (2,082,342)        (335,096)             (16.1%)
OTHER INCOME AND EXPENSE:
  Other income - derivative liabilities                 2,414,605        7,577,929       (5,163,324)             (68.1%)
  Other expense -derivative liabilities                         0       (2,401,358)       2,401,358              100.0%
  Other income                                              2,140                             2,140                 NM**
  Gain (loss) on sale of property and equipment            (1,615)           9,287          (10,902)            (117.4%)
  Interest expense                                     (2,809,682)        (324,540)      (2,485,142)            (765.7%)
                                                  ---------------   --------------   --------------
    TOTAL OTHER INCOME (EXPENSE)                         (394,552)       4,861,318       (5,255,870)            (108.1%)
                                                  ---------------   --------------   --------------
NET INCOME (LOSS)                                 $    (2,811,990)   $   2,778,976       (5,590,966)            (201.2%)
                                                  ===============   ==============   ==============

** NM = not meaningful.

     The following table sets forth, as a percentage of revenues, certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:

                                        Year Ended
                                        December 31,
                                 -------------------------
                                    2006           2005
                                 ----------     ----------
     As a % of revenues
     REVENUES                           100%           100%
     COST OF SALES                       49%            61%
     GROSS PROFIT                        51%            39%
     OPERATING EXPENSES                 161%           136%
     LOSS FROM OPERATIONS              (110%)          (97%)
     OTHER INCOME AND EXPENSE           (18%)          229%
     NET INCOME (LOSS)                 (128%)          132%

     Revenues primarily consist of the sale of our zNose products. Revenues in 2006 were better than 2005 due to slightly higher sales volume. Product revenues increased approximately 2.5% over 2005 as a result of a greater number of zNose units shipped, 58 units versus 56 units. Product support sales improved 8% over 2005 primarily due to greater revenues generated from training and technical support.

     Cost of Sales primarily consists of manufacturing costs and licensing fees. Cost of sales as a percentage of revenues improved from 61% in 2005 to 49% in 2006. The improvement was due to sales mix in which lower cost products accounted for a larger percentage of sales in 2006 than in 2005. There were also some additional production efficiencies achieved through refinement of the production process.

     Research and development expenses primarily consist of salaries and related benefits, material and supplies associated with our efforts in developing and enhancing our products. The increase in our research and development expenses during 2006 is primarily attributable to an increase in salaries and related benefits resulting from the hiring of personnel whose time is devoted to the development and enhancement of our products.

     Selling expenses primarily consist of salaries, commissions and related benefits associated with our selling and marketing efforts. The increase in selling expenses during 2006 when compared to 2005 is attributable to an increase in personnel on the marketing staff as well as greater expenditures for advertising, promotion and attendance at trade shows.

     Compensation expenses primarily consist of salaries and related benefits of our general and administrative personnel. The increase in compensation expenses during 2006 when compared to 2005 is primarily attributable to payment of severance to the former President and Chief Executive Officer of the company and an increase in personnel to support the growth of our operations.

     General and administrative expenses for 2006 were 21% less than 2005. The improvement of approximately $322,000 resulted primarily from non-recurring professional fees associated with the company's reverse merger in 2005. The improvement was offset by an increase in personnel to support the company's growth.

     Other income - derivative liabilities primarily consists of the decrease in the fair value of derivative liabilities between balance sheet dates. The decrease in other income-derivative liabilities during 2006 when compared to 2005 is primarily attributable to a decrease in the fair value of our stock between issuance of the derivative contracts and the measurement dates during 2005.

     Other expense - derivative liabilities primarily consists of the recognition of derivative liabilities we issued during 2005. No such derivatives were issued during 2006.

     Interest expense primarily consists of debt discount amortization and interest on certain debt. The increase in interest expense during 2006 when compared to 2005 is primarily attributable to the recognition of debt discount amortization associated with the issuance of convertible debentures in December 2005. In 2005, only one month's debt discount amortization was recognized while twelve (12) months of debt discount amortization was recorded to interest expense in 2006.

LIQUIDITY AND CAPITAL RESOURCES


NINE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2006

     For the nine months ending September 30, net cash used by the Company for operating activities were $1,391,635 and $2,355,525 for 2007 and 2006 respectively. Cash used for the nine months ending September 30, 2007 was comprised of the net loss for the period of $3,371,777, plus net non-cash items (including depreciation and amortization expenses of $40,620, issuance of common shares for payment of interest of $140,000, issuance of stock option shares of $94,041, amortization of debt discount of $1,750,000, amortization of deferred financing costs of $136,160, less decrease in fair value of derivative liability of $503,746, decrease in allowance for doubtful accounts of $22,862) of $1,634,213 plus the net change in operating assets and liabilities of $345,929. Cash used in operations during the same nine months of 2006 was comprised of the net loss for the period of $2,552,763, plus net non-cash expenses (including depreciation and amortization expenses of $29,836, issuance of common shares for services of $21,000, amortization of debt discount of $1,750,000, amortization of deferred financing costs of $136,160, less decrease in fair value of derivative liability of $1,411,430) of $525,566, and less the net change in operating assets and liabilities of $328,328.

     Investing activities provided cash of $855,827 in the first nine months of 2007 and provided cash of $544,621 during the same period in 2006. Cash of $143,071 in 2007, and $124,057 in 2006 were used to purchase capital equipment. In 2007, there was a decrease in our certificate of deposit of $702,082 and $237,616 was additionally provided through our cancellation of the company's line of credit which freed up collateral required by the credit line. In 2006, $668,678 was provided through a reduction in the amount of collateral required for the company's reduced line of credit.

     There were no financing activities for the first nine months of 2007 and 2006.

     On September 30, 2007 the Company's cash (including cash equivalents) was $558,000, compared to $2,409,000 on September 30, 2006. The Company had a working deficit on September 30, 2007 of $3,787,100. The working deficit includes $2,852,700 for derivative liabilities - excluding this amount from current liabilities; the Company's working capital deficit be $934,400. The Company's working deficit at September 30, 2006 was $519,400 - excluding derivative liabilities; working capital would be $3,840,200.

     During the quarter, the Company has cancelled its credit facility with East West Bank.

     The Company's current cash balance is not expected to be adequate to fund operations beyond the first quarter of 2008. As such, the Company is actively seeking additional funding to provide necessary working capital for operations and implementation of its business strategy of creating a sales and marketing staff for the marketing, advertising and selling of the zNose(R) family of chemical detection products, increasing distribution channels both in the U.S. and foreign countries, introducing new products, improving existing product lines and development of a strong corporate infrastructure. There can be no assurance that any financing will be available through any bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. If future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of common stock and there is no guarantee that a market will exist for the sale of the Company's shares.


FISCAL YEAR ENDED DECEMBER 31, 2006 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2005

     Our cash and cash equivalents amounted to approximately $1.094 million at December 31, 2006.

     During 2006, we used approximately $2.963 million in our operating activities which is the result of the following:

          o    A net loss of approximately $2.812 million adjusted for:

               o the amortization of debt discount of approximately $2.333 million, amortization of deferred financing costs of approximately $182,000 and a decrease in the fair value of the derivative liabilities of approximately $2.415 million.

          o An increase in inventories of approximately $383,000 for materials required for the production of several new products introduced during the year. A decrease in accounts receivable and accounts payable and accrued expenses of approximately $165,000, and $77,000 respectively, due to better collection efforts and control over expenditures.

     During 2006, we used approximately $162,000 in investing activities mostly for purchase of property and equipment of approximately $129,000.

     During 2006, we did not have any financing activities.

     The company has a revolving line of credit for borrowings up to $500,000 with East West Bank. The line of credit is collateralized with a certificate of deposit in the amount of $250,000. Borrowings under this agreement bear interest at prime. The maturity date of the line of credit was March 31, 2007 and the line of credit was renewed with East West Bank through March 31, 2008.

     During 2005, we used approximately $2.945 million in our operating activities which is the result of the following:

     o    A net income of approximately $2.779 million adjusted for:

          o the recognition of derivative liabilities of approximately $2.401 million resulting from the issuance of such derivative (convertible debentures and warrants) and a decrease in the fair value of the derivative liabilities of approximately $7.578 million.

     o An increase in accounts receivables, inventories, and accounts payable and accrued expenses of approximately $435,000, $459,000, $267,000, respectively, resulting from increased revenues, increased production to meet the increased demand for our products and a general increase in our expenses associated with our growth.

     During 2005, we used approximately $1.001 million in investing activities by purchasing a certificate of deposit of approximately $919,000 to satisfy collateral requirement of our line of credit and by incurring capital expenditures of approximately $127,000.

     During 2005, we generated approximately $8.140 million in financing activities by generating proceeds of approximately $7.000 million and $3.812 million from the issuance of our convertible debentures and our shares of common stock, respectively, offset by the repayment of our line of credit of approximately $1.969 million and by paying financing costs of approximately $593,000.

     Although Electronic Sensor Technology possesses a bank operating line of credit, there can be no assurance that these proceeds will be adequate for our capital needs. There can be no assurance that any required or desired financing will be available through any other bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. If future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of common stock. There is no guarantee that a market will exist for the sale of our shares.

     Our primary capital needs are to fund our growth strategy, which includes expanding our sales and marketing staff for the marketing, advertising and selling of the zNose(R) family of chemical detection products, increasing distribution channels both in the U.S. and foreign countries, introducing new products, improving existing product lines and development of a strong corporate infrastructure. We do not believe that we will have to incur significant capital expenditures in the near future in order to meet our growth strategy goals.

     As of December 31, 2006, our cash balance and working capital were $1,796,223 and $3,215,511, respectively. Our current monthly cash burn rate is approximately less than $200,000 and we do not anticipate any extraordinary cash payments that we will have to make in the near future until the first principal payment of approximately $780,000 is due on the convertible debentures that we issued on December 7, 2005, which such payment is to be made on January 1, 2008. Based on our current monthly cash burn rate, the cash balance in the bank and our sales backlog of approximately $1.750 million; we believe that we will not require any financing until the first half of 2008. Accordingly, we believe that we will be able to continue as a going concern for at least the next twelve months.

SEASONALITY AND QUARTERLY RESULTS

     We do not foresee any seasonality to our revenues or our results of operations.

INFLATION

     Although we currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our vapor detection and analysis technology, our raw materials and finished products are sourced from cost-competitive industries. While prices for our raw materials may vary significantly based on market trends, we do not foresee any material inflationary trends for our product sources.

OFF BALANCE SHEET ARRANGEMENTS

     We do not have any off-balance sheet arrangements.

                             DESCRIPTION OF PROPERTY

     We lease approximately 13,500 square feet of office space and production facilities at 1077 Business Center Circle, Newbury Park, California. Our current lease expires on September 30, 2010. The lease payments are currently $11,430.90 per month, and increase by 3% per annum beginning on October 1, 2007. The facility serves as our headquarters and research and development and manufacturing facility. This property is in good condition and is suitable and adequate for our uses. We do not believe this property is subject to any material competitive conditions. Our management is of the opinion that this property is adequately covered by insurance.

INVESTMENT POLICIES

     We do not invest, nor do we plan to invest in the foreseeable future in real estate, interests in real estate, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities. This policy may be changed without a vote of security holders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FORBEARANCE AND AMENDMENT AGREEMENT WITH MIDSUMMER INVESTMENT, LTD. AND ISLANDIA, L.P.

     On September 7, 2006, Electronic Sensor Technology entered into a Forbearance and Amendment Agreement with Midsummer Investment, Ltd. and Islandia, L.P., each of which holds a debenture and warrant, the common stock underlying which represent more than 5% of our outstanding shares of common stock (the conversion of each debenture and exercise of each warrant is contractually capped such that such conversion or exercise, as applicable, shall not cause Midsummer's or Islandia's respective beneficial ownership to exceed 4.99%, unless waived by Midsummer or Islandia, respectively, and in no event to exceed 9.99%, without giving effect to shares of common stock underlying any unconverted portion of the debenture or unexercised portion of the warrant). The terms of the convertible debentures and warrants that we issued to Midsummer and Islandia in a private placement on December 7, 2005 required that we register the shares of our common stock underlying such debentures and warrants within 180 days of the date of issuance of the debentures and warrants. The failure to do so is an event of default under the debentures, giving Midsummer and Islandia the right to accelerate the debentures and receive a premium of approximately 30% of the outstanding amounts due under the debentures upon acceleration. The failure to do so also reduces the exercise price of the warrants by $0.03 per month until such shares are registered. In addition, the failure to register such shares within 150 days of the date of issuance of the debentures and warrants gives the holders the right to receive liquidated damages in the amount of 2% per month of the purchase price of the debentures and warrants, pursuant to a registration rights agreement, and the failure to pay such liquidated damages relating to the debentures is an event of default under the debentures.

     Pursuant to the Forbearance and Amendment Agreement, Midsummer and Islandia have agreed to abstain from exercising the aforementioned rights and remedies arising out of the then existing defaults under the debentures and warrants until February 28, 2007. In exchange for such forbearance, we agreed to reduce the conversion price of the debentures from $0.4544 per share to $0.4000 per share and to reduce the exercise price of the warrants from $0.4761 per share to $0.4300 per share. In addition, we appointed a director, Michel Amsalem, and an independent director, Lewis Larson to our Board of Directors, in accordance with the terms of the Forbearance and Amendment Agreement. Electronic Sensor Technology also agreed not to increase its Board of Directors to more than 9 members without the consent of Midsummer. Pursuant to the Forbearance and Amendment Agreement, we have hired a chief operating officer of Electronic Sensor Technology, Barry Howe, with the potential to become chief executive officer. Mr. Howe has been hired for an interim and trial basis of 3 months, at which time the Board of Directors will meet to determine whether Mr. Howe shall be promoted to chief executive officer or be released. If Mr. Howe is released, a new search by a special committee of our Board of Directors will begin.

     The registration statements pursuant to which such shares were registered were declared effective by the Securities and Exchange Commission on November 21, 2006 and December 21, 2006, respectively.

DEBT CONVERSION AGREEMENTS

     Prior to the mergers whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., Electronic Sensor Technology, L.P. entered into Debt Conversion Agreements with holders of its outstanding debt, including Francis Chang, Teong Lim, Edward Staples and Amerasia Technology.

     Pursuant to the Debt Conversion Agreement with Mr. Chang, Electronic Sensor Technology, L.P. agreed to convert $226,720 of debt into the right to receive 226,720 shares of Bluestone Ventures common stock and a warrant to purchase 113,360 shares of Bluestone Ventures common stock at $1.00 per share, exercisable only if the trading price of such stock is at least $1.50 per share, which Mr. Chang assigned to 3 Springs, LLC, a Delaware limited liability company of which Mr. Chang is the sole member. In addition, prior to the mergers, Mr. Chang owned 30.21% of the outstanding shares of Amerasia Technology. Pursuant to the Debt Conversion Agreement with Amerasia Technology, Electronic Sensor Technology, L.P. agreed to convert $952,577 of debt into the right to receive 952,577 shares of Bluestone Ventures common stock and warrants to purchase 476,289 shares of Bluestone Ventures common stock at $1.00 per share, exercisable only if the trading price of such stock is at least $1.50 per share. Following the mergers, Electronic Sensor Technology issued Bluestone Ventures common stock and warrants to the former debtholders of Electronic Sensor Technology, L.P., of which 3 Springs, LLC received (i) 226,720 shares of Bluestone Ventures common stock and a warrant to purchase 113,360 shares by virtue of the debt owed to Mr. Chang and (ii) 287,773 shares of Bluestone Ventures common stock and a warrant to purchase 143,887 shares, which represented Mr. Chang's portion of the shares and warrants received by Amerasia Technology and distributed to its shareholders.

     Pursuant to the Debt Conversion Agreement with Dr. Lim, Electronic Sensor Technology, L.P. agreed to convert $517,899 of debt into the right to receive 517,899 shares of Bluestone Ventures common stock and a warrant to purchase 258,950 shares of Bluestone Ventures common stock at $1.00 per share, exercisable only if the trading price of such stock is at least $1.50 per share, which Dr. Lim assigned to TC Lim, LLC, a Delaware limited liability company of which Dr. Lim is the sole member. In addition, prior to the mergers, Dr. Lim owned 37.76% of the outstanding shares of Amerasia Technology. Following the mergers, Electronic Sensor Technology issued common stock and warrants to the former debtholders of Electronic Sensor Technology, L.P., of which TC Lim, LLC received (i) 517,899 shares of Bluestone Ventures common stock and a warrant to purchase 258,950 shares by virtue of the debt owed to Dr. Lim and (ii) 359,693 shares of Bluestone Ventures common stock and a warrant to purchase 179,846 shares, which represented Dr. Lim's portion of the shares and warrants received by Amerasia Technology and distributed to its shareholders pursuant to the Debt Conversion Agreement with Amerasia.

     Pursuant to the Debt Conversion Agreement with Dr. Staples, who was an officer and a director of the company at the time of the mergers, Electronic Sensor Technology, L.P. agreed to convert $399,643 of debt into the right to receive 399,643 shares of Bluestone Ventures common stock and a warrant to purchase 199,822 shares of Bluestone Ventures common stock at $1.00 per share, exercisable only if the trading price of such stock is at least $1.50 per share. In addition, prior to the mergers, Dr. Staples owned 30.21% of the outstanding shares of Amerasia Technology. Following the mergers, Electronic Sensor Technology issued common stock and warrants to the former debtholders of Electronic Sensor Technology, L.P., of which Dr. Staples received (i) 399,643 shares of Bluestone Ventures common stock and a warrant to purchase 199,822 shares by virtue of the debt owed to

Dr. Staples and (ii) 287,773 shares of Bluestone Ventures common stock and a warrant to purchase 143,867 shares, which represented Dr. Staples's portion of the shares and warrants received by Amerasia Technology and distributed to its shareholders pursuant to the Debt Conversion Agreement with Amerasia.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock has been quoted on the Over-the-Counter Bulletin Board since February 1, 2005 under the symbol "ESNR.OB". Prior to February 1, 2005 Bluestone Ventures's common stock was quoted on the Over-the-Counter Bulletin Board under the symbol "BLUV.OB". There is currently no broadly followed, established public trading market for our common stock. The quarterly range of high and low Over-the-Counter Bulletin Board quotation information for our common stock for the last two fiscal years is set forth below. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                       QUARTERLY COMMON STOCK PRICE RANGES


                                    2007
                             -------------------
     QUARTER ENDED             HIGH       LOW
     ---------------------   --------   --------
     September 30            $    .22   $    .06
     June 30                      .26        .18
     March 31                     .29        .13


                                    2006
                             -------------------
     QUARTER ENDED             HIGH       LOW
     ---------------------   --------   --------
     December 31             $    .48   $    .21
     September 30                 .40        .20
     June 30                      .29        .17
     March 31                     .41        .19

                                    2005
                             -------------------
     QUARTER ENDED             HIGH       LOW
     ---------------------   --------   --------
     December 31             $    .62   $    .27
     September 30                1.19        .42
     June 30                     2.50       1.07
     February 1 - March 31       2.51       1.90

Source: Yahoo! Finance.

     As of the date of this prospectus, 39,254,348 of our shares of common stock are subject to outstanding options or warrants to purchase, or securities convertible into common stock.

     As of the date of this prospectus, approximately 27,433,741 shares of our common stock may be sold pursuant to Rule 144 under the Securities Act, provided that all of the requirements of Rule 144 have been met.

     We have agreed to register 47,445,364 shares of our common stock under the Securities Act for sale by security holders. (This figure includes certain shares of our common stock that are currently underlying outstanding warrants to purchase and securities convertible into common stock, as well as certain shares of our common stock that may be sold pursuant to Rule 144).


     There were 45 record holders of our common stock as of September 30, 2007. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.


     We have not paid dividends on our common stock since our inception. The decision to pay dividends on common stock is within the discretion of our Board of Directors. It is our current policy to retain any future earnings to finance the operations and growth of our business. Accordingly, we do not anticipate paying any dividends on common stock in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table illustrates, as of December 31, 2006, information relating to all of our equity compensation plans:

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                            NUMBER OF SECURITIES
                                           NUMBER OF SECURITIES TO    WEIGHTED AVERAGE      REMAINING AVAILABLE
                                           BE ISSUED UPON EXERCISE    EXERCISE PRICE OF     FOR FUTURE ISSUANCE
                                           OF OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,     UNDER THE EQUITY
PLAN CATEGORY                                WARRANTS AND RIGHTS      WARRANTS AND RIGHTS     COMPENSATION PLAN
----------------------------------------   -----------------------   --------------------   --------------------
Equity compensation plans approved by
 security holders                                                0                    N/A                      0
Equity compensation plans not
approved by security holders                             1,191,500   $                .89              3,808,500(1)
Total                                                    1,191,500   $                .89              3,808,500

(1) This amount represents the remainder of the 5,000,000 shares of our common stock authorized for issuance under the Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan, less 1,191,500, the number of shares of common stock underlying outstanding options granted pursuant to the Stock Incentive Plan as of December 31, 2006. In addition, subsequent to December 31, 2006, under our Stock Incentive Plan, we issued options to purchase 1,239,700 shares of common stock on January 16, 2007, options to purchase 418,250 shares of common stock on March 5, 2007 and an option to purchase 500,000 shares of common stock on July 16, 2007. Consequently, as of the date of this prospectus, 1,650,550 shares remain available for future issuance under our Stock Incentive Plan.

ELECTRONIC SENSOR TECHNOLOGY, INC. 2005 STOCK INCENTIVE PLAN

     A description of the Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan is set forth in Note 7 to the company's consolidated financial statements under the heading "Options" included in this prospectus and is incorporated herein by reference.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The table below outlines the total compensation of the named executive officers of Electronic Sensor Technology for the fiscal years ended December 31, 2005 and December 31, 2006.

                         SUMMARY COMPENSATION TABLE (1)

                                                                               OPTION       ALL OTHER
                                            SALARY      BONUS      AWARDS      AWARDS      COMPENSATION       TOTAL
NAME AND PRINCIPAL POSITIOON       YEAR     ($)(2)       ($)       ($)(3)      ($)(3)        ($)(4)            ($)
-------------------------------   ------   --------   --------   ----------   --------    --------------     --------
Teong C. Lim,                      2005     111,316          -            -           (6)          3,340(7)   114,656
President and Chief Executive      2006     165,229          -            -          -             4,957(7)   170,186
Officer (January 26,
2006-present)
Former Vice President of
Corporate Development (February
1, 2005-January 25, 2006)
Director (5)

Matthew Collier,                   2005     135,384          -           -            (9)              -      135,384
Former President and Chief         2006      37,796     18,334       21,000(8)       -           113,482(10)  190,612
Executive Officer (May 26,
2005-January 25, 2006)

Francis H. Chang,                  2005     123,888          -            -           (11)         3,717(7)   127,605
Former Secretary & Vice            2006     130,070          -            -          -            18,669(12)  148,739
President of Finance (February
1, 2005- November 1, 2006)
Director (5)

Edward J. Staples,                 2005     132,411          -            -           (13)         3,972(7)   136,383
Former President and Chief         2006     206,360          -            -          -             6,190(7)   212,550
Executive Officer (February
1, 2005 -May 26, 2005)
Former Chief Scientific
Officer (May 26, 2005-March
8, 2007)
Former Director (February 1,
2005-March 8, 2007) (5)

Gary Watson,                       2005     120,898          -            -           (14)         3,627(7)   124,525
Vice President of                  2006     145,172          -            -          -             4,355(7)   149,527

                                                                               OPTION       ALL OTHER
                                            SALARY      BONUS      AWARDS      AWARDS      COMPENSATION       TOTAL
NAME AND PRINCIPAL POSITIOON       YEAR     ($)(2)       ($)       ($)(3)      ($)(3)        ($)(4)            ($)
-------------------------------   ------   --------   --------   ----------   --------    --------------     --------
Engineering (May 26, 2005-
present)

Philip Yee,                        2005           -          -            -          -                 -            -
Secretary, Treasurer and           2006      64,750          -            -          -                 -       64,750
Chief Financial Officer
(November 1, 2006-present)

(1) The columns entitled "Non-Equity Incentive Plan Compensation" and "Nonqualified Deferred Compensation Earnings" have been omitted from the Summary Compensation Table because there has been no compensation awarded to, earned by, or paid to any of the named executive officers required to be reported in such columns.

(2) Amounts represent all pre-tax salaries and include any amounts earned but deferred under the company's 401(k) plan.

(3) The manner in which the company values stock and option awards is outlined in Note 1 to the company's consolidated financial statements under the heading "Stock-Based Compensation" included in this prospectus. We did not grant any option awards to the named executive officers during our 2006 fiscal year.

(4) All named executive officers are covered by the company's health insurance plan, which does not discriminate in scope, terms or operation, in favor of named executive officers or directors and is generally available to all salaried employees. As a result, the information regarding health insurance premiums paid to the named executive officers has been omitted from the Summary Compensation Table, except as noted in footnote 12 below.

(5) Teong Lim, Francis Chang and Edward Staples did not receive any compensation for their services as directors of the company in 2006.

(6) Teong Lim was granted an option to purchase 80,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such option was terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc. and was replaced with an option to purchase 80,000 shares of common stock of Electronic Sensor Technology, Inc. at $1.00 per share. Such option was accounted for at the time of the original grant of Electronic Sensor Technology, L.P. options and no dollar amount was recognized in connection therewith for financial statement reporting purposes with respect to the 2005 fiscal year.

(7) Amounts represent 401(k) contributions by the company, as described under the heading "401(k) Plan" below.

(8) On January 25, 2006, Mr. Collier was granted 75,000 shares of restricted common stock. The 75,000 shares were all fully vested on the date of the grant, but are restricted by a right of first refusal on the part of Electronic Sensor Technology in the event that Mr. Collier decides to sell such shares. Aside from the right of first refusal on our part, the shares of restricted common stock carry the same rights and privileges as our unrestricted shares of common stock, including the right to receive dividends, if any.

(9) On September 8, 2005, the Board of Directors approved the granting of an option under our 2005 Stock Incentive Plan to Mr. Collier to acquire 500,000 shares common stock at an exercise price of $0.64 per share, the closing price of the common stock on September 8, 2005. On October 7, 2005, Electronic Sensor Technology entered into an Option Agreement with Mr. Collier, substantially in the form attached as Exhibit 10.2 to our annual report on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the Commission on April 15, 2005, for the granting of the option to purchase 500,000 shares of common stock at an exercise price of $0.64 per share. Mr. Collier's option would have vested, 33% annually (and 34% in the third year), provided Mr. Collier was still employed by Electronic Sensor Technology at the end of each such annual period. On January 25, 2006, Mr. Collier resigned from his position as President and Chief Executive Officer of Electronic Sensor Technology, and is no longer employed by Electronic Sensor Technology. Pursuant to the terms of Mr. Collier's employment agreement, upon Mr. Collier's resignation, the vesting schedule of his option was accelerated by six months. In addition, pursuant to the terms of the Settlement

Agreement, Mutual Release and Amendment of Option Agreement entered into between Electronic Sensor Technology and Mr. Collier on January 25, 2006, the option to purchase 200,000 shares of common stock at an exercise price of $0.64 per share would vest in the first vesting period, which, as a result of the six-month acceleration of the vesting of the option, was deemed to occur on November 26, 2005. In accordance with the terms of the Option Agreement, Mr. Collier's resignation resulted in the forfeiture of the unvested option to purchase 300,000 shares of common stock, and Mr. Collier had three months from January 25, 2006 in which to exercise the vested option to purchase 200,000 shares of common stock. Mr. Collier did not exercise the vested option within three months of January 25, 2006 and the option expired. In accordance with the valuation methodology used by the company, as outlined in Note 1 to the company's consolidated financial statements under the heading "Stock-Based Compensation" included in this prospectus, the company did not recognize any compensation cost for such option.

(10) Amount represents (i) $110,000 received as severance pursuant to the Settlement Agreement, Mutual Release and Amendment of Option Agreement, as more fully described under the heading "Severance and Termination Agreements" below and (ii) a payment of $3,482 for accrued but unused vacation time paid to Mr. Collier at the time of his resignation.

(11) Francis Chang was granted an option to purchase 80,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such option was terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and was replaced with an option to purchase 80,000 shares of common stock of Electronic Sensor Technology, Inc. at $1.00 per share. Such option was accounted for at the time of the original grant of Electronic Sensor Technology, L.P. options and no dollar amount was recognized in connection therewith for financial statement reporting purposes with respect to the 2005 fiscal year.

(12) Amount represents (i) a total of $800 in insurance premiums paid to Francis Chang for the months of November and December pursuant to the retirement agreement, as more fully described under the heading "Retirement Agreements" below, (ii) $12,000 in compensation for Mr. Chang's services as a consultant for the company from November 1, 2006 through December 31, 2006 at a biweekly retainer fee of $3,000, (iii) a payment of $1,910 for accrued but unused vacation time paid to Mr. Chang at the time of his retirement and (iv) $3,959 in 401(k) contributions by the company.

(13) Edward Staples was granted an option to purchase 100,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such option was terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and was replaced with an option to purchase 100,000 shares of common stock of Electronic Sensor Technology, Inc. at $1.00 per share. Such option was accounted for at the time of the original grant of Electronic Sensor Technology, L.P. options and no dollar amount was recognized in connection therewith for financial statement reporting purposes with respect to the 2005 fiscal year.

(14) Gary Watson was granted options to purchase (i) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on March 15, 1999, (ii) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on July 1, 2000, (iii) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on May 15, 2001 and
(iv) 25,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on September 15, 2002. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with an option to purchase 50,000 shares of common stock at $1.00 per share and an option to purchase 125,000 shares of common stock at $1.05 per share. Such options were accounted for at the time of the original grants of Electronic Sensor Technology, L.P. options and no dollar amount was recognized in connection therewith for financial statement reporting purposes with respect to the 2005 fiscal year.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND ADDITIONAL NARRATIVE DISCLOSURE

EMPLOYMENT AND CONSULTING AGREEMENTS

     Philip Yee. On March 16, 2006, Philip Yee accepted an offer letter extended by Electronic Sensor Technology regarding his employment with Electronic Sensor Technology as Controller, which is attached as Exhibit 10.2 to our amended current report on Form 8-K/A filed February 14, 2007 and is incorporated herein by reference. The offer letter set Mr. Yee's salary at $75,000 per year, to be adjusted to $80,000 per year after completion of a three-month trial period, and included an agreement by Electronic Sensor Technology to grant to Mr. Yee an option to purchase 75,000 shares of common stock, subject to approval by the Board of Directors (an option to purchase 100,000 shares of common stock of the company, was approved by the Board of

Directors and granted to Mr. Yee on January 16, 2007). On October 16, 2006, the Board of Directors appointed Mr. Yee to become Secretary, Treasurer and Chief Financial Officer of the company, effective November 1, 2006. In connection with the appointment of Mr. Yee as Secretary, Treasurer and Chief Financial Officer of Electronic Sensor Technology, Electronic Sensor Technology and Mr. Yee entered into an oral agreement to increase Mr. Yee's annual salary to $110,000 through April 1, 2007, at which point Electronic Sensor Technology and Mr. Yee have orally agreed to increase Mr. Yee's annual salary to $125,000.

     Francis Chang. On October 16, 2006, Francis Chang announced his retirement as Secretary, Treasurer and Vice President of Finance and Administration to the Board of Directors of the company, effective November 1, 2006. Mr. Chang continues to serve as a director of and consultant to the company. On November 1, 2006 Mr. Chang and the company entered into a letter agreement regarding the company's engagement of Mr. Chang as a consultant through April 30, 2007 for a biweekly retainer fee of $3,000, as more fully described in Exhibit 10.1 to our amended current report on Form 8-K/A filed February 14, 2007 and is incorporated herein by reference.

SEVERANCE AND TERMINATION AGREEMENTS

     Matthew Collier. On May 16, 2005, Electronic Sensor Technology entered into a letter agreement with Matthew Collier, who was appointed President and Chief Executive Officer on May 26, 2005. Pursuant to the letter agreement, as more fully described in Exhibit 10.1 to our amended current report on Form 8-K/A filed October 6, 2005 and incorporated herein by reference, Mr. Collier agreed to serve as President and Chief Executive Officer of Electronic Sensor Technology for at an annual salary of $220,000 per year and a potential target bonus of 25% of such annual salary, to be paid at the discretion of the Board of Directors. The letter agreement also provides for a grant of 75,000 shares of restricted common stock that may be traded one year from Mr. Collier's date of employment and an additional 75,000 shares of restricted common stock to be granted one year from Mr. Collier's date of employment, if Mr. Collier remains an employee of Electronic Sensor Technology, tradable on the first anniversary of such grant. The letter agreement also provides for a grant of an option to purchase 500,000 shares common stock at an exercise price of $1.50 per share, subject to approval by the Board of Directors. On September 8, 2005, the Board of Directors approved the granting of such option at $0.64 per share, the closing price of the common stock on September 8, 2005. On October 7, 2005, Electronic Sensor Technology entered into an Option Agreement with Mr. Collier, substantially in the form attached as Exhibit 10.2 to our annual report on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the Commission on April 15, 2005, for the granting of the option to purchase 500,000 shares of common stock at an exercise price of $0.64 per share. Mr. Collier's option would have vested, 33% annually (and 34% in the third year), provided Mr. Collier was still employed by Electronic Sensor Technology at the end of each such annual period.

     On January 25, 2006, the letter agreement with Mr. Collier was mutually terminated by Mr. Collier and Electronic Sensor Technology (other than that portion of the letter agreement relating to indemnification of Mr. Collier for liability incurred within the scope of his employment with the company, embodied in Section 7 of the letter agreement), by way of a Settlement Agreement, Mutual Release and Amendment of Option Agreement entered into between Mr. Collier and Electronic Sensor Technology in connection with the resignation of Mr. Collier as President and Chief Executive Officer and a director of Electronic Sensor Technology, effective January 25, 2006. The Settlement Agreement, Mutual Release and Amendment of Option Agreement is attached as Exhibit 10.1 to our current report on Form 8-K filed January 31, 2006 and is incorporated herein by reference. The terms of the Settlement Agreement, Mutual Release and Amendment of Option Agreement in large part carried out the terms of the letter agreement dated May 16, 2005 with Mr. Collier. Specifically, the Settlement Agreement, Mutual Release and Amendment of Option Agreement provided for (i) the payment of six months' base salary to Mr. Collier, totaling $110,000, over the course of 13 biweekly payroll periods, (ii) the payment of a bonus in the sum of $18,334 earned through the date of Mr. Collier's resignation, (iii) the acceleration by six months of the vesting schedule of Mr. Collier's option to purchase 500,000 shares of common stock, each of (i) through (iii) as provided for in the letter agreement in the event of a termination without cause and (iv) the issuance of 75,000 shares of restricted common stock, as contemplated in the letter agreement. The Settlement Agreement, Mutual Release and Amendment of Option Agreement also provided for the vesting of an option to purchase 200,000 shares of common stock in the first vesting period of the vesting schedule of Mr. Collier's option to purchase 500,000 shares of common stock, described above. As a result of the six-month acceleration of the vesting schedule, such vesting of the option to purchase 200,000 shares of common stock was deemed to occur on November 26, 2005. In accordance with the terms of Mr. Collier's Option Agreement, Mr. Collier's resignation resulted in the forfeiture of the remaining unvested option to purchase 300,000 shares of common stock, and Mr. Collier had three months from January 25, 2006 in which to exercise the vested option to purchase 200,000 shares of common stock. Mr. Collier did not exercise the vested option within three months from January 25, 2006 and the option expired.

     Edward Staples. On March 8, 2007, Electronic Sensor Technology accepted the resignation of Edward Staples as Chief Scientific Officer and a director of the company. In connection and concurrently with such resignation, the company and Dr. Staples entered into a Severance Agreement, Mutual Release and Promotion Agreement, which is attached as Exhibit 10.1 to our current report on Form 8-K filed March 13, 2007 and is incorporated herein by reference. The Severance Agreement, Mutual Release and Promotion Agreement provides for (i) payment of nine months' salary to Dr. Staples (totaling $116,324.52) in eighteen equal biweekly installments, (ii) reimbursement of major medical insurance premiums paid by Dr. Staples for twelve months, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), provided that such amount does not exceed the insurance coverage presently maintained by Dr. Staples through the company's group policy and (iii) a mutual release of claims by the company and Dr. Staples. Dr. Staples also agreed, in the Severance Agreement, Mutual Release and Promotion Agreement, to spend one hour per month for nine months, promoting the company and its products in exchange for $100 per hour and reimbursement of reasonable business costs and expenses incurred in connection with such promotion.

RETIREMENT AGREEMENTS

     The company has an agreement with each of Francis Chang, Teong Lim and Gary Watson, under which, so long as the individual continues to be employed by the company until retirement age, which is currently 65 years of age, the company shall provide Medigap insurance, also known as Medicare supplemental insurance, to the individual after retirement until the individual's death.

401(k) PLAN

     The company sponsors a 401(k) retirement savings plan which covers its full-time employees who have been employed by the company for at least one (1) year. Eligible employees may elect to contribute a percentage of their compensation to the 401(k) plan, subject to the maximum amount established annually under Section 401(k) of the Internal Revenue Code. In each of 2005 and 2006, the company contributed an amount equal to three percent (3%) of each employee's respective compensation to the 401(k) plan account of each eligible employee.

     Other than the agreements mentioned herein, we have no employment agreements with any of our named executive officers, nor do we have any compensatory plans or arrangements with respect to any named executive officers that results or will result from the resignation, retirement or any other termination of such executive officer's employment with Electronic Sensor Technology or from a change-in-control of Electronic Sensor Technology or a change in the named executive officer's responsibilities following a change-in-control wherein the amount involved, including all periodic payments or installments, exceeds $100,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table outlines all outstanding equity awards held by named executive officers as of the fiscal year ended December 31, 2006.

                OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (1)

                                           OPTION AWARDS
                       ------------------------------------------------------
                           NUMBER OF
                          SECURITIES
                          UNDERLYING           OPTION
                         UNEXERCISED          EXERCISE            OPTION
                           OPTIONS             PRICE            EXPIRATION
NAME                    (#) EXERCISABLE         ($)                DATE
--------------------   ----------------   ----------------   ----------------
Teong C. Lim                     80,000   $           1.00   February 1, 2015
Matthew Collier                       -                  -                  -

                                          OPTION AWARDS
                       ------------------------------------------------------
                           NUMBER OF
                          SECURITIES
                          UNDERLYING           OPTION
                         UNEXERCISED          EXERCISE            OPTION
                           OPTIONS             PRICE            EXPIRATION
NAME                    (#) EXERCISABLE         ($)                DATE
--------------------   ----------------   ----------------   ----------------
Philip Yee                            -                  -                  -
Francis H. Chang                 80,000   $           1.00   February 1, 2015
Edward J. Staples               100,000   $           1.00   February 1, 2015
Gary Watson                      50,000   $           1.00   February 1, 2015

                                125,000   $           1.05   February 1, 2015

(1) The columns entitled "Number of Securities Underlying Unexercised Options (#) Unexercisable," and "Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options," have been omitted from the Outstanding Equity Awards at Fiscal Year-End Table because there was no applicable information required to be reported in such columns. In addition, the columns related to stock awards have been omitted because there were no outstanding unvested stock awards as of the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION

     The following table sets forth the compensation paid by Electronic Sensor Technology to all non-employee directors for the fiscal year ended December 31, 2006.

                            DIRECTOR COMPENSATION (1)

                             FEES
                          EARNED OR
                           PAID IN            ALL OTHER
                            CASH            COMPENSATION          TOTAL
NAME (2)                     ($)               ($)(3)               ($)
--------------------   ----------------   ----------------   ----------------
Mike Krishnan                     7,500(4)          10,064(5)          17,564
James Wilburn                    16,500(6)               -             16,500
Lewis E. Larson                   2,000(7)           4,500(8)           7,650
James Frey                       30,000(9)               -             30,000
Michel A. Amsalem                     -                  -                  -

(1) The columns entitled "Stock Awards," "Option Awards," "Non-Equity Incentive Plan Compensation" and "Nonqualified Deferred Compensation Earnings" have been omitted from the Director Compensation Table because there has been no compensation awarded to, earned by, or paid to any of the directors required to be reported in such columns.

(2) Teong Lim, Edward Staples and Francis Chang are not included in the Director Compensation table because any compensation received by Dr. Lim, Dr. Staples and Mr. Chang as directors of Electronic Sensor Technology for the fiscal year ended December 31, 2006 is reflected in the Summary Compensation Table above.

(3) With the exception of Michel Amsalem, the company reimburses each director who is not an officer or employee of the company for reasonable out-of-pocket expenses for attending board meetings. In 2006, with respect to each director, the aggregate amount of such expenses amounted to less than $10,000, other than with respect to Mike Krishnan as noted below.

(4) In 2006, Mike Krishnan received an attendance fee of $2,500 per meeting.

(5) The company reimbursed Mike Krishnan $10,064 for his out-of-pocket expenses associated with attending board meetings. As noted in footnote 3 above, the company reimburses each director for reasonable business expenses. Mr. Krishnan's expenses exceeded $10,000 because he must travel from Malaysia to California for all board meetings.

(6) In 2006, James Wilburn received an attendance fee of $1,500 per meeting and a monthly retainer fee of $1,000, which was paid quarterly.

(7) In 2006, Lewis Larson received an attendance fee of $2,000 for attending one meeting following his appointment as a director of the company.

(8) Includes $4,500 paid to Lewis Larson in exchange for consulting services. The company also reimbursed Mr. Larson $1,150 for his out-of-pocket expenses associated with providing such consulting services.

(9) James Frey received an attendance fee of $2,000 per meeting and an annual retainer fee of $2,000, which was paid quarterly.

NARRATIVE TO DIRECTOR COMPENSATION

AGREEMENTS WITH DIRECTORS

     On October 3, 2005, Electronic Sensor Technology entered into a letter agreement with James Frey, Chairman of the Board of Directors, which is attached as Exhibit 10.1 to our current report on Form 8-K filed October 7, 2005 and is incorporated herein by reference. The letter agreement superseded and replaced a prior letter agreement dated February 21, 2005 (and an addendum thereto dated April 1, 2005). The letter agreement dated October 3, 2005 also provides that Mr. Frey will continue to serve as Chairman of the Board of Directors of the company until such time, if any, as (i) Mr. Frey and the company shall enter into a new agreement, (ii) Mr. Frey resigns or is replaced as Chairman of the Board of Directors or (iii) Mr. Frey ceases being a director of the company. On September 8, 2005, the Board of Directors approved the granting of an option under our 2005 Stock Incentive Plan to Mr. Frey to acquire 250,000 shares common stock at an exercise price of $0.64 per share, the closing price of the common stock on September 8, 2005. On October 7, 2005, Electronic Sensor Technology entered into an Option Agreement with Mr. Frey, substantially in the form attached as Exhibit 10.2 to our annual report on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the Commission on April 15, 2005, for the granting of the option to purchase 250,000 shares of common stock at an exercise price of $0.64 per share. Mr. Frey's stock option shares vest as follows: one quarter of the option shares vested on each of March 8, 2006, September 8, 2006 and March 8, 2007, and the remaining one quarter will vest on September 8, 2007, provided he is still participating as a member of our Board of Directors at such time.

     The company also has agreements with each of the directors listed in the Director Compensation table, with the exception of Lewis Larson and Michel Amsalem, to continue to pay the retainer fees and meeting attendance fees set forth in such table, as well as to reimburse such directors for reasonable out-of-pocket expenses for attending board meetings. Lewis Larson and the company have agreed that beginning January 1, 2007 Lewis Larson will no longer receive meeting attendance fees, but will be compensated for consulting services provided to the company from time to time, and will receive reimbursement for reasonable out-of-pocket expenses incurred in connection with the provision of such services.

                              FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

Report of Independent Registered Public Accounting Firm                      F-1
Consolidated Balance Sheet as of December 31, 2006                           F-2
Consolidated Statements of Operations for the Year Ended
 December 31, 2006                                                           F-3
Consolidated Statement of Changes in Stockholders' Deficit for the
 Period from January 1, 2005 to December 31, 2006                            F-4
Consolidated Statements of Cash Flows for the Year Ended
 December 31, 2006                                                           F-5
Notes to Consolidated Financial Statements                                   F-6


UNAUDITED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED
 SEPTEMBER 30, 2007

Consolidated Balance Sheet (Unaudited) as of September 30, 2007             F-20
Consolidated Statements of Operations (Unaudited) for the Three
 and Nine Months Ended September 30, 2007 and 2006                          F-21
Consolidated Statements of Cash Flows (Unaudited) for the Nine
 Months Ended September 30, 2007 and 2006                                   F-22
Notes to Consolidated Financial Statements (unaudited)                      F-23

                                                                805 Third Avenue
                                                                      21st Floor
                                                              New York, NY 10022
                                                               Tel: 212-838-5100
                                                               Fax: 212-838-2676
                                                       e-mail: info@sherbcpa.com
[GRAPHIC OMITTED] SHERB & CO., LLP               Offices in New York and Florida
--------------------------------------------------------------------------------

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Electronic Sensor Technology, Inc.

     We have audited the accompanying balance sheet of Electronic Sensor Technology, Inc. as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, the consolidated financial position of Electronic Sensor Technology, Inc., as of December 31, 2006 and the consolidated results of its operations and its cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.


                                                    /s/ Sherb & Co., LLP
                                                    ----------------------------
                                                    Sherb & Co., LLP
                                                    Certified Public Accountants

New York, New York
February 16, 2007

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 2006

                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                      $     1,094,141
  Certificate of deposit                                                 702,082
  Certificate of deposit-restricted                                      250,000
  Accounts receivable, net of allowance for doubtful
   accounts of $24,362                                                   300,413
  Prepaid expenses                                                        78,770
  Inventories                                                          1,285,690
                                                                 ---------------
    TOTAL CURRENT ASSETS                                               3,711,096
                                                                 ---------------
DEFERRED FINANCING COSTS, net of amortization of $198,845                529,515
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
 $960,650                                                                197,788
SECURITY DEPOSITS                                                         12,817
                                                                 ---------------
                                                                 $     4,451,216
                                                                 ===============
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses                          $       403,918
  Deferred revenues                                                       91,667
  Derivative liabilities                                               3,356,473
                                                                 ---------------
    TOTAL CURRENT LIABILITIES                                          3,852,058
                                                                 ---------------
CONVERTIBLE DEBENTURES, net of unamortized discount of
 $4,472,223                                                            2,527,777
                                                                 ---------------
    TOTAL LIABILITIES                                                  6,379,835
                                                                 ---------------
STOCKHOLDERS' DEFICIT:
  Preferred stock, $.001 par value 50,000,000 shares
   authorized, none issued and outstanding                                    -
  Common stock, $.001 par value, 200,000,000
   shares authorized, 54,173,745 issued and outstanding                  54,174
  Additional paid-in capital                                          8,516,354
  Accumulated deficit                                               (10,499,147)
                                                                ---------------
    TOTAL STOCKHOLDERS' DEFICIT                                      (1,928,619)
                                                                ---------------
                                                                $     4,451,216
                                                                ===============

                 See notes to consolidated financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              Year Ended
                                                             December 31,
                                                  ----------------------------------
                                                        2006              2005
                                                  ---------------   ----------------
REVENUES                                          $     2,180,208   $      2,122,349
COST OF SALES                                           1,085,056          1,302,602
                                                  ---------------   ----------------
  GROSS PROFIT                                          1,095,152            819,747
                                                  ---------------   ----------------
OPERATING EXPENSES:
  Research and development                                833,791            260,125
  Selling                                                 822,954            653,092
  Compensation                                            655,045            466,421
  General and administrative                            1,200,800          1,522,451
                                                  ---------------   ----------------
    TOTAL OPERATING EXPENSES                            3,512,590          2,902,089
                                                  ---------------   ----------------
LOSS FROM OPERATIONS                                   (2,417,438)        (2,082,342)
                                                  ---------------   ----------------
OTHER INCOME AND EXPENSE:
  Other income - derivative liabilities                 2,414,605          7,577,929
  Other expense - derivative liabilities                        -         (2,401,358)
  Other income                                              2,140
  Gain (loss) on sale of property and equipment            (1,615)             9,287
  Interest expense                                     (2,809,682)          (324,540)
                                                  ---------------   ----------------
    TOTAL OTHER INCOME (EXPENSE)                         (394,552)         4,861,318
                                                  ---------------   ----------------
NET INCOME (LOSS)                                 $    (2,811,990)  $      2,778,976
                                                  ===============   ================
  Earnings (loss) per share, basic                $         (0.05)  $           0.05
                                                  ===============   ================
  Weighted average number of shares, basic             54,166,872         53,636,560
                                                  ===============   ================
  Earnings (loss) per share, diluted              $         (0.10)  $          (0.04)
                                                  ===============   ================
  Weighted average number of shares, diluted           54,166,872         53,636,560
                                                  ===============   ================

                 See notes to consolidated financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                Common Stock                          Preferred Stock
                                    ------------------------------------    -----------------------------------
                                         Shares              Amount              Shares             Amount
                                    ----------------    ----------------    ----------------   ----------------
BALANCE - January 1, 2005                 81,279,000    $         81,279                   -                  -
  Cancellation of common stock           (54,279,147)            (54,279)                  -                  -
  Notes payable converted to
   common stock                            1,272,000               1,272                   -                  -
  Reverse acquisition                              -                   -                   -                  -
  Sale of common stock                     3,985,000               3,985                   -                  -
  Deferred compensation
   contributed to capital                          -                   -                   -                  -
  Officers loans converted to
   common stock                            1,198,630               1,199                   -                  -
  Issuance of shares for services            130,000                 130                   -                  -
  Accrued interest converted to
   common stock                              313,262                 313                   -                  -
  Common stock issued for
   acquisition of EST                     20,200,000              20,200                   -                  -
  Net income                                       -                   -                   -                  -
                                    ----------------    ----------------    ----------------   ----------------
BALANCE - December 31, 2005               54,098,745              54,099                   -                  -
  Issuance of shares for services             75,000                  75                   -                  -
  Net (loss)                                       -                   -                   -                  -
                                    ----------------    ----------------    ----------------   ----------------
BALANCE - December 31, 2006               54,173,745    $         54,174                   -   $              -
                                    ================    ================    ================   ================

                                       Additional                                Total
                                         Paid-In           Accumulated        Stockholders'
                                         Capital             Deficit            Deficit
                                    ----------------    ----------------    ----------------
BALANCE - January 1, 2005                $4 ,763,774    $    (10,466,133)   $     (5,621,080)
  Cancellation of common stock                54,279                   -                   -
  Notes payable converted to
   common stock                            1,270,728                   -           1,272,000
  Reverse acquisition                        (89,325)                  -             (89,325)
  Sale of common stock                        (3,985)                  -                   -
  Deferred compensation
   contributed to capital                    934,957                   -             934,957
  Officers loans converted to
   common stock                            1,197,431                   -           1,198,630
  Issuance of shares for services             74,820                   -              74,950
  Accrued interest converted to
   common stock                              312,950                   -             313,263
  Common stock issued for
   acquisition of EST                        (20,200)                  -                   -
  Net income                                       -           2,778,976           2,778,976
                                    ----------------    ----------------    ----------------
BALANCE - December 31, 2005                8,495,429          (7,687,157)            862,371
  Issuance of shares for services             20,925                   -              21,000
  Net (loss)                                       -          (2,811,990)         (2,811,990)
                                    ----------------    ----------------    ----------------
BALANCE - December 31, 2006         $      8,516,354    $    (10,499,147)   $     (1,928,619)
                                    ================    ================    ================

                 See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Year Ended December 31,
                                                                 ----------------------------------
                                                                       2006               2005
                                                                 ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                              $    (2,811,990)   $     2,778,976
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in)operating activities:
    Depreciation and amortization                                         43,756             21,300
    Increase in reserve for obsolescence                                  36,483                  -
    Issuance of shares for services                                       21,000             74,950
    Recognition of derivative liabilities                                                 2,401,358
    Amortization of debt discount                                      2,333,333            194,444
    Amortization of deferred financing costs                             181,547             17,297
    Decrease in fair value of derivative liability                    (2,414,606)        (7,577,929)
  Changes in assets and liabilities:
    Accounts receivable                                                  165,363           (435,089)
    Inventories                                                         (382,551)          (458,974)
    Prepaid expenses                                                      (8,834)           (55,679)
    Security deposits                                                          -                140
    Accounts payable and accrued expenses                                (76,881)           266,578
    Deferred revenues                                                    (50,000)           (50,000)
    Due to related party                                                       -            (60,000)
    Interest payable                                                           -            (26,961)
    Other current liabilities                                                  -            (35,665)
                                                                 ---------------    ---------------
  Net cash provided by (used in) operating activities                 (2,963,380)        (2,945,254)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in restricted certificate of deposit               (33,404)          (918,678)
  Proceeds from sale of property and equipment                                 -             43,933
  Purchase of property and equipment                                    (128,997)          (126,582)
                                                                 ---------------    ---------------
  Net cash provided by (used in) investing activities                   (162,401)        (1,001,327)
                                                                 ---------------    ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in line of credit                                        -         (1,969,137)
  Repayment of partners' loans payable                                         -           (110,000)
  Proceeds from issuance of common stock                                       -          3,811,708
  Proceeds from convertible debentures                                         -          7,000,000
  Payment of deferred financing costs                                          -           (592,500)
                                                                 ---------------    ---------------
  Net cash provided by financing activities                                    -          8,140,071
                                                                 ---------------    ---------------
NET INCREASE (DECREASE) IN CASH                                       (3,125,780)         4,193,491
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                         4,219,921             26,430
                                                                 ---------------    ---------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $     1,094,141    $     4,219,921
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest                                                     $       578,280    $       102,928
                                                                 ===============    ===============
NON-CASH INVESTING AND FINANCING ACTIVITIES
  Notes payable, loans payable and accrued expenses converted
   into common stock and additional paid-in capital              $             -    $     3,718,849
                                                                 ===============    ===============
  Fair value of derivative liability recorded as debt discount
   on convertible debentures                                     $             -    $     7,000,000
                                                                 ===============    ===============
  Fair value of derivative liability recorded
   as deferred financing costs                                   $             -    $     7,000,000
                                                                 ===============    ===============

                 See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                          Notes to Financial Statements
                                December 31, 2006

(1)  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     Electronic Sensor Technology, Inc. develops and manufactures electronic devices used for vapor analysis. It markets its products through distribution channels in over 20 countries.

     BASIS OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Bluestone Ventures, Inc. ("Bluestone") executed an Agreement and Plan of Merger ("Merger Agreement") by and among Bluestone, Amerasia Technology, Inc., ("Amerasia"), holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P., ("EST"), L & G Sensor Technology, L.P., ("L&G"), holder of approximately 45% of the partnership interests of EST, Amerasia Acquisition Corp., ("AAC") a wholly-owned subsidiary of Bluestone, and L & G Acquisition Corp., ("LAC") a wholly-owned subsidiary of Bluestone on January 31, 2005. Under the Merger Agreement (i) AAC merged with and into Amerasia such that Amerasia became a wholly-owned subsidiary of Bluestone, (ii) LAC merged with and into L&G such that L&G became a wholly-owned subsidiary of Bluestone, (iii) as a result of the merger of
     (i) and (ii), Bluestone indirectly acquired all of the partnership interests of EST and (iv) Bluestone issued 20,000,000 shares of its common stock to the shareholders of Amerasia and L&G. This merger has been treated as a purchase only of the partnership interests of Electronic Sensor Technology L.P.

     For accounting purposes, the transaction was treated as a recapitalization of Electronic Sensor Technology and accounted for as a reverse acquisition. Prior to the merger, Bluestone was a non-operating public shell and Electronic Sensor Technology was a privately-held operating limited partnership. Accordingly, the accompanying financial statements include the accounts of Electronic Sensor Technology, L.P., for the period from January 1, 2005 to December 31, 2006 and the accounts of Bluestone from February 1, 2005 to December 31, 2006.

     CASH AND CASH EQUIVALENTS

     The Company considers highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. The Company had cash and cash equivalents amounting to $1,094,141 at December 31, 2006.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts is based on the Company's assessment of the collectibility of customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than the Company's historical experience, the Company's estimates of the recoverability of amounts due it could be adversely affected. The Company regularly reviews the adequacy of the Company's allowance for doubtful accounts through identification of specific receivables where it is expected that payments will not be received. The Company also establishes an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, the Company reviews past due receivables and gives consideration to prior collection history and changes in the customer's overall business condition. The allowance for doubtful accounts reflects the Company's best estimate as of the reporting dates. Changes may occur in the future, which may require the Company to reassess the collectibility of amounts and at which time the Company may need to provide additional allowances in excess of that currently provided.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, certificate of deposit, accounts receivables, accounts payable and accrued expenses approximate their fair value due to their short-term maturities. The fair value of the convertible debentures issued by the Company in December 2005 amounts to $7,000,000, based on the Company's incremental borrowing rate. The carrying value of the derivative liabilities associated with the convertible debentures represents its fair value.

     CONCENTRATION OF CREDIT RISKS

     The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable. The Company maintains accounts with financial institutions, which at times exceeds the insured limit of approximately $100,000. The Company minimizes its credit risks associated with cash by periodically evaluating the credit quality of its primary financial institutions. The Company's accounts receivables are due from distributors in all other countries in which it markets its products. The Company does not require collateral to secure its accounts receivables. The Company's largest customer accounted for 91% of its net accounts receivable at December 31, 2006. No other customers accounted for more than 5% of its net accounts receivables.

     PRODUCT CONCENTRATION RISK

     Substantially all of the Company's revenues derive from the sale of electronic devices used for vapor analysis.

     CUSTOMER CONCENTRATION RISK

     One of the Company's customers accounted for 42% of its revenues during 2006. This same customer accounted for 29% of the Company's revenues in 2005. No other customers accounted for more than 10% of its revenues.

     INVENTORIES

     Inventories are stated at the lower of cost or market, cost determined by the first-in, first-out (FIFO) method. The Company writes down its inventory for estimated obsolescence or unmarketable inventory using the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. The Company writes down inventory during the period in which such products are no longer marketable in any of their markets due to governmental regulations as well as inventory which matures within the next three months.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.

     Property and equipment consist of the following as of December 31, 2006:

          Machinery and equipment            $    852,255
          Leasehold improvements                   39,500
          Office furniture and equipment          266,683
                                             ------------
                                                1,158,438
          Accumulated depreciation               (960,650)
                                             ------------
                                             $    197,788
                                             ============

     Depreciation expense amounted to approximately $43,800 and $21,300 during 2006 and 2005, respectively.

     DEFERRED FINANCING COSTS

     Deferred financing costs consist of direct costs incurred by the Company in connection with the issuance of its convertible debentures. The direct costs include cash payments and fair value of warrants issued to the placement agent which secured the financing. Deferred financing costs are amortized over the term of the related convertible debentures using the effective interest rate method.

     INCOME TAXES

     Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or the entire deferred tax asset will not be realized.

     USE OF ESTIMATES

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, the realization of receivables and the valuation of the derivative liability. Actual results may differ from these estimates.

     BASIC AND DILUTED EARNINGS PER SHARE

     Basic earnings per share is calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share is computed using the weighted-average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options and warrants embedded conversion features (calculated using the reverse treasury stock method). The outstanding options, warrants and shares equivalent issuable pursuant to embedded conversion features amounted to 54,190,546 and 45,612,115 at December 31, 2006 and 2005, respectively. The outstanding options, warrants and shares equivalent issuable pursuant to embedded conversion features and warrants at December 31, 2006 and 2005, respectively, are excluded from the loss per share computation for that period due to their antidilutive effect. The Company adjusted the numerator for any changes in income or loss that would result if the contract had been reported as an equity instrument for accounting purposes during the period. However, the Company did not adjust the numerator for interest charges during the period on the convertible debentures because it would have been anti-dilutive.

     The following sets forth the computation of basic and diluted earnings per share for the year ended December 31:

                                                                        2006                2005
                                                                  ----------------    ----------------
Numerator:
  Net (loss) income                                               $     (2,811,990)   $      2,778,976
Net other income (expense) associated with derivative contracts         (2,414,605)         (5,176,571)
                                                                  ----------------    ----------------
Net loss for diluted earnings per share purposes                  $     (5,226,595)   $     (2,397,595)
                                                                  ================    ================
Denominator:
  Denominator for basic earnings per share - Weighted
   average shares outstanding                                           54,166,872          53,636,560
  Effect of dilutive warrants, embedded conversion
   features and liquidated damages                                               -                   -
                                                                  ----------------    ----------------
  Denominator for diluted earnings per share - Weighted
   average shares outstanding                                           54,166,872          53,636,560
                                                                  ================    ================
Basic earnings (loss) per share                                   $          (0.05)   $           0.05
                                                                  ================    ================
Diluted earnings (loss) per share                                 $          (0.10)   $          (0.04)
                                                                  ================    ================

     STOCK-BASED COMPENSATION

     In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or "SAB 107". SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS No. 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123. Effective January 1, 2006, the Company has fully adopted the provisions of SFAS No. 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses at December 31, 2006 consist primarily of vendor payables.

     DEFERRED REVENUES

     Deferred revenues at December 31, 2006 amounted to $91,667. The deferred revenues consist of a one-time licensing fee received by the Company during 2004 and is recognized over the term of the agreement which is five years. The Company recognized revenues of $50,000 and $50,000 pursuant to this agreement during 2006 and 2005, respectively.

     DERIVATIVE LIABILITIES

     The Company accounted for its liquidated damages during 2006 and 2005 pursuant to Emerging Issue Task Force ("EITF") 05-04, View C, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". In December 2006, FASB issued FASB Staff Position No. EITF 00-19-2 "Accounting for Registration Payment Arrangements" ("FSP 00-19-2"), which superseded EITF 05-04. FSP 00-19-2 provides that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, should be separately recognized and measured in accordance with FASB Statement No.5, "Accounting for Contingencies". The registration statement payment arrangement should be recognized and measured as a separate unit of account from the financial instrument(s) subject to that arrangement. If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, such contingent liability is included in the allocation of proceeds from the related financing instrument. Pursuant to EITF 05-04, View C, the liquidated damages paid in cash or stock are accounted for as a separate derivative, which requires a periodical valuation of its fair value and a corresponding recognition of liabilities associated with such derivative. FSP00-19-2 did not have an impact on the Company's accounting of the liquidated damages.

     The Company registered all shares underlying the convertible debentures as well as all shares underlying the warrants related to the convertible debentures on November 21, 2006, and December 21, 2006, respectively.

     The Company accounts for its embedded conversion features and freestanding warrants pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires a periodic valuation of their fair value and a corresponding recognition of liabilities associated with such derivatives. The recognition of derivative liabilities related to the issuance of shares of common stock is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. The recognition of derivative liabilities related to the issuance of convertible debt is applied first to the proceeds of such issuance as a debt discount, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. Any subsequent increase or decrease in the fair value of the derivative liabilities, which are measured at the balance sheet date, are recognized as other expense or other income, respectively.

     RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations as incurred and consists primarily of salaries and related benefits, raw materials and supplies.

     SEGMENT REPORTING

     The Company operates in one segment, manufacturing of electronic devices used for vapor analysis. The Company's chief operating decision-maker evaluates the performance of the Company based upon revenues and expenses by functional areas as disclosed in the Company's statements of operations.

     REVENUE RECOGNITION

     The Company records revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and the Company has no significant further obligations to the customer. Costs of remaining insignificant Company obligations, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product or service revenue are recorded as deferred revenue.

     SHIPPING AND HANDLING

     The Company accounts for shipping and handling costs as a component of "Cost of Sales".

     INVENTORIES

     Inventories are comprised of raw materials, work in process, and finished goods. Inventories are stated at the lower of cost or market and are determined using the first-in, first-out method.

     LONG-LIVED ASSETS

     The Company reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. At December 31, 2006 no assets were impaired.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In July 2005, the FASB issued FASB Staff Position ("FSP") 150-5, "Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares". FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after September 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial statements.

     In July 2005, the FASB issued EITF 05-6, "Determining the Amortization period for Leasehold Improvements Purchased After Lease Inception or Acquired in a Business Combination", which addressed the amortization period for leasehold improvements made on operating leases acquired significantly after the beginning of the lease. The EITF is effective for leasehold improvements made in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-6 on July 1, 2005, which did not have a material impact to the Company's financial position, results of operations and cash flows.

     In September 2006, the FASB issued FASB Statement No. 157. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

     On July 13, 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, ("FIN 48"), entitled, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109". Concurrently, FASB issued a FASB staff position (FSP) relating to income taxes, (FSP) No. FAS 13-2, "Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction." FASB's summary of FIN 48 notes that differences between tax positions recognized in the financial statements and tax positions taken in the tax return (referred to commonly as "book" vs. "tax") will generally result in: (a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, (b) a reduction in a deferred tax asset or an increase in a deferred tax liability, or (c) both of the above. FIN 48 requires the affirmative evaluation that it is more likely than not, based on the technical merits of a tax position, that an enterprise is entitled to economic benefits resulting from positions taken in income tax returns. Further, if a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. Additionally, FIN 48 establishes guidance for "derecognition" of previously recognized deferred tax items, and sets forth disclosure requirements. The effective date of FIN 48 is for fiscal years beginning after December 15, 2006. The Company does not believe that FIN 48, once adopted, will have a significant impact on its financial position, operating results, or cash flows.

(2)  INVENTORY

     Inventory at December 31, 2006 consist of the following:

          Finished goods             $     403,701
          Work-in-process                  494,451
          Raw materials                    424,020
          Reserve for obsolescence         (36,482)
                                     -------------
                                     $   1,285,690
                                     =============

     Inventories are stated at the lower of cost or market, cost determined by the first-in, first-out (FIFO) method. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. The Company writes down inventory during the period in which such products are no longer marketable in any of their markets due to governmental regulations as well as inventory which matures within the next three months of the measurement date.

(3)  CONVERTIBLE DEBENTURES

     During December 2005, we issued in a private offering, $7,000,000 aggregate principal amount of convertible debentures due December 7, 2009. The convertible debentures are convertible at any time on or prior to the maturity date at the option of the debenture holder at a conversion price of $0.4544, which was subsequently reduced to $0.4000 as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the convertible debentures (see Note 5), and can be redeemed at the lesser of $0.4000 or 90% of the average of the volume weighted average price for the 20 consecutive trading days immediately prior to the conversion date. The Company received $7,000,000 in cash as consideration. The convertible debentures bear interest at 8%, payable in cash or stock, at the Company's option, and are required to be redeemed in 9 equal quarterly payments commencing January 1, 2008, in cash or stock, at the Company's option. If the Company chooses to pay interest on or redeem the debentures in shares of the Company's common stock, rather than in cash, the conversion rate for such stock payment is the lesser of $0.4544, which was subsequently reduced to $0.4000 as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the convertible debentures (see Note 5), or 90% of the average of the volume weighted average price for the 20 consecutive trading days immediately prior to the interest payment or redemption date, as applicable.

     In connection with the issuance of the convertible debentures, the Company issued five-year warrants to purchase 12,130,314 shares of common stock at an exercise price of $0.4761 per share, which was subsequently reduced to $0.4300 per share as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the warrants (see Note 5). Furthermore, the Company granted liquidated damages pursuant to a registration rights agreement.

     The convertible debentures and related agreements provide, among other things, for:

          a. Liquidated damages amounting to 2% per month of the outstanding principal amount, payable in cash or stock, to the debenture holders in the event that a registration statement covering the shares underlying the convertible debentures is not declared effective within 150 days of the date the debentures were issued (which was subsequently extended to February 28, 2007 as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the convertible debentures and warrants - see
               Note 5). The registration statement covering the shares underlying the convertible debentures was declared effective on November 21, 2006;

          b. Default interest rate of 18% and a default premium of 30% of the principal amount of the debentures, payable in cash or stock. Events of default include, among other things, if a payment, whether cash or stock is not paid on time and cured within three days, if the Company's common stock is not quoted for trading for at least five trading days, if a registration is not effective within 180 days after December 7, 2005 (which was subsequently extended to February 28, 2007 as per a Forbearance and Amendment Agreement, dated September 7, 2006 with the holders of the convertible debentures and warrants (see Note 5) - the registration statements covering the shares underlying the convertible debentures and warrants were declared effective on November 21 and December 21, 2006, respectively). The default interest rate and the default premium may be converted in shares of common stock at the same prevailing rate as the remaining principal amount of the convertible debentures;

          c. A reset feature of the conversion price in the event of a subsequent equity or convertible financing with an effective price lower than the debenture conversion price, whereby the aforementioned variable conversion price of the convertible debentures is adjusted to the new lower effective price of the subsequent equity or convertible financing; and

          d. The warrants require that the Company reimburse any holder of a warrant in respect of any trading loss resulting from the failure of the Company to timely deliver shares issued pursuant to the exercise of warrants. This compensation may be paid in shares of common stock or cash. The exercise price of the warrants, which is $0.4761 per share at the date of the agreement (and was subsequently reduced to $0.4300 per share as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the warrants - see Note 5), may be further reduced if the registration statement we are required to file at the request of the warrant holders with respect to the common stock underlying the warrants is not declared effective within six months of the date of issuance of the warrants (which was subsequently extended to February 28, 2007 as per a Forbearance and Amendment Agreement, dated September 7, 2006 with the holders of the warrants - see Note 5). The registration statement covering the shares underlying the warrants was declared effective on December 21, 2006.

     In connection with the issuance of the convertible debentures, we issued 485,213 warrants to a company in partial consideration for financial advisory services, as well as paid $490,000 to this company. The warrants have the same terms as those granted to the debenture holders. The fair value of the warrants at the date of issuance amounted to approximately $136,000. We also incurred approximately $102,500 in additional professional fees relating to the issuance of the convertible debentures and warrants. The payments of professional fees and the fair value of the warrants, aggregating approximately $729,000 have been recorded as deferred financing costs. The deferred financing costs are amortized over the term of the convertible debentures. The amortization of deferred financing costs approximated $181,500 for the year ending December 31, 2006.

     See Note 4 - Derivative Liabilities for further information on the accounting and measurement of the derivative liabilities associated with the issuance of the convertible debentures and related agreements.

     We recognized a debt discount of $7,000,000 at the date of issuance of the convertible debentures and the excess amount has been recorded as liability and a corresponding increase to other expense. The debt discount is recognized over the term of the convertible debentures.

(4)  DERIVATIVE LIABILITIES

     FEBRUARY 2005 TRANSACTION

     During February 2005, we recognized derivative liabilities of approximately $6.0 million pursuant to the issuance of 3,985,000 freestanding warrants and granting certain registration rights which provided for liquidated damages in the event of failure to timely register the shares in connection with the issuance of shares of common stock and the related warrants.

     There are no liquidated damages provided for untimely effectiveness of the registration of shares pursuant to piggy-back registration rights. The Company intends to register all shares and warrants pursuant to the subscriber piggy-back registration rights.

     The agreement pursuant to which the warrants were issued and the registration rights were granted provided for liquidated damages pursuant to demand registration rights in the event of a failure to timely register the shares after demand is made by the holders of a majority of the warrants and shares of common stock issued pursuant to such agreement. The demand registration rights of these investors are such that if the Company fails to register the investors shares, including the shares underlying the warrants, the Company will pay a cash penalty amounting to 1% of the amount invested per month, $39,850, if the registration statement is not filed within 60 days of demand or is not declared effective within 150 days from the date of initial filing. The maximum liability associated with the liquidated damages amounts to 49% of the gross proceeds associated with the issuance of shares of common stock, which amounts to $1,952,650. The percentage of liquidated damages amounts to the difference between 60 months, which is the inherent time limitation under which the underlying shares would be free-trading (three year term and two year holding period) and 11 months, which is the grace period for registering the shares (no demand permitted for four months, two-month period to file and five-month period to become effective), times the penalty percentage, which is 1%. The Company believes that the likelihood that it will incur any liabilities resulting from the liquidated damages pursuant to the demand registration rights is remote considering that it will register the shares and the shares underlying the warrants pursuant to piggy-back registration rights, which do not contain liquidated damages.

     Because the registration rights were not granted under a separate registration rights agreement, we considered those features in evaluating whether the associated warrants should be classified as derivative liabilities. Considering that the amount of the maximum penalty is 49%, the Company cannot conclude that that this discount represents a reasonable approximation of the difference between registered and unregistered shares under paragraph 16 of EITF 00-19. Accordingly, the warrants issued in connection with the February 2005 transaction are considered derivative liabilities.

     The fair value of the warrants issued in connection with the February 2005 transaction at the date of issuance of the warrants and the granting of registration rights and at December 31, 2006 is as follows:

                              At issuance     At December 31, 2006
                             -------------    --------------------
     Freestanding warrants   $   6,017,350    $                  0

     The Company used the following assumptions, using the Black Scholes Model to measure the identified derivatives as follows:

     Freestanding warrants

                                 At issuance     At December 31, 2006
                                -------------    --------------------
     Market price:              $        2.40    $               0.24
     Exercise price:            $        1.00    $               1.00
     Term:                            3 years              1.33 years
     Volatility:                           39%                     39%
     Risk-free interest rate:            2.78%                   4.74%
     Number of warrants:            3,985,000               3,985,000

     DECEMBER 2005 TRANSACTION

     During December 2005, in connection with the issuance of the convertible debentures, the Company determined that the conversion feature of the convertible debentures represents an embedded derivative since the debentures are convertible into a variable number of shares upon conversion. Because there is no explicit number of shares that are to be delivered upon satisfaction of the convertible debentures and that there is no cap on the number of shares to be delivered upon expiration of the contract to a fixed number, the Company is unable to assert that it had sufficient authorized and unissued shares to settle its obligations under the convertible debentures and therefore, net-share settlement is not within the control of the Company. Accordingly, the convertible debentures are not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability.

     The embedded conversion features are as follows:

     Default Interest Rate and Premium: The default interest rate is 18% while the stated rate of the convertible debentures is 8%. Additionally, the Company is liable to pay for a premium amounting to 30% of the principal amount of the convertible debentures in the event of default. This embedded derivative could at least double the investor's initial rate of return on the host contract and could also result in a rate of return that is at least twice what otherwise would be the market return for a contract that has the same terms as the host contract and that involves a debtor with a similar credit quality. Furthermore, the default interest rate may be triggered by certain events of defaults which are not related to credit-risk-related covenants or the Company's creditworthiness (e.g., if a registration statement is not timely filed). The default provisions are effective, at the holders' option, upon an event of default.

     Reset Feature Following Subsequent Financing: The debenture provides for a reset feature of the conversion price in the event of a subsequent equity or convertible financing with an effective price lower than the debenture conversion price, whereby the aforementioned variable conversion price of the convertible debentures is adjusted to the new lower effective price of the subsequent equity or convertible financing, which amounts to 10% of the shares issuable pursuant to the convertible debentures, which is the effective discount to market value we would offer in the event we provide for a subsequent private placement financing. This reset does not constitute a standard anti-dilution provision and is indexed to an underlying other than an interest rate or credit risk.

     Conversion Rate: The convertible debentures are convertible at a variable conversion price, which is the lesser of $0.4544, which was subsequently reduced to $0.4000 as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the convertible debentures (see Note
     5), or 90% of the average of the volume weighted average price for the 20 consecutive trading days immediately prior to the conversion date. The convertible debentures are convertible at any time on or prior to the maturity date at the option of the debenture holder. The implied conversion embedded feature amounts to a conversion discount of 10% to market.

     The Company believes that the aforementioned embedded derivatives meet the criteria of SFAS 133, including Implementation issue No. B16 and EITF 00-19, when appropriate, and should be accounted for as derivatives with a corresponding value recorded as a liability.

     In connection with the issuance of the convertible debentures, the Company issued warrants to the debenture holders. The related warrants require that the Company reimburse any holder of a warrant in respect of any trading loss resulting from the failure of the Company to timely deliver shares issued pursuant to the exercise of warrants. This compensation may be paid in shares of common stock or cash. Accordingly, we have accounted for such warrants as derivatives.

     In connection with the issuance of the convertible debentures, the Company granted liquidated damages pursuant to a registration rights agreement. The liquidated damages results in the event that a registration statement covering the shares underlying the convertible debentures is not declared effective within 150 days of the date the debentures were issued (which was subsequently extended to February 28, 2007 as per a Forbearance and Amendment Agreement, dated September 7, 2006 with the holders of the convertible debentures - see Note 5). The registration statement covering the shares underlying the convertible debentures was declared effective on November 21, 2006.

     Additionally, because there is no explicit number of shares that are to be delivered upon satisfaction of the convertible debentures, the Company is unable to assert that it had sufficient amount of authorized and unissued shares to settle its obligations under the convertible debentures. Accordingly, all of the Company's previously issued and outstanding instruments, such as warrants, as well as those issued in the future, would be classified as liabilities as well, effective with the issuance of the convertible debentures and until the Company is able to assert that it has a sufficient amount of authorized and unissued shares to settle its obligations under all outstanding instruments. At the date of the issuance of the convertible debentures, the Company had 1,941,871 warrants outstanding which were classified as derivatives.

     The fair value of the derivative liabilities at the date of issuance of the convertible debentures and at December 31, 2006 are as follows:

                                     At Issuance      At December 31, 2006
                                    -------------     --------------------
     Freestanding warrants          $   3,532,348     $            504,621
     Embedded conversion features       3,463,542                2,851,852
     Liquidated damages                   192,500                        0
     Other outstanding warrants           143,268                        0

     The Company used the following methodology to value the embedded conversion features and liquidated damages:

     It estimated the discounted cash flows payable by the Company, using probabilities and likely scenarios, for event of defaults triggering the 30% penalty premium and 18% interest accrual, subsequent financing reset, and liquidated damages, such as the untimely effectiveness of a registration statement. If the additional cash consideration was payable in cash or stock, it determined the amount of additional shares that would be issuable pursuant to its assumptions. The Company revisits the weight of probabilities and the likelihood of scenarios at each measurement date of the derivative liabilities, which are the balance sheet dates.

     The Company used the following assumptions to measure the identified derivatives, using the Lattice valuation model, as follows:

     Embedded conversion features

                                 At issuance      At December 31, 2006
                                -------------     --------------------
     Market price:              $      0.4880     $               0.24
     Conversion price:          $      0.4544     $               0.22
     Term:                            4 years               2.92 years
     Volatility:                           39%                      39%
     Risk-free interest rate:            4.39%                    4.74%

     Freestanding warrants

     The derivative liability amounts to the fair value of the warrants issuable upon exercise. We computed the fair value of this embedded derivative using the Black Scholes valuation model with the following assumptions:

                                 At issuance      At December 31, 2006
                                -------------     --------------------
     Market price:              $       0.488     $               0.24
     Exercise price:            $      0.4761     $               0.43
     Term:                            5 years               3.92 years
     Volatility:                           39%                      39%
     Risk-free interest rate:            4.39%                    4.74%

     Liquidated damages

     The liquidated damages, payable in cash, are valued using the weighting probabilities and likely scenarios to estimate the amount of liquidated damages and were valued at approximately $192,500 and $0 at the date of the grant of the registration rights and at December 31, 2006, respectively.

     The aggregate fair value of the derivative liabilities associated with the warrants, embedded conversion features, and liquidated damages in connection with the issuance of the convertible debentures and related agreements amounted to approximately $7.05 million at the date of issuance which exceeded the principal amount of the convertible debentures by approximately $50,000. The Company recognized $7,000,000 as debt discount and the excess amount was recorded as other expenses in December 2005. Additionally, approximately $136,000 of the fair value of the warrants was recorded as deferred financing costs.

     The aggregate fair value of all derivative liabilities upon their issuance in 2005 of the various debt and equity instruments amounted to $13.3 million, of which $10.7 million was allocated to the net proceeds of the issuance of common stock and convertible debentures, $2.4 million was allocated and charged to other expenses (in 2005), and approximately $136,000 was allocated to deferred financing costs (in 2005).

     The decrease in fair value of the derivative liabilities between measurement dates, which are the date of issuance of the various debt and equity instruments and the balance sheet date, which is December 31, amounted to approximately $2.4 million and $5.2 million, and have been recorded as other income in 2006 and 2005, respectively.

(5)  FORBEARANCE AND AMENDMENT AGREEMENT

     On September 7, 2006, the Company entered into a Forbearance and Amendment Agreement with the holders of the convertible debentures and warrants that we issued in a private placement on December 7, 2005. The terms of the convertible debentures and warrants required that we register the shares of our common stock underlying such debentures and warrants within 180 days of the date of issuance of the debentures and warrants. The failure to do so is an event of default under the debentures, giving the holders the right to accelerate the debentures and receive a premium of approximately 30% of the outstanding amounts due under the debentures upon acceleration. The failure to do so also reduces the exercise price of the warrants by $0.03 per month until such shares are registered. In addition, the failure to register such shares within 150 days of the date of issuance of the debentures and warrants gives the holders the right to receive liquidated damages in the amount of 2% per month of the purchase price of the debentures and warrants, pursuant to a registration rights agreement, and the failure to pay such liquidated damages relating to the debentures is an event of default under the debentures.

     Pursuant to the Forbearance and Amendment Agreement, the holders agreed, among other things, to abstain from exercising the aforementioned rights and remedies arising out of the existing defaults under the debentures and warrants unless we were unable to register the shares underlying the convertible debentures and the warrants by February 28, 2007. In exchange for such forbearance, the Company agreed to reduce the conversion price of the debentures issued on December 7, 2005 from $0.4544 per share to $0.4000 per share and to reduce the exercise price of the warrants issued to the holders of the convertible debentures on such date from $0.4761 per share to $0.4300 per share. The registration statements covering the shares underlying the convertible debentures and warrants were declared effective on November 21 and December 21, 2006, respectively.

     The Forbearance and Amendment Agreement provides for revised probabilities and likely outcomes that the Company will use in its valuation of the embedded conversion features, the freestanding warrants and the liquidated damages associated with the issuance of the convertible debentures, as required by SFAS 133, paragraph 17. Such valuation is performed at each balance sheet date.

(6)  LINE OF CREDIT

     The Company has a revolving line of credit agreement for borrowings up to $500,000. Borrowings under this agreement bear interest at prime and are collateralized with a certificate of deposit in the amount of $250,000. No amounts were due under this line of credit at December 31, 2006.

(7)  STOCKHOLDERS' DEFICIT

     COMMON STOCK

     Shares issued pursuant to services

     During January 2006, the Company issued 75,000 shares of common stock to its former chief executive officer for services rendered. The fair value of such shares amounted to approximately $21,000 based on the quoted price of the Company's shares at the date of issuance.

     OPTIONS

     In 2005, the Board of Directors adopted the Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan. The purpose of the Stock Incentive Plan is to attract and retain the services of experienced and knowledgeable individuals to serve as our employees, consultants and directors. On the date the Stock Incentive Plan was adopted, the total number of shares of common stock subject to it was 5,000,000. The Stock Incentive Plan is currently administered by the Board of Directors, and may be administered by any Committee authorized by the Board of Directors, so long as any such Committee is made up of Non-Employee Directors, as that term is defined in Rule 16(b)-3(b) of the Securities Exchange Act of 1934.

     The Stock Incentive Plan is divided into two separate equity programs: the Discretionary Option Grant Program and the Stock Issuance Program. Under the Discretionary Option Grant Program, eligible persons may, at the discretion of the administrator, be granted options to purchase shares of common stock and stock appreciation rights. Under the Stock Issuance Program, eligible persons may, at the discretion of the administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered for Electronic Sensor Technology (or a parent or subsidiary of Electronic Sensor Technology).

     Pursuant to the terms of the Discretionary Option Grant Program, the exercise price per share is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the date of grant, unless the recipient of a grant owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of the option must not be less than 110% of the fair market value. An option grant may be subject to vesting conditions. Options may be exercised in cash, with shares of the common stock of Electronic Sensor Technology already owned by the person or through a special sale and remittance procedure, provided that all applicable laws relating to the regulation and sale of securities have been complied with. This special sale and remittance procedure involves the optionee concurrently providing irrevocable written instructions to: (i) a designated brokerage firm to effect the immediate sale of the purchased shares and remit to Electronic Sensor Technology, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by Electronic Sensor Technology by reason of such exercise and (ii) Electronic Sensor Technology to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. The term of an option granted pursuant to the Discretionary Option Grant Program may not be more than 10 years.

     The Discretionary Option Grant Program also allows for the granting of Incentive Options to purchase common stock, which may only be granted to employees, and are subject to certain dollar limitations. Any options granted under the Discretionary Option Grant Program that are not Incentive Options are considered Non-Statutory Options and are governed by the aforementioned terms. The exercise price of an Incentive Option must be no less than 100% of the fair market value of the common stock on the date of grant, unless the recipient of an award owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of an incentive stock option must not be less than 110% of the fair market value. The term of an Incentive Option granted may not be more than five years if the option is granted to a recipient who owns 10% or more of Electronic Sensor Technology's common stock, or 10 years for all other recipients of Incentive Options. Incentive Options are otherwise governed by the general terms of the Discretionary Option Grant Program.

     Pursuant to the terms of the Stock Issuance Program, the purchase price per share of common stock issued is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the issuance date, unless the recipient of a such common stock owns 10% or more of Electronic Sensor Technology's common stock, in which case the purchase price must not be less than 100% of the fair market value. Common stock may be issued in exchange for cash or past services rendered to Electronic Sensor Technology (or any parent or subsidiary of Electronic Sensor Technology). Common stock issued may be fully and immediately vested upon issuance or may vest in one or more installments, at the discretion of the administrator.

     All options outstanding at December 31, 2006 were fully-vested at January 1, 2006, with the exception of 500,000 options held by our former Chief Executive Officer, Matthew Collier, and 250,000 (of which 125,000 options became vested during 2006) options held by the Chairman of our Board of Directors, James Frey. Upon the termination of our Chief Executive Officer in January 2006, 200,000 of his options vested and the remainder of his 500,000 options were cancelled. The 200,000 vested options were subsequently cancelled, without being exercised, in April 2006. Accordingly, no expense associated with the outstanding options was recorded during the year ending December 31, 2006.

(8)  COMMITMENTS AND CONTINGENCIES

     LEASES

     The Company rents office space and production facilities in Newbury Park, California. The lease expired in September 2006 and was extended through September 2010. The rental expense associated with this lease was approximately $196,800 and $163,500 in 2006 and 2005, respectively. As of December 31, 2006, the total future minimum rental payments on this lease is approximately $542,900 (if stated by year, the minimum rental payments are: 2007 - $138,200, 2008 - 142,300, 2009 - 146,600, and 2010 - 115,800).

(9)  RETIREMENT SAVINGS PLAN

     The Company sponsors a safe harbor 401(k) retirement savings plan (the plan) which covers most of its full-time employees. The Company contributes 3% of compensation for each payroll period to all eligible employees. Eligible employees may also elect to contribute a percentage of their compensation to the Plan. During 2006 and 2005, the Company contributed approximately $40,500 and $27,000, respectively, to the Plan.

(10) INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, as of December 31, 2006, are as follows:

          Deferred tax assets:
          Net operating loss carryforward   $    2,000,000
          Less valuation allowance              (2,000,000)
                                            --------------
          Total net deferred tax assets:    $            -
                                            ==============

     The Company's net operating losses totaled approximately $5.1 million at December 31, 2006, and will expire in 2026.

     SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $ 2,000,000 at December 31, 2006 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance during 2006 and 2005 was a decrease of approximately $1.100,000 and $900,000 respectively.

     The federal statutory tax rate reconciled to the effective tax rate during 2005 and 2004, respectively, is as follows:

                                                      2006       2005
                                                    --------   --------
          Tax at U.S. Statutory Rate:                   35.0%     35.0%

                                                      2006       2005
                                                    --------   --------
          State tax rate, net of federal benefits        5.7        5.7
          Change in valuation allowance                (40.7)     (40.7)
                                                    --------   --------
          Effective tax rate                             0.0%       0.0%
                                                    ========   ========

(11) SUBSEQUENT EVENTS

     On January 16, 2007, the Company granted stock options to its Board of Directors, employees and a consultant to the company. The number of stock options granted was 1,239,700 of which 340,000 were fully vested. The exercise price per option is $0.24, which was the quoted share price of the Company's common shares at the date of issuance. All of the stock options will be vested, at variable dates, within the next five years.

     On March 5, 2007, the Company additionally granted stock options to certain long time employees. The number of stock options granted was 418,250 and all stock options were vested as of the grant date. The exercise price per option is $0.19, which was the quoted share price of the Company's common shares at the date of issuance.

     On March 8, 2007, Dr. Edward Staples, Chief Scientific Officer and director, resigned from the Company. In connection and concurrently with the resignation, Dr. Staples will receive severance payment equaling nine
     (9) months' salary (to be paid in eighteen (18) equal bi-weekly installments) and reimbursement of major medical insurance premiums paid by Dr. Staples for twelve (12) months.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                           CONSOLIDATED BALANCE SHEET


                               SEPTEMBER 30, 2007
                                   (Unaudited)

                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                        $    558,333
  Certificate of deposit-restricted                                      12,384
  Accounts receivable, net of allowance for doubtful accounts
   of $1,500                                                            370,131
  Prepaid expenses                                                       76,743
  Inventories                                                         1,021,945
                                                                   ------------
    TOTAL CURRENT ASSETS                                              2,039,536
                                                                   ------------
DEFERRED FINANCING COSTS, net of amortization of $335,006               393,354
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
 $1,001,270                                                             300,240
SECURITY DEPOSITS                                                        12,817
                                                                   ------------
                                                                   $  2,745,947
                                                                   ------------
                LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses                            $    568,432
  Deferred revenues                                                      54,167
  Derivative liabilities                                              2,852,727
  Convertible debentures - current portion                            2,333,333
  Obligation under capital leases due within one year                    17,932
                                                                   ------------
    TOTAL CURRENT LIABILITIES                                         5,826,591
                                                                   ------------
CONVERTIBLE DEBENTURES- long-term portion, net of unamortized
 discount of $2,722,223                                               1,944,444
LONG-TERM OBLIGATION UNDER CAPITAL LEASE                                 41,268
                                                                   ------------
  TOTAL LIABILITIES                                                   7,812,303
                                                                   ------------
STOCKHOLDERS' DEFICIT:
  Preferred stock, $.001 par value 50,000,000 shares authorized,
   none issued and outstanding                                                -
  Common stock, $.001 par value, 200,000,000 shares authorized,
   54,955,687 issued and outstanding                                     54,956
  Additional paid-in capital                                          8,749,612
  Accumulated deficit                                               (13,870,924)
                                                                   ------------
    TOTAL STOCKHOLDERS' DEFICIT                                      (5,066,356)
                                                                   ------------
                                                                   $  2,745,947
                                                                   ============


            See unaudited notes to consolidated financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                   Nine Months Ended               Three Months Ended
                                                     September 30,                   September 30,
                                              ----------------------------    ----------------------------
                                                  2007            2006             2007          2006
                                              ------------    ------------    ------------    ------------
REVENUES                                      $  1,691,715    $  1,549,757    $    523,937    $    395,533
COST OF SALES                                      891,798         731,466         306,693         138,751
                                              ------------    ------------    ------------    ------------
  GROSS PROFIT                                     799,917         818,291         217,244         256,782
OPERATING EXPENSES:
Research and development                           566,661         616,597         155,552         200,453
Selling, general and administrative              1,959,224       2,060,898         572,477         623,936
                                              ------------    ------------    ------------    ------------
  TOTAL OPERATING EXPENSES                       2,525,885       2,677,495         728,029         824,389
                                              ------------    ------------    ------------    ------------
LOSS FROM OPERATIONS                            (1,725,968)     (1,859,204)       (510,785)       (567,607)
                                              ------------    ------------    ------------    ------------
OTHER INCOME (EXPENSE)
Other income (expense) - derivative                512,496       1,411,429          53,453        (271,690)
Other income (expense)                               1,751             487              (1)            487
Interest (expense)                             (2,160,056)     (2,105,475)       (730,604)       (689,197)
                                              ------------    ------------    ------------    ------------
  TOTAL OTHER INCOME (EXPENSE)                  (1,645,809)       (693,559)       (677,152)       (960,400)
                                              ------------    ------------    ------------    ------------
NET (LOSS )                                   $ (3,371,777)   $ (2,552,763)   $ (1,187,937)   $ (1,528,007)
                                              ============    ============    ============    ============
Loss per share, basic                         $      (0.06)   $      (0.05)   $      (0.02)   $      (0.03)
                                              ============    ============    ============    ============
Weighted average number of shares, basic        54,307,255      54,164,569      54,570,035      54,173,745
                                              ============    ============    ============    ============
Loss per share, diluted                       $      (0.06)   $      (0.07)   $      (0.02)   $      (0.03)
                                              ============    ============    ============    ============
Weighted average number of shares, diluted      54,307,255      54,164,569      54,570,035      54,173,745
                                              ============    ============    ============    ============


            See unaudited notes to consolidated financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                    Nine Months Ended
                                                                       September 30,
                                                              --------------------------------
                                                                 2007           2006
                                                              --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                    $   (3,371,777)   $   (2,552,763)
  Adjustments to reconcile net loss to net
   cash provided by (used in) operating activities:
    Depreciation and amortization                                     40,620            29,836
    Decrease in allowance for doubtful accounts                      (22,862)                -
    Issuance of shares for services                                        -            21,000
    Issuance of shares for payment of interest                       140,000                 -
    Amortization of compensation expense related to
     issuance of stock options                                        94,041                 -
    Amortization of debt discount                                  1,750,000         1,750,000
    Amortization of deferred financing costs                         136,160           136,160
    Decrease in fair value of derivative liability                  (503,746)       (1,411,430)
  Changes in assets and liabilities:
    Accounts receivable                                              (46,856)          146,242
    Inventories                                                      263,745          (395,632)
    Prepaid expenses                                                   2,024              (622)
    Accounts payable and accrued expenses                            164,516           (40,816)
    Deferred revenues                                                (37,500)          (37,500)
                                                              --------------    --------------
 Net cash provided by (used in) operating activities              (1,391,635)       (2,355,525)
                                                              --------------    --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Decrease in restricted security deposit                          237,616           668,678
    Decrease in certificate of deposit                               702,082                 -
    Purchase of property and equipment                              (143,071)         (124,057)
    Increase in capital lease obligation                              59,200
                                                              --------------    --------------
  Net cash provided by (used in) investing activities                855,827           544,621
                                                              --------------    --------------
NET INCREASE (DECREASE) IN CASH                                     (535,808)       (1,810,904)
  CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 1,094,141         4,219,921
                                                              --------------    --------------
  CASH AND CASH EQUIVALENTS AT END OF PERIOD                  $      558,333    $    2,409,017
                                                              --------------    --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest                                                  $      145,919    $      434,477
                                                              ==============    ==============
NONCASH FINANCING AND INVESTING ACTIVITY:
  Purchase of property and equipment under capital lease       $      59,200    $            -
                                                              ==============    ==============


            See unaudited notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                          Notes to Financial Statements
                                   (Unaudited)

                               September 30, 2007


1)   BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-QSB and
     Item 10 of Regulation S-B. Accordingly, they do not include all the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended December 31, 2006, included in the Annual Report filed on Form 10-KSB for the year then ended.


     In the opinion of the management of Electronic Sensor Technology, Inc. (the "Company"), all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of September 30, 2007, and the results of operations and cash flows for the nine month period ending September 30, 2007 have been included. The results of operations for the nine month period ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report filed on Form 10-KSB as filed with the Securities and Exchange Commission for the year ended December 31, 2006, included in the Annual Report filed on Form 10-KSB for the year then ended.


2)   BASIS OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

3)   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a)   NATURE OF BUSINESS

          The Company develops and manufactures electronic devices used for vapor analysis. It markets its products through distribution channels in over 20 countries.

     b)   CASH AND CASH EQUIVALENTS

          The Company considers highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents.


     c)   CERTIFICATE OF DEPOSIT - RESTRICTED

          The Company's credit card liability is secured and collateralized with a certificate of deposit in the amount of approximately $12,000.

     d)   ALLOWANCE FOR DOUBTFUL ACCOUNTS


          The allowance for doubtful accounts is based on the Company's assessment of the collectibility of customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than the Company's historical experience, the Company's estimates of the recoverability of amounts due it could be adversely affected. The Company regularly reviews the adequacy of the Company's allowance for doubtful accounts through identification of specific receivables where it is expected that payments will not be received. The Company also establishes an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, the Company reviews past due receivables and gives consideration to prior collection history and changes in the customer's overall business condition. The allowance for doubtful accounts reflects the Company's best estimate as of the reporting dates. Changes may occur in the future, which may require the Company to reassess the collectibility of amounts and at which time the Company may need to provide additional allowances in excess of that currently provided.

     e)   REVENUE RECOGNITION

          The Company records revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and the Company has no significant further obligations to the customer. Costs of remaining insignificant Company obligations, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product shipment or service revenue are recorded as deferred revenue.

     f)   SHIPPING AND HANDLING

          The Company accounts for shipping and handling costs as a component of "Cost of Sales".

     g)   INVENTORIES

          Inventories are comprised of raw materials, work in process, and finished goods. Inventories are stated at the lower of cost or market and are determined using the first-in, first-out method.

     h)   DEFERRED FINANCING COSTS

          Deferred financing costs consist of direct costs incurred by the Company in connection with the issuance of its convertible debentures. The direct costs include cash payments and fair value of warrants issued to the placement agent, which secured the financing. Deferred financing costs are amortized over 48 months using the effective interest rate method.

     i)   PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of five years.

     j)   RESEARCH AND DEVELOPMENT

          Research and development costs are charged to operations as incurred and consists primarily of salaries and related benefits, raw materials and supplies.

     k)   USE OF ESTIMATES

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     l)   FAIR VALUE OF FINANCIAL INSTRUMENTS

          The fair value of certain financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximate their carrying values due to the short maturity of these instruments. The fair value of the convertible debentures issued by the Company in December 2005 amounts to $7,000,000, based on the Company's incremental borrowing rate. The carrying value of the derivative liabilities associated with the convertible debentures represents its fair value.

     m)   LONG-LIVED ASSETS


          The Company reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. At September 30, 2007 no assets were impaired.


     n)   CAPITAL LEASE

          On June 28, 2007, the Company entered into a capital lease under which the present value of the minimum lease payments amounted to $59,200. The present value of the minimum lease payments was calculated using a discount rate of 11.41%. The principal balance of the capital lease obligation amounted to $59,200 at June 30, 2007, including $17,900 included in the current portion of capital lease obligations in the accompanying consolidated balance sheet.

     o)   DERIVATIVE LIABILITIES

          The Company accounts for its liquidated damages pursuant to Emerging Issue Task Force ("EITF") 05-04, View C, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". In December 2006, FASB issued FASB Staff Position No. EITF 00-19-2 "Accounting for Registration Payment Arrangements" ("FSP 00-19-2"), which superseded EITF 05-04. FSP 00-19-2 provides that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, should be separately recognized and measured in accordance with FASB Statement No.5, "Accounting for Contingencies". The registration statement payment arrangement should be recognized and measured as a separate unit of account from the financial instrument(s) subject to that arrangement. If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, such contingent liability is included in the allocation of proceeds from the related financing instrument. Pursuant to EITF 05-04, View C, the liquidated damages paid in cash or stock are accounted for as a separate derivative, which requires a periodical valuation of its fair value and a corresponding recognition of liabilities associated with such derivative. FSP00-19-2 did not have an impact on the Company's accounting of the liquidated damages.

          The Company has registered all shares underlying the convertible debentures as well as all shares underlying the warrants related to the convertible debentures.

          The Company accounts for its embedded conversion features and freestanding warrants pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires a periodic valuation of their fair value and a corresponding recognition of liabilities associated with such derivatives. The recognition of derivative liabilities related to the issuance of shares of common stock is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. The recognition of derivative liabilities related to the issuance of convertible debt is applied first to the proceeds of such issuance as a debt discount, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. Any subsequent increase or decrease in the fair value of the derivative liabilities, which are measured at the balance sheet date, are recognized as other expense or other income, respectively.

     p)   BASIC AND DILUTED EARNINGS PER SHARE


          Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options and warrants embedded conversion features (calculated using the reverse treasury stock method). The outstanding options, warrants and shares equivalent issuable pursuant to embedded conversion features amounted to 113,691,626 and 45,278,509 at September 30, 2007 and 2006,
          respectively. The outstanding options, warrants and shares equivalent issuable pursuant to embedded conversion features and warrants at September 30, 2007 and 2006, respectively, are excluded from the loss per share computation for that period due to their antidilutive effect. The Company adjusted the numerator for any changes in income or loss that would result if the contract had been recorded as an equity instrument for accounting purposes during the period. However, the Company did not adjust the numerator for interest charges during the period on the convertible debentures because it would have been anti-dilutive.

          The following sets forth the computation of basic and diluted earnings per share at September 30:


                                                           2007          2006
                                                       ------------    ------------
Numerator:
  Net (loss)                                           $ (3,371,777)   $ (2,552,763)
  Net other income/(expense) associated with
   derivative contracts                                     512,496       1,411,429
                                                       ------------    ------------
  Net (loss) for diluted earnings per share purposes   $ (3,884,273)   $ (3,964,192)

Denominator:
  Denominator for basic earnings per share-
   Weighted average shares outstanding                   54,307,255      54,164,569
  Effect of dilutive warrants, embedded conversion
   features and liquidated damages                                0               0
                                                       ------------    ------------
  Denominator for diluted earnings per share-
   Weighted average shares outstanding                   54,307,255      54,164,569
                                                       ============    ============
Basic earnings (loss) per share                        $      (0.06)   $      (0.05)
                                                       ============    ============
Diluted earnings (loss) per share                      $      (0.07)   $      (0.07)
                                                       ============    ============


     q)   STOCK BASED COMPENSATION

          In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes APB Opinion No.
          25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or "SAB 107". SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS No. 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123. Effective January 1, 2006, the Company has fully adopted the provisions of SFAS No. 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

     r)   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          In September 2006, the FASB issued FASB Statement No. 157. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

          On July 13, 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, ("FIN 48"), entitled, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109". Concurrently, FASB issued a FASB staff position (FSP) relating to income taxes, (FSP) No. FAS 13-2, "Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction." FASB's summary of FIN 48 notes that differences between tax positions recognized in the financial statements and tax positions taken in the tax return (referred to commonly as "book" vs. "tax") will generally result in:
          (a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, (b) a reduction in a deferred tax asset or an increase in a deferred tax liability, or (c) both of the above. FIN 48 requires the affirmative evaluation that it is more likely than not, based on the technical merits of a tax position, that an enterprise is entitled to economic benefits resulting from positions taken in income tax returns. Further, if a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. Additionally, FIN 48 establishes guidance for "derecognition" of previously recognized deferred tax items, and sets forth disclosure requirements. The effective date of FIN 48 is for fiscal years beginning after December 15, 2006. The Company does not believe that FIN 48, once adopted, will have a significant impact on its financial position, operating results, or cash flows.

          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities -- including an amendment of FAS 115 ("SFAS No. 159"). SFAS No. 159 allows companies to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 also establishes presentation and disclosure requirements. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and will be applied prospectively. The Company is currently evaluating the impact of adopting SFAS No. 159 on our consolidated financial position, results of operations and cash flows.

4)   CONVERTIBLE DEBENTURES

     During December 2005, we issued in a private offering, $7,000,000 aggregate principal amount of convertible debentures due December 7, 2009. The convertible debentures are convertible at any time on or prior to the maturity date at the option of the debenture holder at a conversion price of $0.4544, which was subsequently reduced to $0.4000 as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the convertible debentures (see Note 7), and can be redeemed at the lesser of $0.4000 or 90% of the average of the volume weighted average price for the 20 consecutive trading days immediately prior to the conversion date. The Company received $7,000,000 in cash as consideration. The convertible debentures bear interest at 8%, payable in cash or stock, at the Company's option, and are required to be redeemed in 9 equal quarterly payments commencing January 1, 2008, in cash or stock, at the Company's option. If the Company chooses to pay interest on or redeem the debentures in shares of the Company's common stock, rather than in cash, the conversion rate for such stock payment is the lesser of $0.4544, which was subsequently reduced to $0.4000 as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the convertible debentures (see Note 7), or 90% of the average of the volume weighted average price for the 20 consecutive trading days immediately prior to the interest payment or redemption date, as applicable.

     In connection with the issuance of the convertible debentures, the Company issued five-year warrants to purchase 12,130,314 shares of common stock at an exercise price of $0.4761 per share, which was subsequently reduced to $0.4300 per share as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the warrants (see Note 7). Furthermore, the Company granted liquidated damages pursuant to a registration rights agreement.

          The convertible debentures and related agreements provide, among other things, for:

          1) Liquidated damages amounting to 2% per month of the outstanding principal amount, payable in cash or stock, to the debenture holders in the event that a registration statement covering the shares underlying the convertible debentures is not declared effective within 150 days of the date the debentures were issued (which was subsequently extended to February 28, 2007 as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the convertible debentures and warrants - see
               Note 7). The registration statements covering the shares underlying the convertible debentures were declared effective on November 21, 2006 and December 21, 2006, respectively.

          2) Default interest rate of 18% and a default premium of 30% of the principal amount of the debentures, payable in cash or stock. Events of default include, among other things, if a payment, whether cash or stock is not paid on time and cured within three days, if the Company's common stock is not quoted for trading for at least five trading days, if a registration is not effective within 180 days after December 7, 2005 (which was subsequently extended to February 28, 2007 as per a Forbearance and Amendment Agreement, dated September 7, 2006 with the holders of the convertible debentures and warrants (see Note 7) - the registration statements covering the shares underlying the convertible debentures and warrants were declared effective on November 21 and December 21, 2006, respectively). The default interest rate and the default premium may be converted in shares of common stock at the same prevailing rate as the remaining principal amount of the convertible debentures;

          3) A reset feature of the conversion price in the event of a subsequent equity or convertible financing with an effective price lower than the debenture conversion price, whereby the aforementioned variable conversion price of the convertible debentures is adjusted to the new lower effective price of the subsequent equity or convertible financing; and


          4) The warrants require that the Company reimburse any holder of a warrant in respect of any trading loss resulting from the failure of the Company to timely deliver shares issued pursuant to the exercise of warrants. This compensation may be paid in shares of common stock or cash. The exercise price of the warrants, which is $0.4761 per share at the date of the agreement (and was subsequently reduced to $0.4300 per share as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the warrants - see Note 7), may be further reduced if the registration statement we are required to file at the request of the warrant holders with respect to the common stock underlying the warrants is not declared effective within six months of the date of issuance of the warrants (which was subsequently extended to February 28, 2007 as per a Forbearance and Amendment Agreement, dated September 7, 2006 with the holders of the warrants - see Note 7). The registration statement covering the shares underlying the warrants was declared effective on December 21, 2006.

     In connection with the issuance of the convertible debentures, we issued 485,213 warrants to a company in partial consideration for financial advisory services, as well as paid $490,000 to this company. The warrants have the same terms as those granted to the debenture holders. The fair value of the warrants at the date of issuance amounted to approximately $136,000. We also incurred approximately $102,500 in additional professional fees relating to the issuance of the convertible debentures and warrants. The payments of professional fees and the fair value of the warrants, aggregating approximately $729,000 have been recorded as deferred financing costs. The deferred financing costs are amortized over the term of the convertible debentures. The amortization of deferred financing costs approximated $45,400 for the three-month period ending September 30, 2007.


     See Note 5- Derivative Liabilities for further information on the accounting and measurement of the derivative liabilities associated with the issuance of the convertible debentures and related agreements.

     We recognized a debt discount of $7,000,000 at the date of issuance of the convertible debentures and the excess amount has been recorded as liability and a corresponding increase to other expense. The debt discount is recognized over the term of the convertible debentures.


     Amounts due on the convertible debentures within the next twelve months are classified as a current liability. The amount of convertible debentures payable within the next twelve months at September 30, 2007 is approximately $2,333,333.


5)   DERIVATIVE LIABILITIES

     FEBRUARY 2005 TRANSACTION

     During February 2005, we recognized derivative liabilities of approximately $6.0 million pursuant to the issuance of 3,985,000 freestanding warrants and granting certain registration rights which provided for liquidated damages in the event of failure to timely register the shares in connection with the issuance of shares of common stock and the related warrants.

     There are no liquidated damages provided for untimely effectiveness of the registration of shares pursuant to piggy-back registration rights. The Company intends to register all shares and warrants pursuant to the subscriber piggy-back registration rights.

     The agreement pursuant to which the warrants were issued and the registration rights were granted provided for liquidated damages pursuant to demand registration rights in the event of a failure to timely register the shares after demand is made by the holders of a majority of the warrants and shares of common stock issued pursuant to such agreement. The demand registration rights of these investors are such that if the Company fails to register the investors shares, including the shares underlying the warrants, the Company will pay a cash penalty amounting to 1% of the amount invested per month, $39,850, if the registration statement is not filed within 60 days of demand or is not declared effective within 150 days from the date of initial filing. The maximum liability associated with the liquidated damages amounts to 49% of the gross proceeds associated with the issuance of shares of common stock, which amounts to $1,952,650. The percentage of liquidated damages amounts to the difference between 60 months, which is the inherent time limitation under which the underlying shares would be free-trading (three year term and two year holding period) and 11 months, which is the grace period for registering the shares (no demand permitted for four months, two-month period to file and five-month period to become effective), times the penalty percentage, which is 1%. The Company believes that the likelihood that it will incur any liabilities resulting from the liquidated damages pursuant to the demand registration rights is remote considering that it will register the shares and the shares underlying the warrants pursuant to piggy-back registration rights, which do not contain liquidated damages.

     Because the registration rights were not granted under a separate registration rights agreement, we considered those features in evaluating whether the associated warrants should be classified as derivative liabilities. Considering that the amount of the maximum penalty is 49%, the Company cannot conclude that that this discount represents a reasonable approximation of the difference between registered and unregistered shares under paragraph 16 of EITF 00-19. Accordingly, the warrants issued in connection with the February 2005 transaction are considered derivative liabilities.


     The fair value of the warrants issued in connection with the February 2005 transaction at the date of issuance of the warrants and the granting of registration rights and at September 30, 2007 is as follows:

                              At issuance    At September 30, 2007
                             -------------   ---------------------
     Freestanding warrants   $   6,017,350   $                   0

     The Company used the following assumptions, using the Black Scholes Model to measure the identified derivatives as follows:

     Freestanding warrants


                                 At issuance     At September 30, 2007
                                -------------    ---------------------
     Market price:              $        2.40    $                0.09
     Exercise price:            $        1.00    $                1.00
     Term:                            3 years               0.51 years
     Volatility:                           39%                      36%
     Risk-free interest rate:            2.78%                    4.03%
     Number of warrants:            3,985,000                3,985,000


     DECEMBER 2005 TRANSACTION

     During December 2005, in connection with the issuance of the convertible debentures, the Company determined that the conversion feature of the convertible debentures represents an embedded derivative since the debentures are convertible into a variable number of shares upon conversion. Because there is no explicit number of shares that are to be delivered upon satisfaction of the convertible debentures and that there is no cap on the number of shares to be delivered upon expiration of the contract to a fixed number, the Company is unable to assert that it had sufficient authorized and unissued shares to settle its obligations under the convertible debentures and therefore, net-share settlement is not within the control of the Company. Accordingly, the convertible debentures are not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability.

     The embedded conversion features are as follows:

     Default Interest Rate and Premium: The default interest rate is 18% while the stated rate of the convertible debentures is 8%. Additionally, the Company is liable to pay for a premium amounting to 30% of the principal amount of the convertible debentures in the event of default. This embedded derivative could at least double the investor's initial rate of return on the host contract and could also result in a rate of return that is at least twice what otherwise would be the market return for a contract that has the same terms as the host contract and that involves a debtor with a similar credit quality. Furthermore, the default interest rate may be triggered by certain events of defaults which are not related to credit-risk-related covenants or the Company's creditworthiness (e.g., if a registration statement is not timely filed). The default provisions are effective, at the holders' option, upon an event of default.

     Reset Feature Following Subsequent Financing: The debenture provides for a reset feature of the conversion price in the event of a subsequent equity or convertible financing with an effective price lower than the debenture conversion price, whereby the aforementioned variable conversion price of the convertible debentures is adjusted to the new lower effective price of the subsequent equity or convertible financing, which amounts to 10% of the shares issuable pursuant to the convertible debentures, which is the effective discount to market value we would offer in the event we provide for a subsequent private placement financing. This reset does not constitute a standard anti-dilution provision and is indexed to an underlying other than an interest rate or credit risk.

     Conversion Rate: The convertible debentures are convertible at a variable conversion price, which is the lesser of $0.4544, which was subsequently reduced to $0.4000 as per a Forbearance and Amendment Agreement, dated September 7, 2006, with the holders of the convertible debentures (see Note
     7), or 90% of the average of the volume weighted average price for the 20 consecutive trading days immediately prior to the conversion date. The convertible debentures are convertible at any time on or prior to the maturity date at the option of the debenture holder. The implied conversion embedded feature amounts to a conversion discount of 10% to market.

     The Company believes that the aforementioned embedded derivatives meet the criteria of SFAS 133, including Implementation issue No. B16 and EITF 00-19, when appropriate, and should be accounted for as derivatives with a corresponding value recorded as a liability.

     In connection with the issuance of the convertible debentures, the Company issued warrants to the debenture holders. The related warrants require that the Company reimburse any holder of a warrant in respect of any trading loss resulting from the failure of the Company to timely deliver shares issued pursuant to the exercise of warrants. This compensation may be paid in shares of common stock or cash. Accordingly, we have accounted for such warrants as derivatives.

     In connection with the issuance of the convertible debentures, the Company granted liquidated damages pursuant to a registration rights agreement. The liquidated damages results in the event that a registration statement covering the shares underlying the convertible debentures is not declared effective within 150 days of the date the debentures were issued (which was subsequently extended to February 28, 2007 as per a Forbearance and Amendment Agreement, dated September 7, 2006 with the holders of the convertible debentures - see Note 7). The registration statement covering the shares underlying the convertible debentures was declared effective on November 21, 2006.

     Additionally, because there is no explicit number of shares that are to be delivered upon satisfaction of the convertible debentures, the Company is unable to assert that it had sufficient amount of authorized and unissued shares to settle its obligations under the convertible debentures. Accordingly, all of the Company's previously issued and outstanding instruments, such as warrants, as well as those issued in the future, would be classified as liabilities as well, effective with the issuance of the convertible debentures and until the Company is able to assert that it has a sufficient amount of authorized and unissued shares to settle its obligations under all outstanding instruments. At the date of the issuance of the convertible debentures, the Company had 1,941,871 warrants outstanding which were classified as derivatives.


     The fair value of the derivative liabilities at the date of issuance of the convertible debentures and at September 30, 2007 are as follows:

                                          At Issuance    At September 30, 2007
                                         -------------   ---------------------
          Freestanding warrants          $   3,532,348   $                 875
          Embedded conversion features       3,463,542               2,851,852
          Liquidated damages                   192,500                       0
          Other outstanding warrants           143,268                       0


     The Company used the following methodology to value the embedded conversion features and liquidated damages:

     It estimated the discounted cash flows payable by the Company, using probabilities and likely scenarios, for event of defaults triggering the 30% penalty premium and 18% interest accrual, subsequent financing reset, and liquidated damages, such as the untimely effectiveness of a registration statement. If the additional cash consideration was payable in cash or stock, it determined the amount of additional shares that would be issuable pursuant to its assumptions. The Company revisits the weight of probabilities and the likelihood of scenarios at each measurement date of the derivative liabilities, which are the balance sheet dates.

     The Company used the following methodology to value the embedded conversion features and liquidated damages:

     It estimated the discounted cash flows payable by the Company, using probabilities and likely scenarios, for event of defaults triggering the 30% penalty premium and 18% interest accrual, subsequent financing reset, and liquidated damages, such as the untimely effectiveness of a registration statement. If the additional cash consideration was payable in cash or stock, it determined the amount of additional shares that would be issuable pursuant to its assumptions. The Company revisits the weight of probabilities and the likelihood of scenarios at each measurement date of the derivative liabilities, which are the balance sheet dates.

     The Company used the following assumptions to measure the identified derivatives, using the Lattice valuation model, as follows:

     Embedded conversion features


                                             At September 30,
                            At issuance           2007
                           -------------    ------------------
Market price:              $      0.4880    $             0.09
Conversion price:          $      0.4544    $             0.08
Term:                            4 years             2.2 years
Volatility:                           39%                   36%
Risk-free interest rate:            4.39%                 4.03%


     Freestanding warrants

     The derivative liability amounts to the fair value of the warrants issuable upon exercise. We computed the fair value of this embedded derivative using the Black Scholes valuation model with the following assumptions:


                                             At September 30,
                            At issuance           2007
                           -------------    ------------------
Market price:              $       0.488    $             0.09
Exercise price:            $      0.4761    $             0.43
Term:                            5 years            3.17 years
Volatility:                           39%                   36%
Risk-free interest rate:            4.39%                 4.03%


     Liquidated damages


     The liquidated damages, payable in cash, are valued using the weighting probabilities and likely scenarios to estimate the amount of liquidated damages and were valued at approximately $192,500 and $0 at the date of the grant of the registration rights and at September 30, 2007, respectively.


     The aggregate fair value of the derivative liabilities associated with the warrants, embedded conversion features, and liquidated damages in connection with the issuance of the convertible debentures and related agreements amounted to approximately $7.05 million at the date of issuance which exceeded the principal amount of the convertible debentures by approximately $50,000. The Company recognized $7,000,000 as debt discount and the excess amount was recorded as other expenses in December 2005. Additionally, approximately $136,000 of the fair value of the warrants was recorded as deferred financing costs.

     The aggregate fair value of all derivative liabilities upon their issuance in 2005 of the various debt and equity instruments amounted to $13.3 million, of which $10.7 million was allocated to the net proceeds of the issuance of common stock and convertible debentures, $2.4 million was allocated and charged to other expenses (in 2005), and approximately $136,000 was allocated to deferred financing costs (in 2005).


     The decrease in fair value of the derivative liabilities between measurement dates, which are the date of issuance of the various debt and equity instruments and the balance sheet date, which is September 30, amounted to approximately $0.5 million and $1.4 million, and have been recorded as other income in 2007 and 2006, respectively.

6)   STOCKHOLDERS' DEFICIT

     OPTIONS

     In 2005, the Board of Directors adopted the Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan. The purpose of the Stock Incentive Plan is to attract and retain the services of experienced and knowledgeable individuals to serve as our employees, consultants and directors. On the date the Stock Incentive Plan was adopted, the total number of shares of common stock subject to it was 5,000,000. The Stock Incentive Plan is currently administered by the Board of Directors, and may be administered by any Committee authorized by the Board of Directors, so long as any such Committee is made up of Non-Employee Directors, as that term is defined in Rule 16(b)-3(b) of the Securities Exchange Act of 1934.

     The Stock Incentive Plan is divided into two separate equity programs: the Discretionary Option Grant Program and the Stock Issuance Program. Under the Discretionary Option Grant Program, eligible persons may, at the discretion of the administrator, be granted options to purchase shares of common stock and stock appreciation rights. Under the Stock Issuance Program, eligible persons may, at the discretion of the administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered for Electronic Sensor Technology (or a parent or subsidiary of Electronic Sensor Technology).

     Pursuant to the terms of the Discretionary Option Grant Program, the exercise price per share is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the date of grant, unless the recipient of a grant owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of the option must not be less than 110% of the fair market value. An option grant may be subject to vesting conditions. Options may be exercised in cash, with shares of the common stock of Electronic Sensor Technology already owned by the person or through a special sale and remittance procedure, provided that all applicable laws relating to the regulation and sale of securities have been complied with. This special sale and remittance procedure involves the optionee concurrently providing irrevocable written instructions to: (i) a designated brokerage firm to effect the immediate sale of the purchased shares and remit to Electronic Sensor Technology, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by Electronic Sensor Technology by reason of such exercise and (ii) Electronic Sensor Technology to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. The term of an option granted pursuant to the Discretionary Option Grant Program may not be more than 10 years.

     The Discretionary Option Grant Program also allows for the granting of Incentive Options to purchase common stock, which may only be granted to employees, and are subject to certain dollar limitations. Any options granted under the Discretionary Option Grant Program that are not Incentive Options are considered Non-Statutory Options and are governed by the aforementioned terms. The exercise price of an Incentive Option must be no less than 100% of the fair market value of the common stock on the date of grant, unless the recipient of an award owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of an incentive stock option must not be less than 110% of the fair market value. The term of an Incentive Option granted may not be more than five years if the option is granted to a recipient who owns 10% or more of Electronic Sensor Technology's common stock, or 10 years for all other recipients of Incentive Options. Incentive Options are otherwise governed by the general terms of the Discretionary Option Grant Program.

     Pursuant to the terms of the Stock Issuance Program, the purchase price per share of common stock issued is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the issuance date, unless the recipient of a such common stock owns 10% or more of Electronic Sensor Technology's common stock, in which case the purchase price must not be less than 110% of the fair market value. Common stock may be issued in exchange for cash or past services rendered to Electronic Sensor Technology (or any parent or subsidiary of Electronic Sensor Technology). Common stock issued may be fully and immediately vested upon issuance or may vest in one or more installments, at the discretion of the administrator.


     During the first quarter ended March 31, 2007, 1,520,450 stock option shares, with varying vesting terms, were granted to directors and employees of the company. The fair value of the granted stock options shares, as calculated using Black Scholes methodology was approximately $145,000. The fair value of the options issued was based on the following assumptions: exercise price: $0.19-0.24, market value: $0.19-0.24, risk-free interest rate: 4.54%, expected dividend rate: 0%, expected volatility: 39%, and term: 5 years. The expected volatility was based on the average historical volatility of comparable publicly-traded companies.

     During the three months ended September 30, 2007, the Company granted stock options to the CEO/President to acquire a total of 1,000,000 shares of common stock at $0.20 per share. The fair value of the granted stock options shares, using Black Scholes methodology was approximately $80,000. Stock options totaling 100,000 shares were vested when granted, and the remaining 900,000 option shares will vest as follow: 225,000 on April 11, 2008; 225,000 on April 11, 2009; 225,000 on April 11, 2010; and 225,000 on
     April 11, 2011. The fair value of the options issued was based on the following assumptions: exercise price: $0.20, term: 4.46 years, expected volatility: 36%, expected dividend rate: zero, and risk-free interest rate:
     4.03%. The expected volatility was based on the average historical volatility of comparable publicly-traded companies.

     During the three months ended September 30, 2007, no options were exercised.

     Approximately $54,000, $18,000 and $22,000 were charged to compensation expense in the first, second and third quarters, respectively. The remaining amount will be amortized to compensation expense over future periods based on the vesting schedule of the respective stock option shares. The total compensation cost related to nonvested awards not yet recognized amounted to approximately $131,000 at September 30, 2007. This compensation cost will be recognized over the weighted average period of the remaining terms of the stock options, unless the options are terminated sooner.

     There were a total of 3,765,150 stock option shares issued and outstanding at September 30, 2007, of which 2,077,250 were fully vested. The remaining stock option shares will vest as follows:

                              Number of stock
         Year                  option Shares
------------------------    --------------------
   Remainder of 2007               25,000
         2008                     591,350
         2009                     366,350
         2010                     366,350
         2011                     338,850


7)   FORBEARANCE AND AMENDMENT AGREEMENT

     On September 7, 2006, the Company entered into a Forbearance and Amendment Agreement with the holders of the convertible debentures and warrants that we issued in a private placement on December 7, 2005. The terms of the convertible debentures and warrants required that we register the shares of our common stock underlying such debentures and warrants within 180 days of the date of issuance of the debentures and warrants. The failure to do so is an event of default under the debentures, giving the holders the right to accelerate the debentures and receive a premium of approximately 30% of the outstanding amounts due under the debentures upon acceleration. The failure to do so also reduces the exercise price of the warrants by $0.03 per month until such shares are registered. In addition, the failure to register such shares within 150 days of the date of issuance of the debentures and warrants gives the holders the right to receive liquidated damages in the amount of 2% per month of the purchase price of the debentures and warrants, pursuant to a registration rights agreement, and the failure to pay such liquidated damages relating to the debentures is an event of default under the debentures.

     Pursuant to the Forbearance and Amendment Agreement, the holders agreed, among other things, to abstain from exercising the aforementioned rights and remedies arising out of the existing defaults under the debentures and warrants unless we were unable to register the shares underlying the convertible debentures and the warrants by February 28, 2007. In exchange for such forbearance, the Company agreed to reduce the conversion price of the debentures issued on December 7, 2005 from $0.4544 per share to $0.4000 per share and to reduce the exercise price of the warrants issued to the holders of the convertible debentures on such date from $0.4761 per share to

     $0.4300 per share. The registration statements covering the shares underlying the convertible debentures and warrants were declared effective on November 21 and December 21, 2006, respectively.

     The Forbearance and Amendment Agreement provides for revised probabilities and likely outcomes that the Company will use in its valuation of the embedded conversion features, the freestanding warrants and the liquidated damages associated with the issuance of the convertible debentures, as required by SFAS 133, paragraph 17. Such valuation is performed at each balance sheet date.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

     On April 18, 2005, Electronic Sensor Technology engaged Sherb & Co. LLP as our independent registered public accounting firm.

     Manning Elliott Chartered Accountants resigned as Electronic Sensor Technology's auditors effective from April 18, 2005. Manning Elliott served as Bluestone's (now Electronic Sensor Technology) independent auditors for fiscal years ended December 31, 2004 and December 31, 2003. Manning Elliott's report on Bluestone's (now Electronic Sensor Technology) consolidated financial statements for the audit reports fiscal years ended December 31, 2004 and December 31, 2003 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except as follows: In Manning Elliott's audit reports dated April 7, 2005 and March 25, 2004 for Bluestone's (now Electronic Sensor Technology) fiscal years ended December 31, 2004 and December 31, 2003, respectively, Manning Elliott indicated that: "The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue since inception and will need additional financing to sustain operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

     The decision to change accountants was approved and recommended by the Board of Directors.

     During the fiscal years ended December 31, 2004 and December 30, 2003 and until Manning Elliott's resignation, there were no disagreements with Manning Elliott within the meaning of item 304 of regulation S-B or any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements if not resolved to Manning Elliott's satisfaction, would have caused Manning Elliott to make reference to the subject matter of the disagreements in connection with its reports. During the fiscal years ended December 31, 2004 and December 31, 2003, until Manning Elliott's resignation, there were no "reportable events" (as such term is defined in item 304(a)(1)(v) of regulation S-K).

     During Electronic Sensor Technology's two most recent fiscal years and any subsequent interim period prior to the engagement of Sherb & Co. LLP, neither Electronic Sensor Technology nor anyone on Electronic Sensor Technology's behalf consulted with Sherb & Co. LLP, regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on Electronic Sensor Technology's financial statements or (ii) any matter that was either the subject of a "disagreement" or a "reportable event."

     Electronic Sensor Technology requested that Manning Elliott review the disclosure contained in Electronic Sensor Technology's current report filed on Form 8-K on April 19, 2005, which is reproduced herein, and Manning Elliott furnished Electronic Sensor Technology with a letter addressed to the Commission containing any new information, clarification of Electronic Sensor Technology's expression of Manning Elliott's views, or the respects in which Manning Elliott did not agree with the statements contained in Electronic Sensor Technology's current report filed on Form 8-K on April 19, 2005. A copy of Manning Elliott's letter is included as an Exhibit to this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K with the SEC. You may read and copy any materials that Electronic Sensor Technology files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. More information regarding Electronic Sensor Technology is available at our website: http://www.znose.com. The information on or that can be accessed through our website is not part of this prospectus.

     This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about Electronic Sensor Technology, investors should refer to the registration statement and its exhibits. A copy of the registration statement and its exhibits may be inspected, without charge, at the SEC's Public Reference Room or on the SEC's web site.

     It is important for you to analyze the information in this prospectus, the registration statement and the exhibits to the registration statement before you make your investment decision.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus, including those relating to the company's plans regarding business and product development; product sales and distribution; market demands and developments in homeland security, analytical instrumentation/quality control and environmental monitoring markets; and the sufficiency of the company's resources to satisfy operation cash requirements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words "believe," "anticipate," "expect," "predict," "estimate," "project," "will be," "will continue," "will likely result," or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: risks related to changes in technology, our dependence on key personnel, our ability to protect our intellectual property rights, emergence of future competitors, changes in our largest customer's business and government regulation of homeland security companies. These risks and uncertainties, along with other risks that related to our business and investing in shares of our common stock, are described under the heading "Risk Factors" beginning on page 2 and elsewhere in this prospectus.

     Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements and, accordingly no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of Electronic Sensor Technology. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

                                  LEGAL MATTERS

     The validity of the common stock offered hereunder will be passed upon by Snell & Wilmer LLP.

                                     EXPERTS

     The financial statements of Electronic Sensor Technology for the fiscal years ended December 31, 2006 and 2005 included in this prospectus have been so included in reliance on the report of Sherb & Co., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                                      * * *

                  [GRAPHIC OMITTED] ELECTRONIC SENSOR TECHNOLOGY

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                        19,906,669 SHARES OF COMMON STOCK

                                   PROSPECTUS

     We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

     The delivery of this prospectus shall not, under any circumstances, create an implication that Electronic Sensor Technology, Inc. is operating under the same conditions that it was operating under on the date of this prospectus. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

     This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

     This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.


                             Dated November 9, 2007